As filed with the U.S. Securities and Exchange Commission on April 28, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ZEROSPO

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	8000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ZEROSPO

Higashiooi Urbanheim, 3F

5-19-9, Higashiooi, Shinagawa, Tokyo, Japan

Telephone: +81 90-2528-8139
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor
New York, NY 10168

Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq. Craig D. Linder, Esq. Anthony L.G., PLLC 625 N. Flagler Drive, Suite 600 West Palm Beach, Florida 33401 Telephone: (561) 514-0936	Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 Telephone: (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 28, 2023

ZEROSPO

________ Ordinary Shares

We are offering ________ ordinary shares, par value US$0.001 per share. This is our initial public offering. Prior to the offering, there has been no public market for our ordinary shares. We expect the initial public offering price to be between $________ and $________ per share. For purposes of this prospectus, the assumed initial public offering price per share is $________, the low-end of the anticipated price range.

We are also seeking to register the issuance of warrants to purchase ________ ordinary shares (the “Representative’s Warrant”) to the underwriters (assuming the exercise of the over-allotment option by the Underwriters in full) as well as the ________ ordinary shares issuable upon exercise by the underwriters of the Representative’s Warrant at an exercise price of $________ per share (___% of initial public offering price).

We intend to apply to list our ordinary shares on The Nasdaq Capital Market, which we refer to in this prospectus as “Nasdaq” or “the Nasdaq Capital Market,” under the symbol “________”. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on Nasdaq. We cannot guarantee that we will be successful in listing our ordinary shares on Nasdaq; however, we will not complete this offering unless we are so listed.

Currently, Yoshio Ukaji, our Chief Executive Officer and a director, beneficially owns 9,900,000 ordinary shares, which represent 99% of the voting power of our issued and outstanding shares. Following this offering, Mr. Ukaji will control approximately _________% of the voting power of our issued and outstanding shares if all the ordinary shares being offered are sold. As a result of his voting power, he will be able to control any action requiring the general approval of our shareholders, including the election of our board of directors, the adoption of amendments to our memorandum and articles of association and the approval of any merger or sale of substantially all of our assets. If we obtain listing on Nasdaq, will be a “controlled company” as defined in Rule 5615(c)(1) of the Nasdaq listing standards because more than 50% of our voting power will be held by Mr. Ukaji after the offering. As a “controlled company,” we are exempt by Rule 5615(c)(2) of the Nasdaq listing standards from certain corporate governance requirements. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Prospectus Summary—Implications of Being a Controlled Company.”

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary— Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

We are a holding company and conduct our business through our operating subsidiary, Move Action Co., Ltd. a Japanese corporation, in Japan.

Investing in our ordinary shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our ordinary shares under the heading “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Boustead Securities, LLC, the representative of the underwriters. We have also agreed to issue warrants to the representative of the underwriters. See “Underwriting” for a complete description of the compensation arrangements.

(2)	We estimate the total expenses payable by us, excluding the underwriting discount and non-accountable expense allowance, will be approximately $ .

We have granted a 45-day option to the underwriters to purchase up to ________ additional ordinary shares (representing 15% of the total number of ordinary shares to be offered by us pursuant to this offering (excluding this option)) solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $[●], and the total proceeds to us, before expenses, will be $[●].

The underwriters expect to deliver the ordinary shares against payment as set forth under “Underwriting”, on or about ____________, 2023.

BOUSTEAD SECURITIES, LLC

Prospectus dated __________, 2023

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside the United States.

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Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “predicts,” “intends,” “plans,” potential,” “target,” “goal,” “will,” “would,” “should,” “could,” “may,” “might” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	the size and growth potential of the markets for our services, and our ability to serve those markets;

●	the rate and degree of market acceptance of our services;

●	our ability to expand our sales organization to address effectively existing and new markets that we intend to target;

●	impact from future regulatory, judicial, and legislative changes or developments in the U.S. and foreign countries;

●	our ability to compete effectively in a competitive industry;

●	our ability to obtain funding for our operations;

●	our ability to attract collaborators and strategic partnerships;

●	our ability to continue to meet the Nasdaq requirements;

●	our ability to meet our other financial operating objectives;

●	the availability of qualified employees for our business operations;

●	general business and economic conditions;

●	our ability to meet our financial obligations as they become due;

●	positive cash flows and financial viability of our operations and new business opportunities;

●	our ability to secure intellectual property rights over our proprietary services or enter into license agreements to secure the legal use of certain patents an intellectual property;

●	our ability to be successful in new markets;

●	our ability to avoid infringement of intellectual property rights; and

●	the positive cash flows and financial viability of our operations and new business opportunities

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

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ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires or otherwise states, references to “ZEROSPO,” our “Company,” “we,” “us,” “our,” and similar references refer to ZEROSPO, a Cayman Islands corporation, and its consolidated subsidiaries.

Our functional currency is the Japanese yen (which we refer to as “¥”). Our reporting currency is the U.S. dollar. The terms “dollar,” “USD,” “US$” or “$” refer to U.S. dollars, the legal currency of the United States. Consistent with ASC 830, the reporting currency is converted at the following rates:

(US$1 = JPY )	2022	2021
Spot rate	¥148.59	¥113.90
Average rate	¥126.42	¥108.11

We make no representation that the Japanese yen or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Japanese yen, as the case may be, at any particular rate or at all.

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (which we refer to as “U.S. GAAP”). Our fiscal year ends on October 31 of each year as does our reporting year. Therefore, any references to 2022 and 2021 are references to the fiscal and reporting years ended October 31, 2022 and October 31, 2021, respectively. Our most recent fiscal year ended on October 31, 2022. See Note 1 to our audited consolidated financial statements as of and for the years ended October 31, 2022 and 2021 included elsewhere in this prospectus, for a discussion of the basis of presentation and translation of financial statements.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

Non-GAAP Financial Measures

In addition to U.S. GAAP measures, we also use Adjusted EBITDA and Adjusted EBITDA Margin, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures”, in various places in this prospectus. These financial measures are presented as supplemental disclosure and should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP, and should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. Adjusted EBITDA and Adjusted EBITDA Margin may differ from similarly titled measures presented by other companies.

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, useful lives of property and equipment, the recoverability of long-lived assets, provision necessary for contingent liabilities and implicit interest rate of operating leases and financing leases. Actual results could differ from those estimates.

Please see “Selected Consolidated Financial Information and Operating Data” for a reconciliation of non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with U.S. GAAP.

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Market and Industry Data

This prospectus contains references to market data and industry forecasts and projections, which were obtained or derived from publicly available information, reports of governmental agencies, market research reports, and industry publications and surveys. These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe such information to be accurate, we have not independently verified the data from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties and risks regarding the other forward-looking statements in this prospectus due to a variety of factors, including those described in the section entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the forecasts and estimates.

Trademarks and Copyrights

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering, and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our ordinary shares. For a more complete understanding of the Company and this offering, we encourage you to read and consider the more detailed information in this prospectus, including “Risk Factors” and the financial statements and related notes.

Business Overview

We believe we are one of the leading medical relaxation service providers in Japan because, while the medical and relaxation business is a fragmented market in Japan, there are five key companies in this industry, which are Medirom, Genki-Dou, HoneGori, K’s Group and our Company. These five entities, including our Company, operate their salons across Japan, with sales revenue typically ranging from US$10 million to $50 million. We believe that we are considered to be one of the key companies in this industry because we have been increasing our footprint and revenue comparable to our key competitors.   In order to increase our footprint, we expanded our operations outside of the Tokyo metropolitan area into the central, northern, and western regions of Japan. The number of our salons in the non-Tokyo metropolitan area has grown to 12, accounting for almost one-third of our total salons. We utilize judo therapists and acupuncture and moxibustion therapists to treat our clients, who primarily consist of professional and non-professional athletes. Judo therapists are therapists that do not rely on surgery or administration of medicine, but instead give patients certain treatments of reduction and immobilization against physical injuries like fracture, dislocation, bruise, sprain, and contusion. As Judo therapists are focused on maximizing the healing capacity of the human body, and are distinctly different from those who merely provide a relaxing massage and adjustments to mitigate chronic symptoms (e.g., to correct a pelvic/spinal tilt). Judo therapies have traditionally been developed to heal judo opponents called “活法”, which in English translates to “awakening and rebounding”. Moxibustion therapists are therapists that stimulate pressure points of the human body with acupuncture (stimulation therapy) and moxa (thermotherapy) in order to help patients enhance their natural curative power against disease. Stimulation therapy is the treatment method that uses, for instance, acupuncture to invigorate human body by pressing acupuncture points. Thermotherapy is a treatment method that uses heat to improve blood flow and body immunity.

Our principal business is to own, develop, operate, manage, and support medical and relaxation salons through direct ownership of such salons throughout Japan. We seek to be the leading provider of medical relaxation services in the markets we serve and to become the most recognized brand in our industry through the steady and focused expansion of medical and relaxation salons in key markets throughout Japan and potentially abroad.

We operate two synergistic lines of businesses: (i) a medical salon and (ii) a relaxation salon. Each service is staffed by qualified judo therapists and acupuncturists. The main feature differentiating our medical and relaxation salons from others is that most of our employees are certified judo therapists and acupuncture and moxibustion therapists, both of which require three years of schooling to qualify, and only those who have passed the national exam, which has a 60% pass rate, are eligible for employment. Therefore, compared to general relaxation salons, our medical and relaxation salons are characterized by the provision of medical relaxation services by qualified professionals with advanced knowledge. We believe that, compared to general relaxation salons, there are more young people, especially athletes and people who play sports, who use this service to prevent accidents and relieve discomfort.

By combining brand strength and core retail competencies, including a broad physical footprint in population dense areas across Japan, with proprietary technologies, we aim to provide unique, value-added healthcare services to our customers, including many athletes, with scale, customization, and cross-network effects  that we believe few other companies in the industry can emulate. The Company can provide bespoke treatment solutions and many service options for our customers. For example, we have licensed therapists who are able to serve our customers with personalized treatment solutions. We can deliver a suite of varied service offerings across the organization, which cover health insurance treatment, traffic accident treatment, high-voltage treatment, EMS, manual treatment, acupuncture treatment, and relaxation treatment. Our data-driven approach comes with the shared store and customer information across the company. As of April 28, 2023, our medical salon service has a repeat customer rate of over 95%.

Our medical salons provide customers with help for their chronic muscle pain or fatigue. In order to operate a medical salon in Japan we must strictly adhere to certain industry rules. In Japan, medical treatment activity is permitted only for a licensed doctor under the medical law called “医師法” which in English translates to Medical Practitioners Act. However, for our business, we must adhere to the sector-specific rule called “Ahakihou あはき法” which in English translates to Anma Massage and Acupuncture and Moxibustion Act that is applicable to providers like the Company and requires us to 1) obtain the operating licensure, 2) register at the Health Welfare Office, and 3) follow the applicable advertisement rules that prohibit marketing information that can potentially mislead consumers. For example, each therapist in our medical salon is required to possess the operating licensure called “厚生労働大臣免許保有証”, which in English translates into a certification issued by Ministry of Health, Labour and Welfare, a proof of eligibility for the treatment approved by Ministry of Health, Labour, and Welfare of Japan. We must also file an application called “開設届出済証明書” which in English translates into a proof of official notification for opening a medical salon, with a local public health center when opening a new salon. Additionally, under our industry rule called “あはき法”, which in English translates to Anma Massage and Acupuncture and Moxibustion Act, we are obligated to be compliant with the applicable advertising rules that permit only the following advertisement items, and prohibit misleading information:

1) Name and address of licensed therapists;

2) Name of medical salon, phone number and location;

3) Date and duration of treatment; and

4) Other (including type of treatment, official registration, medical insurance coverability, etc.).

In contrast to the medical salons, the relaxation salons enable customers to experience the relaxation effects of massage or other methods to alleviate physical or mental strains. The typical day-to-day operations of both our medical and relaxation salons begins with clean up and preparation for opening, and) a daily morning meeting with our staff prior to opening. We then open our doors to customers from 10:00 a.m. until 8:00 p.m. during which times customers come to our salons and new customers complete a questionnaire for an interview and check-up. The Company assists repeat customers to prepare for their specific treatment menu after the follow-on interviews and checkups. They are then informed of the proposed treatment details, after which time the treatment commences, and at the conclusion of treatment, the customers pay for the services received and schedule their next appointment. After the salon is closed, we “close out” the register and conduct medical billing and thereafter we have a daily closing meeting with our staff.

Our core business is the operation of medical and relaxation salons in Japan. Although we have historically franchised some of our salons, in light of the high cost and low profitability of franchising, we currently no longer pursue franchising of our salons. Our salon locations cover major cities throughout Japan, with strong market presence in the Tokyo metropolitan area, particularly the prefectures of Tokyo, Saitama, Kanagawa, and Chiba. Our goal is to improve our clients’ quality of life by providing alternative, non-invasive ongoing wellness care. We use therapeutic techniques that include acupressure style bodywork therapy, stretching therapy, postural and joint alignment, and physical therapy elements provided by nationally certified therapists with expertise. Our salons are designed to appeal to individuals seeking to improve their mental and/or physical well-being. Our clients include individuals seeking stress and pain relief and those seeking to improve their overall mental and physical health. We offer a variety of individual services at our salons, including (i) Zero Bodywork (Zero Seitai) (15~20 minutes), a skeletal adjustment and correction while moving, (ii) Raku-Training (Raku-Tore) (30 minutes), a treatment that uses Electrical Muscle Stimulation (EMS) to stimulate inner muscles using a machine, and high frequency to stimulate deep muscles, (iii) postpartum pelvic correction (15 minutes), which is a treatment that does not load the patient with its own weight, and (iv) acupuncture (10 minutes). Each therapy is unique and designed to target specific areas of the body. Unlike regular relaxation salons, we believe we produce results in a shorter time, so our profitability is much higher than that of regular salons. In the other words, since customers can feel the effects of the treatment in a shorter time, the length of each treatment is shorter and the unit price per minute increases. This enables us to maintain higher profitability than our competitors. For example, it would usually take time to train therapists of regular salons and their quality of treatment techniques could sometimes vary considerably. We teach our therapists our very effective treatment technique combined with the highly sophisticated treatment equipment. With such distinguished and advanced treatment methods, we believe that can provide proven quality service to customers who would enjoy the results within a short timeframe. Our medical salons with well-trained, certified therapists give patients relatively shorter treatment times of 10-30 minutes and we have many service options available. This partially contributes to improve our profit margin and we believe that our continued focus on staff training will be a key to win a larger share of the market.

Approximately 80% of the number of salons are concentrated in 4 prefectures: Tokyo, Saitama, Kanagawa, and Chiba.

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Our medical salons offer postpartum pelvic correction and pressure point stimulation for women after childbirth. To correct the pelvis, we use soft cushion-like pelvic blocks to adjust the distortion of the pelvis. We will return the postpartum body, which is prone to distortion of the pelvis, to a correct state, making it easier for the body to bear the burden. There is little pain for the patient because the pelvis is adjusted using a soft pelvic block in a way that does not burden the body, without correcting the bones in a way that moves them and makes noise. In addition, by stimulating pressure points, we also improve inner disorders such as autonomic nervous system disorders, and physical and mental imbalances. By regulating the autonomic nervous system, the body and mind become more resilient to various postpartum problems. Our postpartum care is offered as a set of pelvic correction and training, and usually costs ¥5,400 (US$36.30) per session. Since this is postpartum care, it is not covered by insurance, but we also offer discount coupons for easy access. We recommend at least two months of visits with a recommended two visits per week, as the pelvic care itself stabilizes after about two months.

As of April 28, 2023, the medical salon service has a total of 41 salons across Japan (consisting of 36 directly-operated salons and five franchised salons), covering major cities, including the Tokyo metropolitan area, which is the largest population region in Japan. As of April 28, 2023, the relaxation salon service has a total of nine salons across Japan (consisting of eight directly-operated salons and one franchised salon), covering major cities, including the Tokyo metropolitan area. Since we introduced our customer management system, REPEAT LINK, we have served 362,720 customers at our medical and relaxation salons in 2020, 366,255 in 2021 and 385,396 in 2022, respectively. Our customer management system is a cloud-based customer relationship management system which we use to record all customer data and which facilitates reservations, point-of-sale (POS) and business intelligence functions. Our salons operate under certain brands. Our core brand for the medical salons is ZEROSPO®. There are 41 ZEROSPO® salons across Japan, consisting of 36 directly-operated salons and five franchised salons. Our core brand for the relaxation salons is Begins®. There are nine Begins® salons across Japan (consisting of eight directly-operated salons and one franchised salon). Our salons are generally located in malls with large shopping facilities and high-traffic streets. On average, our salons measure approximately 915 square feet and contain a reception area and treatment space. A typical salon is staffed by five therapists.

The medical salon service accounted for ¥1,291 million (US$10.2 million), or 75%, of our total revenue for the year ended October 31, 2022, and ¥1,168 million (US$10.8 million), or 90% of our total revenue for the year ended October 31, 2021. The relaxation salon service accounted for ¥399 million (US$3.2 million), or 23%, of our total revenue for the year ended October 31, 2022, and ¥101 million (US$0.94 million), or 8% of our total revenue for the year ended October 31, 2021.

For the fiscal years ended October 31, 2022 and 2021, we generated revenues of ¥1,718 million (US$13.6 million) and ¥1,295 million (US$12.0 million), respectively, and reported net income of ¥27.2 million (US$0.22 million) and ¥15.3 million (US$0.14 million), respectively, and cash flow used in operating activities of ¥14 million (US$0.12 million) and cash flow provided by in operating activities of ¥167million (US$1.55 million), respectively. As noted in our consolidated financial statements, as of October 31, 2022, we had retained earnings of ¥129 million (US$1.1 million). As noted in our consolidated financial statements, as of October 31, 2022 and 2021, we had total liabilities of ¥3,072 million (US$20.7 million) and ¥2,909 million (US$ 25.5 million), respectively.

Competitive Strengths

We believe we offer top-of-the-line medical services to our clients and provide foundational education and training for aspiring professionals. As we continue to grow and expand, so does the brand awareness we have throughout Japan. Athletes are one of the reasons why they come to us for services, and this has helped to increase public awareness. We believe the following strengths, among others, have contributed to our initial success and will position us for future growth:

Innovative Services. Our services are innovative and different from traditional shiatsu style bodywork. While normal bodywork takes about 60 minutes to relieve stiffness and pain, we believe that we are able to achieve more than that in as little as 15 minutes because our nationally certified staff performs the treatment. In addition, we believe that because clients feel the overwhelming effects of the treatment, the medical salon repeat rate is over 95% and they continue to use our services. Depending on the service provided, we normally charge between ¥3,500 (US$23.55) to ¥5,000 (US$33.64) per customer (¥200 (US$1.35) per minute).

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For example, our Zero Bodywork (Zero Seitai) services use the Thompson bed, which corrects the body without putting any load on the body, and can adjust the balance of the entire body. By taking pictures before the treatment and comparing the results after the treatment, patients themselves can feel a big difference. In addition, patients are able to relieve pain, stiffness, and other body problems in as short a time as 15 minutes by using an EMS machine called “High-Volt.” Because the machine does not apply pressure to the body or strain the joints as in regular bodywork, it is extremely safe and reduces the risk of serious medical malpractice and other similar risks. As with our competitors, we employ cutting-edge medical instruments like the High-Volt EMS machine and Thompson bed, which are generally used by other salons in efforts to better serve customer demand and enhance the customer experience.

Another example, our relaxation therapists are trained to promote self-care by conversing with you, asking you questions to tailor treatment to your unique needs, communicating with you about your current physical disability, and offering advice for future visits. In the unlikely event of a complaint, the therapist does not speak directly with the customer, but is instead assisted by staff from the dedicated customer support department at headquarters, thereby removing the emotional burden from the therapist and improving customer satisfaction.

In order to raise profitability, we have eliminated the time-based system, in which treatment time is divided by a certain amount of time, and have adopted a results-based system, in which treatment is completed when the objective of the treatment is achieved.

In our industry, one treatment is generally provided in 30 or 60 minute sessions, but our goal is to solve the underlying cause and provide a treatment that is more effective. Therefore, we use technology, not staff time, as our product. For this reason, we sometimes spend only 15 minutes touching the patient’s body. We believe that the secret to maintaining high satisfaction and repeat business is our treatment policy.

In order to show that our treatment is more client-focused than any of our competitors, it is necessary to understand our main product, Zero Bodywork. The core of our treatment in our Medical Salon is Zero Bodywork, an innovative treatment that focuses on the cause of pain. The reason why pain recurs or chronic pain occurs is because treatment is performed without a proper understanding of the underlying cause of the pain. Massaging the painful area temporarily improves blood circulation and the pain disappears, but in most cases, the pain returns because there are other causes of pain other than the painful area. In addition, people often make the mistake of assuming that the pelvis is the reason for the pain in the lower back, and by not investigating the cause of the pain, the correct treatment is not performed, which can result in worsening of symptoms. If the therapist does not think from the standpoint of why the stiffness or pain is occurring in that area, the pain will recur again and again. Furthermore, in the case of chronic pain, the joints are not able to move as they should in daily life, and the joints become unable to move as they should, causing that area to be covered up. This puts strain on the muscles around it and causes them to lose flexibility, which further aggravates the symptoms or causes problems in other parts of the body. In order to solve such problems, we aim to create a body that is less prone to pain recurrence by thoroughly investigating the causes of pain and physical problems and then adjusting the skeletal structure and muscle strength balance of the entire body, not just one part of it. In order to do this, it is necessary to take time for counseling, asking detailed questions about how you spend your daily life and work, and based on these questions, to examine your muscles, skeletal structure, and pelvic balance by touch in order to determine the cause. For example, even for a single symptom of back pain, the effective treatment method will differ between a person who works at a desk and a delivery person, because the physical imbalance of the two is different. All staff members are aware that they cannot provide correct treatment unless they can properly identify the cause of the problem. Once the cause of the problem is determined, the treatment is performed accordingly to expand the range of motion of the joints and bring them to the correct state, and then the muscles are rebalanced. Using EMS, we also adjust the inner muscles that support the torso so that the force produced by the muscles is transmitted without waste. This will reduce the burden on the body, and the body will become less prone to pain.

In addition, we provide guidance on stretching and daily maintenance methods, as well as aftercare to sustain the effects of the treatment. We also provide accurate counseling, and the main secret behind the system that produces results in a short time is that we have thoroughly researched the effects of high volt, a special machine that deals with high-frequency electromagnetic waves, spend as much as 90 minutes in counseling. This is because, as mentioned earlier, it is necessary to analyze the patient’s lifestyle and habits of body movement in order to learn the cause of the pain and to find a fundamental solution. The therapist uses those 90 minutes to conduct a thorough interview with the patient, and then uses a machine called Hi-Volt to determine the cause of the pain. In this way, for each individual patient, the professional therapist examines how to combine several different menus to determine the treatment plan that best suits the patient, thereby increasing patient satisfaction and loyalty. In fact, 60.25 % of our clients purchase coupon tickets in February 2023. Over the course of multiple treatments, the staff aims to create a body that is not burdened by specific parts of the body by adjusting not only the bones and muscles that are the root cause of pain, but also the muscle balance and skeletal structure of the entire body.

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Approximately ¥1,292 million (US$10.2 million), or 75%, and ¥399 million (US$0.3 million), or 23%, of our revenue from the medical salon service and relaxation salon service, respectively, per month was generated from health insurance payments on behalf of customers covering our services to such customers. We normally collect approximately 80% and 20% of insurance payments during the first three months after the service and the following eight months, respectively.

Brand Value. We believe our trademarks and other intellectual property create a powerful competitive advantage in both our medical salon service and relaxation salon service. Widely recognized in the Kanto region and throughout Japan, we benefit from a loyal customer base and brand recognition that allows us to smoothly expand our growing business.

Employee Satisfaction. We employ all of our therapists on a salaried basis, rather than the commission-based contractor model typically used in the industry. We have also invested culturally and economically in creating a career progression for therapists, which helps give structure, purpose, and incentives to stay with the Company and improve skills. While this increases our operating leverage, we believe it a core strategic need and advantage as labor is a key gating factor currently in the relaxation sector.

We offer a salary structure that is much higher than the industry average (the industry average salary for a full-time employee is ¥3,790,000 per annum (US$25,506)), with a clear career plan and salary structure for our therapists:

1.	Starting unqualified (non-certified) therapists (with a salary of ¥200,000 (US$1,346) per month); Starting qualified (certified) therapists (with a salary of ¥230,000 (US$1,547) per month);
2.	deputy (assistant) director after 2 years of employment (with a salary of ¥250,000 (US$1,680) per month for 12 months + 1 additional month);
3.	director after 2 years of employment (with a salary of ¥330,000 (US$2,220) per month for 12 months + 1 additional month); and
4.	manager after 7 years of employment (with a salary of ¥380,000 (US$2,556) or ¥600,000 (US$4,036) (for higher level manager) per month for 12 months + 1.5 additional month).

We keep on investing in human capital as a core competence and plan to implement a well-developed training system, performance-based remuneration structure and target to increase the basic salary level 10% higher than the industry average. Furthermore, based on the Company’s 5-year business plan, we believe that we would be more physically and mentally health-conscious for all employees and promote work-life balance, teamwork, flexible workstyle, periodic rotation of workplace, and corporate social responsibility for well-being of a broader local community.

We have club activities within the Company, including, but not limited to, baseball, soccer, fishing, basketball, golf, and tennis, which provide a variety of private activities outside of work. We also hold company-wide and club barbecue parties about four times a year, sponsor mixed martial arts tournaments, and have many overseas training programs and events.

In addition, we hold a large general meeting of employees once a year called Ultimate Move Action (UMA), where our employees compete as to sales figures and awards are presented in front of the entire company. Because we hold these meetings for our employees to enjoy, we have a high employee retention rate. In addition, we maintain a customer support system that does not place a mental burden on the employee, whereby the employee is not directly involved in customer problems, and the customer’s call center or a person in charge at the head office handles the problem. There is also a follow-up system for staff who do not make sales. In addition to follow-up by the director, there are follow-up by headquarters staff and a number of systems that remove as much burden on the therapist as possible and do not place a product burden on the therapists. The problems may include burns from EMS, forgetting to remove needles in acupuncture and moxibustion, and other complaints, but we strive not to have the therapists deal with complaints during therapy sessions.

In light of the foregoing, we have a much lower turnover rate (5% to 10% per year) than the average turnover rate in the medical and welfare sector (typically 14% to 16% per year).

Recruitment. Both judo therapists and acupuncture and moxibustion therapists require national certification. The current pass rate for the national examinations is about 60%, and there are about 3,000 people who pass both national examinations in one year. We hire 25 to 30 of them every year. We provide information to various job portal websites such as Indeed, Job Notes, Career Map, Job Box, Baitoru, Job Medley, AirWORK and Engage, and the job portal websites are owned and operated by the foregoing entities. We began providing information to these job portal websites starting in 2015 and continue to do so to date. To date we have recruited eleven employees through these job portal websites. We are also recruiting for vocational schools, and in 2022 we recruited for only a few schools, but we plan to recruit for 107 acupuncture and moxibustion schools and 97 judo therapy schools throughout Japan within two to three years. Since labor shortages and costly recruitment of qualified personnel are major gating factors for business success, we believe our streamlined and cost-effective recruiting methods will allow for continued operational strength with expanded profit margins. Combined with our branding, we believe this large scale recruitment approach puts us in an advantageous position compared to our industry peers.

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About judo therapists and acupuncture & moxibustion therapists. Judo therapists have long been widely known as “hone-tsugi” or “osteopaths.” Currently, after graduating from high school, judo therapists complete basic courses in anatomy, physiology, kinesiology, pathology, hygiene, and public health and specialized clinical subjects such as judo therapy theory, judo therapy skills, related laws and regulations, surgery, and rehabilitation studies at a specialized training facility designated by the prefectural governor (three or more years of study) or a four-year university designated by the Ministry of Education, Culture, Sports, Science and Technology, and clinical courses in judo therapy theory and judo therapy. Upon passing the national examination, students become judo therapists licensed by the Minister of Health, Labor and Welfare. From evaluation to treatment, judo therapists make full use of their knowledge, techniques, and senses. For this reason, in addition to basic medicine such as anatomy, physiology, and kinesiology, knowledge of injury treatment and rehabilitation is required. Communication skills are also essential, as they often come into direct contact with patients.

Acupuncture and moxibustion therapists are medical technology professionals who use acupuncture needles or moxibustion to enhance natural healing power, treat and prevent illness, and restore health. Although acupuncturists and moxibustion therapists have separate qualifications, they are called acupuncture and moxibustion therapists because many take both examinations at the same time and many perform both treatments. As a treatment with few side effects, it is in high demand by everyone from infants to the elderly, top athletes and pregnant and nursing mothers.

What are “acupuncture” and “moxibustion” used by acupuncturists in their work? Many people may think of acupuncture needles for injections or sewing, but acupuncture needles used in acupuncture and moxibustion treatment are very different. Comparing the thickness of needles and injections, the thickness of needles is about one-third that of a typical injection needle (0.4 to 1.6 mm), while needles are 0.14 to 0.3 mm thick. Not only are acupuncture needles thin, they also have a rounded tip, making them virtually painless when inserted into the body. The acupuncture points on the body are treated by stimulating them with the acupuncture points. Kyu is a method of applying heat stimulation to acupuncture points using Igusa. Kyu can be divided into two main methods: one is to burn moxa directly on the skin, leaving a moxa mark, and the other is to burn moxa without leaving a moxa mark. These acupuncture treatments are effective for stiff shoulders, back pain, nerve pain, joint pain, and many other painful symptoms and diseases. Although not widely known to the general public, acupuncture and moxibustion can improve blood circulation and increase and activate immune cells. It also works to regulate the autonomic nervous system, which regulates the workings of the internal organs, and to enhance the homeostatic function of the body.

Acupuncture treatment, which is based on Oriental medicine, uses acupuncture and moxibustion to treat acupuncture points located throughout the body. Acupuncture and moxibustion are characterized by stimulating the body with acupuncture points and warming the body with heat, which draws out the natural healing power of the body, improving the affected area and enhancing the immune system. Because acupuncture and moxibustion do not use drugs like Western medicine, acupuncture and moxibustion work has recently attracted worldwide attention as a treatment that can be performed on babies, pregnant women, and nursing mothers. The difference between judo therapists and acupuncturists is that while acupuncture and moxibustion therapists treat acupuncture points, judo therapists heal and fix bones and joints, and improve injuries to ligaments, muscles, tendons, etc. Judo therapists, as well as acupuncture and moxibustion therapists do not use drugs. In addition, judo therapists basically provide treatment using only manual techniques, without the use of instruments. To become an acupuncturist, one must have a national license.

Specific Health Guidance Program. As a provider of holistic health care services, we support the Specific Health Guidance Program, a program initiated by the government. Other notable supporters include SOMPO Health Support, Benefit One Inc. and FitsPlus Inc. As a government (Ministry of Health, Labour and Welfare)-subsidized program, participating companies need to maintain quality controls. Partners and service providers are vetted and must adhere to standards established by each health insurance company. By meeting each standard, they engage in support of the program by health insurance companies and continue to expand their prospective clientele.

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Our Growth Strategy

Our goal is to capture a significant share of the existing market for medical and relaxation salons. We expect to employ a variety of strategic initiatives, including increasing the number of directly-operated salons and expanding marketing and advertising efforts throughout strategic locations.

Organic growth in the Japanese market. By the end of 2023, we estimate there will be over 50,000 small treatment centers in Japan. Among them, there are only four companies that we believe meet the following criteria as of 2022, including GENKIDO Co., K’s Group Co., HONEGORI Osteoporosis Clinic Group Co., and Musashi Acupuncture and Osteopathy Clinic Co., and an oligopoly is developing: (i) 30 or more medical salons, (ii) annual sales of ¥1.8 billion (US$12.1 million) or more, and (iii) 250 or more employees. According to the 2022 Yano Report, in terms of the number of salons, we are one of the top seven companies, on a consolidated basis, in the Kanto region (Tokyo, Kanagawa, Saitama, Chiba, Gunma, Ibaraki and Tochigi), and in the top eleven nationwide. The total number of relaxation salons under major brands in Japan according to the 2022 Yano Report was 2,944, with the largest operator having 613 salons.

According to the Ministry of Health, Labor and Welfare, there were 50,364 osteopathic clinics where judo therapists are practicing at the end of 2020 for an increase of 287 (0.6%) from 50,077 osteopathic clinics at the end of 2018. The number of judo therapists was 75,786 at the end of 2020 for an increase of 2,769 (3.8%) from 73,017 judo therapists at the end of 2018. In comparison, the number of treatment centers in 2008 was 34,839.

The reason for the rapid increase in the number of judo therapists and osteopathic clinics from 2008 to 2018 was related to the deregulation of training schools. However, many sole proprietors went out of business in 2020 due to the COVID-19 pandemic. The number of practitioner bankruptcies in 2020 was a record high. This trend of practitioner bankruptcies has been increasing since 2016, with 85 bankruptcies in 2018 and 78 in 2019 in the January-October survey results alone. A retrospective comparison shows that in 2008, there were 27 bankruptcies of treatment centers, so the number of bankruptcies has already more than tripled in 2018.

Most of this overabundance of treatment centers target people over 60 years of age, and although the market is growing each year, it has become a battle for customers with an even larger number of treatment centers.

While we do not have the benefit of an aging in-house population as our target audience is specifically the sports-playing generation, we retain a high growth rate and high retention rate, and we believe we have the ability to open approximately 100 stores in the Japanese market in the future, based on appropriate valuations that fit our underwriting requirements for our business. We believe we have the capacity to open approximately 100 stores in the Japanese market in the future. We believe that if we can achieve this goal, we will have the largest network of treatment centers in Japan.

Leading industry consolidation through targeted acquisitions. As the Japanese domestic relaxation sector faces structural changes that will accelerate consolidation, we believe we are strategically positioned to leverage value, capture synergies, and maximize the pipeline of suitable bids at bargain prices. Our acquisitions team seeks to leverage our brand, the reputation of our founding CEO, and the halo effect of joining a publicly traded company in the U.S. to buy businesses at small prices. We believe we have a competitive advantage and significant negotiating power to build aggressive deals, integrate both the culture and operations of our target companies, and drive long-term value. In May 2021, Move Action Co., Ltd., our wholly-owned subsidiary, acquired 100% of the stock of Fubic, Inc., which was renamed as Move Begins Co., Ltd. The acquisition added nine salons under the “Begins” brand to the relaxation salon service.

Focus on improving margins and leveraging infrastructure. We believe our corporate infrastructure is well positioned to support a larger customer base than our existing footprint. Notwithstanding the COVID-19 pandemic, we continued to grow in 2020. As we are still recovering from the impact of the COVID-19 pandemic, we believe we have a great potential to attract more customers and improve workforce management and will closely monitor operational metrics such as sales per store, number of customers, sales per customer, total hours worked, and total service hours. We also plan to replace the existing employee evaluation and incentive system to motivate employees to meet specific performance goals assigned to them.

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As we continue to grow, we expect to increase efficiencies throughout our operations and development and marketing organizations and further leverage our technology and existing support infrastructure. As we expand our network of salons, we expect efficiencies of scale to allow us to reduce our share of corporate costs as a percentage of revenues over time, as we expect general and administrative expenses to increase at a slower rate.

Our coupons are strictly regulated by Japanese law, and violations of relevant laws may result in sanctions. We issue coupon tickets, which are available in four denominations (10, 20, 30, and 50 coupons) and can be used continuously at all of our locations. A coupon ticket is generally considered a “prepaid payment method” (“PPM”) under the Funds Settlement Act (Act No. 59 of 2009) (“Settlement Act”). PPMs are regulated under the Settlement Act as long as the card may be valid for more than 6 months. Our coupons are regulated because some expire beyond 60 days of issuance.

Marketing and Advertising Strategy. We conduct most of our marketing and advertising on our website and through printed advertisements such as flyers. In addition, our salons are strategically located in areas near train stations, shopping street and mall with large shopping facilities that are in and of themselves advertising and marketing drivers. Furthermore, in addition to our effort to improve margins at our salons, we issue coupon tickets that also serve as our branded membership tickets in order to retain our repeat customers and improve the frequency of customer visits. We also use Portal Sites such as Google My Business, Ekiten, SEKKOTSU NET, and Hot Pepper Beauty. Since the effective Portal Site for each area is not the same, we use a variety of sites to market on the dual axes of our own website and the Portal Sites. Additionally, when a new store opens, pre-opening days are set aside 3 to 6 days prior to the opening date to offer trial treatments in the period leading up to the opening. During this period, patients can receive treatments that would normally cost ¥4,000 (US$26.90) or more at a reduced price point, such as ¥500-1,000, which appeals to the local community. We encourage customers acquired through pre-openings to purchase coupon tickets, so that our new stores gain market share in the community.

Summary Risk Factors

There are a number of risks that you should carefully consider before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk factors” beginning on page 13 of this prospectus. You should read and carefully consider these risks and all of the other information in this prospectus, including the financial statements and the related notes thereto included in this prospectus, before deciding whether to invest in the ordinary shares. If any of these risks actually occur, our business, financial condition, operating results and cash flows could be materially adversely affected. In such case, the trading price of the ordinary shares would likely decline, and you may lose all or part of your investment. These risk factors include, but are not limited to:

Risks Related to Our Company and Our Business

Risks and uncertainties relating to our company and industry include, but are not limited to, the following:

●	We may not achieve our development goals, which could adversely affect our operations and financial results.

●	We are a holding company and depend upon our subsidiaries for our cash flows.

●	We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

●	We are implementing new growth strategy, priorities and initiatives and any inability to execute and evolve our strategy over time could adversely impact our financial condition and results of operations.

●	We are actively expanding mainly in Japan and overseas markets, and we may be adversely affected if Japanese and global economic conditions and financial markets deteriorate.

●	Our success depends substantially on the value of our brands.

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●	The failure to enforce and maintain our trademarks and protect our other intellectual property could materially adversely affect our business, including our ability to establish and maintain brand awareness.

●	We are exposed to the risk of natural disasters, unusual weather conditions, pandemic outbreaks such as COVID-19, political events, war and terrorism that could disrupt business and result in lower sales, increased operating costs and capital expenditures.

●	The effects of the COVID-19 pandemic have materially affected how we are operating our businesses, and the duration and extent to which this will impact our future results of operations and overall financial performance remains uncertain.

●	Substantially all of our revenues are generated in Japan, but an increase of our international presence could expose us to fluctuations in foreign currency exchange rates, or a change in monetary policy may harm our financial results.

Risks Related to Our Relationships with Franchisees

Risks and uncertainties relating to our relationships with franchisees include, but are not limited to, the following:

●	The financial performance of our franchisees can negatively impact our business.

●	We have limited control with respect to the operations of our franchisees, which could have a negative impact on our business.

Risks Related to Ownership of the Ordinary Shares

Risks and uncertainties relating to ownership of the ordinary shares include, but are not limited to, the following:

●	We currently are, and will continue to be after this offering, a “controlled company” within the meaning of the Nasdaq rules and the rules of the SEC and, as a result, qualify for exemptions from certain corporate governance requirements. You do not have the same protections afforded to stockholders of other companies that are subject to such requirements.

●	If the voting power of our shares continues to be highly concentrated, it may prevent you and other minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.

●	The price of our ordinary shares could be subject to rapid and substantial volatility.

See “Risk Factors” and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

Implications of Being an Emerging Growth Company

We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (which we refer to as the “JOBS Act”). As such, we are eligible to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to reporting companies that make filings with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). For so long as we remain an emerging growth company, we will not be required to, among other things:

●	present more than two years of audited financial statements and two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure in our registration statement of which this prospectus forms a part;

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●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”);

●	disclose certain executive compensation related items; and

●	seek shareholder non-binding advisory votes on certain executive compensation matters and golden parachute arrangements, to the extent applicable to our Company as a foreign private issuer.

The JOBS Act also permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the fiscal year during which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which means the market value of our ordinary shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three- year period.

Implications of Being a Foreign Private Issuer

In addition, we report in accordance with SEC rules and regulations applicable to a “foreign private issuer.” As a foreign private issuer, we will take advantage of certain provisions under the rules that allow us to follow the laws of Japan for certain corporate governance matters. Even when we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (which we refer to as “Regulation FD”), which regulates selective disclosures of material information by issuers.

As a foreign private issuer, we have four months after the end of each fiscal year to file our annual report on Form 20-F with the SEC. In addition, our executive officers, directors, and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act.

Foreign private issuers, like emerging growth companies, are exempt from certain more stringent executive compensation disclosure rules. As such, even when we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are not a foreign private issuer.

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We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:

(i)	the majority of our executive officers or directors are U.S. citizens or residents;

(ii)	more than 50% of our assets are located in the United States; or

(iii)	our business is administered principally in the United States.

In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Implications of Being a Controlled Company

The “controlled company” exception to Nasdaq’s rules provides that a company of which more than 50% of the voting power is held by an individual, group or another company, a “controlled company,” need not comply with certain requirements of Nasdaq’s corporate governance rules. As of the date of this prospectus, Yoshio Ukaji, the Chief Executive Officer and a director of the Company, beneficially owned an aggregate of 9,900,000 ordinary shares, which represents approximately 99% of the voting power of our outstanding ordinary shares. Following this offering, Mr. Mr. Ukaji will control approximately _____% of the voting power of our outstanding ordinary shares if all the ordinary shares being offered are sold. Accordingly, if we obtain listing on Nasdaq, we will be a “controlled company” within the meaning of Nasdaq’s corporate governance rules. Controlled companies are exempt from Nasdaq’s corporate governance rules requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of Nasdaq, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of Nasdaq, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of Nasdaq. We currently utilize and presently intend to continue to utilize these exemptions. As a result, we may not have a majority of independent directors, our nomination and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See also “Management – Foreign Private Issuer Status and Controlled Company Exemption.”

Corporate Information

ZEROSPO was incorporated on June 1, 2022 in the Cayman Islands as a holding company to acquire the business of Move Action Co., Ltd., a Japanese corporation (“Move Action”), and its subsidiaries. Please refer to “Description of Business — The Roots of our Business” for details regarding our corporate structure.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our principal executive offices are located in Higashiooi Urbanheim, 3F 5-19-9, Higashiooi, Shinagawa, Tokyo, Japan, and our main telephone number is +81) 90-2528-8139. Our website is https://www.zerospo.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. You should not consider any information on our website to be a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

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THE OFFERING

Securities offered by us:	________ ordinary shares (or up to ________ ordinary shares if the underwriters exercise their over-allotment option in full).

Public offering price:	We expect the initial public offering price to be between $________ and $________ per share. For purposes of this prospectus, the assumed initial public offering price per share is $________, the low-end of the anticipated price range. The actual offering price per share will be as determined between the representative and us based on market conditions at the time of pricing. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Over-allotment option:	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the shares sold in the offering (additional shares) at the initial public offering price, less the underwriting discounts and commissions.

Ordinary shares issued and outstanding before this offering:	10,000,000 ordinary shares(1)

Ordinary shares to be issued and outstanding after this offering:	________ ordinary shares (or ________ ordinary shares if the underwriters exercise their over-allotment option in full).

Representative’s warrants:	We have agreed to issue to the representative of the underwriters (or its permitted designees) warrants to purchase up to a total number of ordinary shares equal to 7% of the total number of shares sold in this offering at an exercise price equal to 125% of the public offering price of the shares sold in this offering. The representative’s warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the offering and expiring five (5) years from the effectiveness of the offering, will have a cashless exercise provision and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus is a part. The representative’s warrants also provide for customary anti-dilution provisions and immediate “piggyback” registration rights with respect to the registration of the shares underlying the warrants for a period of seven years from commencement of sales of this offering. The registration statement of which this prospectus forms a part also registers the issuance of the ordinary shares issuable upon exercise of the representative’s warrants. See the “Underwriting” section for more information.

Use of proceeds:	We expect to receive net proceeds from this offering of approximately $_______ (or approximately $_______ if the underwriters exercise their over-allotment option in full), after deducting estimated underwriting discounts and commissions and after our offering expenses. We intend to use the net proceeds from this offering to fund the capital expenditures to open new salons, acquisition of existing salons or assets for expansion, training expenditures, recruiting expenditures, and for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors:	Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in our ordinary shares.

Controlled Company:	Following this offering, Yoshio Ukaji, our Chief Executive Officer, will control approximately ____% of the voting power of our issued and outstanding shares if all the ordinary shares being offered are sold. As a result, if we obtain listing on Nasdaq, we will be a “controlled company” under the Nasdaq corporate governance standards. Under these standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards. See “Management – Foreign Private Issuer Status and Controlled Company Exemption”.

Lock-Ups:	We, all of our directors and officers and all of our shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of twelve months after the closing of this offering. See “Underwriting” for more information.

Listing:	We intend to apply to list our ordinary shares on Nasdaq under the symbol “_____” The approval of our listing on Nasdaq is a condition of closing this offering.

(1) Unless we indicate otherwise, all information in this prospectus:

●	is based on 10,000,000 ordinary shares issued and outstanding as of April 28, 2023;

●	assumes no exercise by the underwriters of their option to purchase up to an additional _______ ordinary shares to cover over-allotments, if any;

●	excludes ________ ordinary shares issuable upon exercise of outstanding options at a weighted average exercise price of $_____ per share; and

●	excludes _______ ordinary shares underlying the warrants to be issued to the representative and/or its affiliates in connection with this offering.

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SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

The following tables set forth our summary consolidated financial information and operating data as of and for the years ended October 31, 2022 and 2021. You should read the following summary consolidated financial information and operating data in conjunction with, and it is qualified in its entirety by reference to, our audited consolidated financial statements and the related notes thereto and the sections entitled “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each of which are included elsewhere in this prospectus.

Our summary consolidated statement of income information and operating data for the years ended October 31, 2022 and 2021, and our related summary consolidated balance sheet information as of October 31, 2022 and 2021, have been derived from our audited consolidated financial statements as of and for the years ended October 31, 2022 and 2021, prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus.

Our historical results for the periods presented below are not necessarily indicative of the results to be expected for any future periods.

Consolidated Statement of Operations Information:	Year ended		Year ended
	October 31,		October 31,
	2022	2021	2022	2021

Revenue	$13,591,854	$11,977,063	¥1,718,312,743	¥1,294,817,619

Operating expenses	13,189,425	11,566,793	1,667,436,525	1,250,463,994

Income from Operations	402,429	410,270	50,876,218	44,353,625

Other expense	(15,404)	(46,614)	(1,947,362)	(5,039,445)

Income before income taxes	387,025	363,656	48,928,856	39,314,180
Provision for income taxes	(171,505)	(222,417)	(21,682,043)	(24,045,056)

Net Income	$215,520	$141,239	¥27,246,813	¥15,269,124

Consolidated Balance Sheet Information:	October 31,		October 31,
	2022	2021	2022	2021
Cash	$1,465,075	$3,249,247	¥217,693,167	¥370,073,687
Total Asset	21,559,602	26,457,597	3,203,506,987	3,013,393,840
Total liabilities	20,673,191	25,540,409	3,071,796,669	2,908,930,335
Working capital	(680,447)	1,237,648	(101,106,444)	140,962,474
Total stockholders’ equity	$886,411	$917,188	¥131,710,318	¥104,463,505

	Year ended October 31,
Other Operating Data:	2022	2021
Number of Salons	49	44
Sales per Customer(1)	¥4,459	¥3,535
Sales per Customer(1)	$35.27	$32.70
Repeat Ratio(2)	96%	96%
Operation Ratio(3)	48%	26%

(1)	We define sales per customer as the ratio of total salon sales to number of treated customers at salons.

(2)	We define the repeat ratio as the ratio of repeat customer visits to total customer visits in the applicable month or other stated period for all salons for which comparable financial and customer data is available.

(3)	We define the operation ratio as the ratio of therapists’ in-service time to total therapists’ working hours (including stand-by time) for the applicable month or other stated period for all salons for which comparable financial and customer data is available.

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RISK FACTORS

An investment in our ordinary shares is highly speculative and involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the factors described below, together with all of the other information contained in this prospectus, including the audited financial statements and the related notes included in this prospectus. These risk factors are not presented in the order of importance or probability of occurrence. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	We may not achieve our development goals, which could adversely affect our operations and financial results.

●	We are a holding company and depend upon our subsidiaries for our cash flows.

●	We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

●	We are implementing new growth strategy, priorities and initiatives and any inability to execute and evolve our strategy over time could adversely impact our financial condition and results of operations.

●	We are actively expanding mainly in Japan and overseas markets, and we may be adversely affected if Japanese and global economic conditions and financial markets deteriorate.

●	Our success depends substantially on the value of our brands.

●	The failure to enforce and maintain our trademarks and protect our other intellectual property could materially adversely affect our business, including our ability to establish and maintain brand awareness.

●	We are exposed to the risk of natural disasters, unusual weather conditions, pandemic outbreaks such as COVID-19, political events, war and terrorism that could disrupt business and result in lower sales, increased operating costs and capital expenditures.

●	The effects of the COVID-19 pandemic have materially affected how we are operating our businesses, and the duration and extent to which this will impact our future results of operations and overall financial performance remains uncertain.

●	Substantially all of our revenues are generated in Japan, but an increase of our international presence could expose us to fluctuations in foreign currency exchange rates, or a change in monetary policy may harm our financial results.

●	The financial performance of our franchisees can negatively impact our business.

●	We have limited control with respect to the operations of our franchisees, which could have a negative impact on our business.

●	The price of our ordinary shares could be subject to rapid and substantial volatility.

●	We currently are, and will continue to be after this offering, a “controlled company” within the meaning of the Nasdaq rules and the rules of the SEC and, as a result, qualify for exemptions from certain corporate governance requirements. You do not have the same protections afforded to shareholders of other companies that are subject to such requirements.

●	If the voting power of our shares continues to be highly concentrated, it may prevent you and other minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.

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Risks Related to Our Company and Our Business

We may not achieve our development goals, which could adversely affect our operations and financial results.

Our number of salons has increased from 44 as of October 31, 2021 to 49 as of October 31, 2022. We intend to continue our growth either through developing additional directly-operated salons or through new salon development by acquisition, both in existing markets and in new markets, particularly in Japan. Such rapid development involves substantial risks, including the risk of:

●	limited availability of financing for our Company at acceptable rates and terms;

●	development costs exceeding budgeted or contracted amounts;

●	delays in completion of construction;

●	the inability to identify, or the unavailability of, suitable sites at acceptable cost and other leasing or purchase terms;

●	developed properties not achieving desired revenue or cash flow levels once opened;

●	the negative impact of a new salon upon sales at nearby existing salons;

●	the challenge of developing in areas where competitors are more established or have greater penetration or access to suitable development sites;

●	incurring substantial unrecoverable costs in the event a development project is abandoned prior to completion;

●	impairment charges resulting from underperforming salons or decisions to curtail or cease investment in certain locations or markets;

●	in new geographic markets where we have limited or no existing locations, the inability to successfully expand or acquire critical market presence for our brands, acquire name recognition, successfully market our products or attract new customers;

●	operating cost levels that reduce the demand for, or raise the cost of, developing new salons;

●	the challenge of identifying, recruiting and training qualified salon management;

●	the inability to obtain all required permits;

●	changes in laws, regulations and interpretations; and

●	general economic and business conditions.

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Although we manage our growth and development activities to help reduce such risks, we cannot provide assurance that our present or future growth and development activities will perform in accordance with our expectations. Our inability to expand in accordance with our plans or to manage the risks associated with our growth could have a material adverse effect on our results of operations and financial condition.

We are implementing new growth strategy, priorities and initiatives and any inability to execute and evolve our strategy over time could adversely impact our financial condition and results of operations.

We seek to accelerate the growth of our acquisition model while at the same time improve the performance of directly-operated salons. Our ability to open new medical and relaxation salons is dependent upon a number of factors, many of which are beyond our control, including our ability to:

●	identify available and suitable medical and relaxation salon sites;

●	successfully compete for medical and relaxation salon sites;

●	reach acceptable agreements regarding the lease or purchase of locations;

●	obtain or have available the financing required to acquire and operate a medical or relaxation salon, including construction and opening costs, which includes access to build-to-suit leases at favorable interest and capitalization rates;

●	respond to unforeseen engineering or environmental problems with leased premises;

●	avoid the impact of inclement weather, natural disasters and other calamities;

●	hire, train and retain the skilled management and other employees necessary to meet staffing needs;

●	obtain, in a timely manner and for an acceptable cost, required licenses, permits and regulatory approvals and respond effectively to any changes in law and regulations that adversely affect our costs or ability to open new medical and relaxation salons; and

●	control construction cost increases for new relaxation salons.

The growth of our acquisition model will take time to execute and may create additional costs, expose us to additional legal and compliance risks, cause disruption to our current business and impact our short- term operating results. Further, in order to enhance services to its franchisees, we may need to invest in certain new capabilities and/or services.

Our success also depends, in part, on our ability to improve sales, as well as both cost of service and product and operating margins at our directly-operated salons. Same-store sales are affected by average ticket and same-store guest visits. A variety of factors affect same-store guest visits, including the guest experience, salon locations, staffing and retention of therapists and salon leaders, price competition, current economic conditions, marketing programs and weather conditions. These factors may cause our same-store sales to differ materially from prior periods and from our expectations.

As part of our new growth strategy, we may in the future sell certain of our directly-operated salons to investors and charge management fees from such sold salons. Our revenue from salon sales will depend on a number of factors including the interest of potential investors, financial market conditions, available interest rates, and expected return of other comparable types of investments, none of which we will have control over. In addition, our management fees from the sold salons will depend on the actual contractual terms subject to our negotiation with potential investors in the future.

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As part of our longer-term growth strategy, we plan to enter new geographical markets primarily in Asia where we have little or no prior operating experience. The challenges of entering new markets include: difficulties in hiring experienced personnel; unfamiliarity with local real estate markets and demographics; consumer unfamiliarity with our brand; and different competitive and economic conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than in our existing markets. Consumer recognition of our brand has been important in the success of both directly-operated and franchised medical and relaxation salons in our existing markets. Medical and relaxation salons that we open in new markets may take longer to reach expected sales and profit levels and may have higher construction, occupancy and operating costs than existing medical and relaxation salons, thereby negatively affecting our operating results. Any failure on our part to recognize or respond to these challenges may adversely affect the success of any new medical and relaxation salons.

We are actively expanding in Japan and overseas markets, and we may be adversely affected if Japanese and global economic conditions and financial markets deteriorate.

We seek to proactively expand our business overseas in the future including into new regions for us, particularly Asia. We also intend to explore growth opportunities in other markets where we assess primarily on low cost of entry or friendly partnership relationships and believe there is an economic staying power of our medical and relaxation salon brand locally. As a result, our financial condition and results of operations may be materially affected by general economic conditions and financial markets in Japan and foreign countries, which would be influenced by the changes of various factors. These factors include fiscal and monetary policies, and laws, regulations, and policies on financial markets. In the event of an economic downturn in Japan, consumer spending habits could be adversely affected, and we could experience lower than expected net sales, which could force us to delay or slow our growth strategy and have a material adverse effect on our business, financial condition, profitability, and cash flows. In addition, we could be impacted by labor shortages in Japan or other markets. The deterioration of Japanese and global economic conditions, or financial market turmoil, could result in a worsening of our liquidity and capital conditions, an increase in our credit costs, and, as a result, adversely affect our business, financial condition, and results of operations.

Our system-wide relaxation salon base is geographically concentrated in the Tokyo metropolitan area of Japan, and we could be negatively affected by conditions specific to that region.

Approximately 80% of our directly-operated and franchised medical and relaxation salons were located in the Tokyo metropolitan area of Japan as of October 31, 2022. Adverse changes in demographic, unemployment, economic, regulatory, or weather conditions or natural disasters affecting the Kanto region of Japan have had, and may continue to have, material adverse effects on our business. As a result of our concentration in this market, we have been, and in the future may be, disproportionately affected by these adverse conditions compared to other chain relaxation salons with a greater national footprint.

In addition, our competitors could open additional relaxation salons in Kanto region of Japan, which could result in reduced market share for us and may adversely impact our profitability.

Our success depends substantially on the value of our brands.

Our success is dependent, in large part, upon our ability to maintain and enhance the value of our brands, our customers’ connection to our brands, and a positive relationship with our franchisees. Brand value can be severely damaged even by isolated incidents, particularly if the incidents receive considerable negative publicity, including via social media, or result in litigation. Some of these incidents may relate to the way we manage our relationship with our franchisees, our growth strategies, our development efforts, or the ordinary course of our, or our franchisees’, business. Other incidents may arise from events that are or may be beyond our ability to control and may damage our brands, such as actions taken (or not taken) by one or more franchisees or their employees relating to health, safety, welfare, or otherwise; litigation and claims; security breaches or other fraudulent activities associated with our payment systems; and illegal activity targeted at us or others. Consumer demand for our products and services and our brands’ value could diminish significantly if any such incidents or other matters erode consumer confidence in us or our products or services, which would likely result in lower sales and, ultimately, lower royalty income, which in turn could materially and adversely affect our business and operating results.

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The failure to enforce and maintain our trademarks and protect our other intellectual property could materially adversely affect our business, including our ability to establish and maintain brand awareness.

We regard our trademarks, trade secrets, know-how, and similar intellectual property as critical to our success. We have registered three trademarks as of October 31, 2022, and other names and logos used by our Company as trademarks with the Japan Patent Office. Such trademarks are not currently registered in any other jurisdiction. Our principal intellectual property rights include copyrights in our website, rights to our domain name https://www.zerospo.com, and trade secrets and know-how with respect to our training, servicing, sales and marketing and other aspects of our business. The success of our business strategy depends on our continued ability to use our existing intellectual property in order to increase brand awareness and develop our branded services. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, whether in print, on the Internet or through other media, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands and branded services to achieve and maintain market acceptance. There can be no assurance that all the steps we have taken to protect our intellectual property in Japan or outside Japan in relevant foreign countries will be adequate. If any of our trademarks, trade secrets or other intellectual property are infringed, our business, financial condition and results of operations could be materially adversely affected.

We may need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain and could dilute current shareholders’ ownership interests.

Our future capital requirements will depend on many factors, including the speed and geographic area of medical and relaxation salon and other business growth, progress and results of our businesses, the number and development requirements of other business that we pursue, and the costs of commercialization activities, including marketing and sales. Because of the numerous risks and uncertainties associated with the development and commercialization of our businesses, we are unable to reasonably estimate the amounts of increased capital outlays and operating expenditures that our business will require. It is likely that we will need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

●	pursuing growth opportunities;

●	acquiring complementary businesses;

●	making capital improvements to our infrastructure;

●	hiring qualified management and key employees;

●	responding to competitive pressures;

●	complying with regulatory requirements; and

●	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity-linked securities may dilute our current shareholders’ ownership in us and could also result in a decrease in the market price of the ordinary shares. The terms of those securities issued by us in future capital transactions may be more favorable to new investors and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of the ordinary shares.

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Furthermore, any debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business, and we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition. Thus, holders of the ordinary shares bear the risk that our future offerings may reduce the market price of the ordinary shares and dilute their shareholdings in us.

If we fail to obtain necessary funds for our operations, we will be unable to maintain and improve our services, other businesses, and technology, and we will be unable to develop and commercialize our services, other businesses, and technologies.

Our present and future capital requirements depend on many factors, including:

●	future revenues and profits generated from the expected launch of new services;

●	the level of research and development investment required to develop our services, and maintain and improve our technology positions;

●	our ability and willingness to enter into new agreements with strategic partners and the terms of these agreements;

●	the costs of recruiting and retaining qualified personnel;

●	the time and costs involved in obtaining regulatory approvals should such be required; and

●	the costs of filing, prosecuting, defending, and enforcing trademark, patent claims and other intellectual property rights.

If we are unable to obtain the funds necessary for our operations, we will be unable to develop and commercialize our services and technologies, which would materially and adversely affect our business, liquidity and results of operations.

Our level of indebtedness could materially and adversely affect our business, financial condition and results of operations.

The total debt outstanding under our credit facilities as of October 31, 2022 was ¥729 million (US$4.9 million) on a consolidated basis. Our indebtedness could have significant effects on our business, such as:

●	limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other purposes;

●	requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other general corporate purposes;

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●	making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our ability to plan for and react to changing conditions;

●	diluting the economic and voting rights of our existing shareholders or reduce the market price of the ordinary shares or both upon redemption of the convertible bonds; and

●	placing us at a competitive disadvantage compared with our competitors that have less debt.

In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenues.

Our outstanding debt agreements may limit our flexibility in operating and expanding our business.

As of October 31, 2022, we had a total of 22 loans with 10 Japanese financial institutions for an aggregate principal amount of ¥729 million (US$4.9 million) on a consolidated basis. None of the loan agreements contain any material financial covenants, although certain of the government-sponsored loans set a limit on the total loan amount we may borrow from other government-sponsored lenders. However, all of the 22 loan agreements have our Chief Executive Officer as a personal guarantor of such debt obligations of our Company. If we release our Chief Executive Officer from such a guarantor burden, the lenders may request us to provide them with alternative collateral and/or seek additional negative covenants on the existing loan agreements. This could limit our discretion to invest, utilize, and/or dispose of our assets for business.

Furthermore, the potential restrictive covenants to be contained in our existing and future loan agreements may restrict our access to future debt financing, on which our business operations and expansion plans, in part, depend. If our revenues decrease materially or we experience a significant increase in our interest expenses, we may not have enough available cash or be able to raise additional funds on satisfactory terms, if at all, through equity or debt financings to make any required prepayment or repay such indebtedness at the time any such event of default occurs. In such an event, we may be required to delay, limit, reduce or terminate our business development or expansion efforts. Our business, financial condition and results of operations could be materially adversely affected as a result.

We depend on key members of our management and advisory team and will need to add and retain additional leading experts.

We are highly dependent on our executive officers, including our Chief Executive Officer, Mr. Yoshio Ukaji, our Chief Administrative Officer, Mr. Tadao Ukaji, our Chief Financial Officer, Daisaku Kadomae, our Chief Operating Officer, Mr. Teppei Ishii and other key management and technical personnel. We will enter into employment agreements with Mr. Yoshio Ukaji, Tadao Ukaji, Daisaku Kadomae, and Teppei Ishii upon our listing on the Nasdaq Capital Market.

Furthermore, our ability to manage our store expansion will require us to continue to train, motivate, and manage our associates. We will need to attract, motivate, and retain additional qualified executive, managerial, and merchandising personnel and store associates. Competition for this type of personnel is intense, and we may not be successful in attracting, assimilating, and retaining the personnel required to grow and operate our business profitably. We presently maintain a “key person” life insurance policy only for our Chief Executive Officer. There can be no assurance that we will be able to retain our existing personnel, including our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and other key management personnel, or attract additional qualified employees. The loss of key personnel or the inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operation.

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We may suffer losses from liability or other claims if our services cause harm to customers.

Although we screen our customers for major illnesses and injury, our services could potentially cause harm or injury to customers. Unexpected and undesirable side effects caused by our services for which we have not provided sufficient warnings, which may have been performed negligently, could result in the discontinuance of our relaxation services or prevent us from achieving or maintaining market acceptance of our services. Such side effects or injury incidents could also expose us to liability lawsuits. We currently maintain a comprehensive general liability policy; however, if any general liability lawsuits or claims are successfully brought against us, we could suffer from increased insurance premiums. Moreover, if damages exceed our policy limits, we may incur substantial financial losses. These claims could cause negative publicity regarding our Company, or brand, which could in turn harm our reputation and net revenue, which could have a material adverse effect on our business, financial condition, profitability, and cash flows.

Our prepaid cards are heavily regulated under Japanese law and violations of the relevant law could subject us to sanctions.

We began issuing prepaid cards (the “Cards”) to medical and relaxation salon customers in October 2019. Card users can continuously use and also replenish the card at most of our Company’s medical and relaxation salons. Prepaid cards are generally considered “prepaid payment methods” (which we refer to as “PPMs”) under the Act on Settlement of Funds (Act No. 59 of 2009) (which we refer to as the “Settlement Act”). PPMs are regulated under the Settlement Act so long as there is a possibility the cards could be valid for a period of more than six months. As some prepaid cards expire after 60 days of issuance we are regulated under the Settlement Act. Moreover, the Cards can be used at salons operated by franchisees, and because the franchisees are considered third parties for the purposes of the Settlement Act, we fall under the category of a Public Use PPM Provider.

A Public Use PPM Provider must be registered with the relevant Local Financial Bureau and follow rather detailed deposit procedures to assure that there are adequate funds for the individuals who are effectively loaning their money to the Public Use PPM Provider. If we fail to comply with these procedures, there is some possibility that we will be assessed a monetary fine, and in certain circumstances, a member of our Company could face a criminal penalty of imprisonment. If such results were to occur, it could adversely impact our financial results as well as our brand image.

If we or our franchisees face labor shortages or increased labor costs, our results of operations and our growth could be adversely affected.

Labor is a primary component in the cost of operating our directly-operated and franchised relaxation salons. As of April 28, 2023, we had 315 full-time employees, 42.1% and 27.9% of which were judo therapists and acupuncture and moxibustion therapists, respectively, who provide services to customers directly. Additionally, 5.5% of our staff are both judo therapists and acupuncture and moxibustion therapists. If we or our franchisees face labor shortages or increased labor costs because of increased competition for employees, higher employee-turnover rates, or increases in the relevant minimum wage, change in employment status standards, or other employee benefits costs (including costs associated with health insurance coverage or workers’ compensation insurance), our and our franchisees’ operating expenses could increase, and our growth could be adversely affected.

If such events occur, we may be unable to increase our prices in order to pass future increased labor costs on to our customers, in which case our margins would be negatively affected. Also, reduced margins of franchisees could make it more difficult to sell franchises. If prices are increased by us and our franchisees to cover increased labor costs, the higher prices could adversely affect transactions which could lower sales and thereby reduce our margins and the royalties that we receive from franchisees.

In addition, our success depends in part upon our and our franchisees’ ability to attract, motivate and retain a sufficient number of well-qualified relaxation salon operators, management personnel and other employees, including judo therapists and acupuncture and moxibustion therapists. Qualified individuals needed to fill these positions can be in short supply in some geographic areas. In addition, relaxation salons have traditionally experienced relatively high employee turnover rates. Our and our franchisees’ ability to recruit and retain such individuals may delay the planned openings of new relaxation salons or result in higher employee turnover in existing relaxation salons, which could increase our and our franchisees’ labor costs and have a material adverse effect on our business, financial condition, results of operations or cash flows. If we or our franchisees are unable to recruit and retain sufficiently qualified individuals, our business and our growth could be adversely affected. Competition for these employees could require us or our franchisees to pay higher wages, which would also result in higher labor costs and adversely affect our results of operation.

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We are exposed to the risk of natural disasters, unusual weather conditions, pandemic outbreaks such as COVID- 19, political events, war, and terrorism that could disrupt business and result in lower sales, increased operating costs and capital expenditures.

Our headquarters, directly-operated and franchised medical and relaxation salon locations and other businesses, as well as certain of our vendors and customers, are located in areas which have been and could be subject to natural disasters such as floods, typhoons, tsunamis, tornadoes, fires or earthquakes, as well as global pandemics such as COVID-19. Adverse weather conditions or other extreme changes in the weather, including resulting electrical and technological failures and even nuclear leaks, as a result of the concentration of our medical and relaxation salons, may disrupt our and our franchisees’ business and may adversely affect our and our franchisees’ ability to sell services. Our business may be harmed if our or our franchisees’ ability to sell services is impacted by any such events, any of which could influence customer trends and purchases and negatively impact our and our franchisees’ revenues, properties or operations.

During 2021, the Japanese Government issued three series of Declaration of Emergency (which we refer to as the “Declarations”), whereby the Japanese Government requested the closing of non-essential activities and businesses across the country as a preemptive safeguard against the COVID-19 pandemic. This adversely impacted businesses across the nation, particularly in the retail segment in which we operate.

During the period, the COVID 19 pandemic and the Government-driven or voluntary closure of workplaces and public spaces, the general public’s reluctance or inability to commute on public transportation, shop, or enjoy outdoor leisure activities have negatively affected our business operations and liquidity position.

The COVID 19 pandemic forced us to close or shorten hours of some salons in the Kawasaki area in 2020 because some premises were shut down in response to the declaration of a state of emergency and ensuing local government requests. To tackle the adverse impact, we applied for a government subsidy that came to the rescue of small and medium sized enterprises suffering from a sharp dip in sales revenue and got reimbursed for the loss due to the pandemic. In 2020, we managed our operations by relocating therapists from salons that were closed or operating on shortened hours to those lacking enough therapists, or issued furlough to those who could not be relocated to other open salons. Since the actions taken by us in 2020, we have not had to close or shorten the hours of our salons whether voluntarily or due to Declarations and local governments request.

After the first series of Declarations (which we refer to as the “First Declaration”) was lifted on May 25, 2020, the number of our served customers recovered gradually. From January 8 to March 21, 2021 when the government issued the second series of Declarations (which we refer to as the “Second Declaration”), Tokyo, Kanagawa, Saitama, and Chiba prefectures, where the majority of our salons are located, were all included within the scope of the Second Declaration. While this adversely affected our business, the negative impact on our number of customers served decreased from that during the First Declaration. The number of customers served per store had dropped to an average of approximately 850 customers in January and February 2021, but subsequently recovered to more than 949 customers in March 2021.

The third series of Declarations (which we refer to as the “Third Declaration”) was issued from April 25 and the scope was expanded to ten prefectures including Tokyo, which was finally released on June 20, 2021. Even with the Third Declaration, the numbers of customers served has not been adversely affected. On July 8, 2021, the government issued the series of Declarations (which we refer to as the “Fourth Declaration”) applicable to Tokyo during the period from July 12 to August 12, 2021. During such period, the city had the Summer Olympic games. On July 30, 2021, the government announced it would add Saitama, Chiba, Kanagawa, and Osaka prefectures to the scope of the declaration from August 2 to 31, 2021. On August 17, 2021, the government announced it would add Ibaraki, Tochigi, Gunma, Shizuoka, Kyoto, Hyogo, and Fukuoka prefectures to the scope of the declaration from August 20 to September 12, 2021, and also announced it would extend the declaration applicable to the six prefectures already under the declaration until September 12, 2021. On August 25, 2021, Aichi, where many of our directly-operated salons in spa facilities were located, and other seven prefectures were added to the scope from August 27 to September 12, 2021, resulting in totaling 21 prefectures under the Third and Fourth Declarations. On September 9, 2021, the government announced it would extend the declarations to 19 prefectures with exception of two prefectures until September 30, 2021. The Third and Fourth Declarations were fully lifted on September 30, 2021.

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In addition, if we experience the effects of other events, such as natural or other disasters, we could suffer physical damage to one or more of our or our franchisees’ properties, the temporary closure of some or all of our directly-operated relaxation salons and franchised relaxation salons, the temporary lack of an adequate work force in a market, temporary or long-term disruption in the transport of goods, delay in the delivery of goods and supplies to our directly-operated and franchised relaxation salons, disruption of our technology support or information systems, or fuel or electricity shortages or dramatic increases in fuel or electricity prices, all of which would increase the cost of doing business. These events also could have indirect consequences such as increases in the costs of insurance or taxes if they result in significant loss of property or other insurable damage. Any of these factors, or any combination thereof, could adversely affect our operations and our financial results.

There is a risk that we will be a passive foreign investment company (which we refer to as “PFIC”) for the current or any future taxable year, which could result in material adverse U.S. federal income tax consequences if you are a U.S. holder.

A non-U.S. corporation, such as our Company, is classified as a PFIC for any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either:

(i) 50% or more of the value of the corporation’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets; or

(ii) at least 75% of the corporation’s gross income is passive income. “Passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In determining the value and composition of our assets, the cash we raise in this offering will generally be held for the production of passive income and thus will be considered a passive asset.

The determination of whether a corporation is a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules that are subject to differing interpretations. In addition, the determination of whether a corporation will be a PFIC for any taxable year can only be made after the close of such taxable year. Our PFIC status will depend, in part, on the amount of cash that we raise in this offering and how quickly we utilize the cash in our business. Furthermore, because we may value our goodwill based on the market price of the ordinary shares in this offering, a decrease in the market price of the ordinary shares may also cause us to be classified as a PFIC for the current or any future taxable year. Based upon the foregoing, it is uncertain whether we will be a PFIC for our current taxable year or any future taxable year. We believe we were not a PFIC in prior taxable year 2021 because less than 75% of our gross income was passive income and less than 50% of the average value of our assets consisted of assets that would produce passive income in 2021.

If we are a PFIC for any taxable year during which a U.S. holder (as defined below) owns ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. holder. See “Certain Tax Considerations — Certain U.S. Federal Income Tax Considerations for U.S. Holders” for further information. We have not determined, if we were to be classified as a PFIC for a taxable year, whether we will provide information necessary for a U.S. holder to make a “qualified electing fund” election which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs. Accordingly, U.S. holders should assume that they will not be able to make a qualified electing fund election with respect to the ordinary shares. The PFIC rules are complex, and each U.S. holder should consult its own tax advisor regarding the PFIC rules, the elections which may be available to it, and how the PFIC rules may affect the U.S. federal income tax consequences relating to the ownership and disposition of our ordinary shares.

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You may have difficulty enforcing judgments obtained against us.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Virtually all of our assets and a substantial portion of our current business operations are conducted in Japan. In addition, almost all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, many of whom are not residents in the United States, and whose significant assets are located outside of the United States. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments with the United States), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States against the Company, under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. In addition, there is uncertainty as to whether the courts of the Cayman Islands or Japan, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands or Japan courts would entertain original actions brought in the courts of the Cayman Islands or Japan, against us or such persons predicated upon the securities laws of the United States or any state.

Because we are incorporated under the laws of the Cayman Islands, it may be more difficult for our shareholders to protect their rights than it would be for a shareholder of a corporation incorporated in another jurisdiction.

Our corporate affairs are governed by our Memorandum and Articles of Association, by the Companies Act and by the common law of the Cayman Islands. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of management, and the rights of our shareholders differ from those that would apply, if we were incorporated in the United States or another jurisdiction. The rights of shareholders under Cayman Islands law may not be as clearly established as the rights of shareholders are in the United States or other jurisdictions. Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholders’ actions must be taken in good faith. Obviously unreasonable actions by controlling shareholders may be declared null and void. Cayman Islands law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in United States or other jurisdictions. Although a shareholder of a Cayman Islands company may sue the company derivatively, the procedures and defenses available to the company may result in the rights of shareholders of a Cayman Islands company being more limited than those of shareholders of a company organized in the United States. Furthermore, our directors have the power to take certain actions without shareholders’ approval, or which would require shareholders’ approval under the laws of most of the states in the United States or other jurisdictions. Thus, our shareholders may have more difficulty protecting their interests in the face of actions by our board of directors or our controlling shareholders than they would have as shareholders of a corporation incorporated in another jurisdiction.

Substantially all of our revenues are generated in Japan, but an increase of our international presence could expose us to fluctuations in foreign currency exchange rates, or a change in monetary policy may harm our financial results.

Our functional currency is the Japanese yen and reporting currency is the U.S. dollar. Substantially all of our revenues are generated in Japan, but an increase in our international presence could expose us to fluctuations in foreign currency exchange rates. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies which, among other factors, may be influenced by governmental policies and domestic and international economic and political developments. If our non-Japanese revenues increase substantially in the future, any significant change in the value of the currencies of the countries in which we do business against the Japanese yen could adversely affect our financial condition and results of operations due to translational and transactional differences in exchange rates.

We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the amount of our revenues that will be generated in other countries, the variability of currency exposures, and the potential volatility of currency exchange rates. We do not take actions to manage our foreign currency exposure, such as entering into hedging transactions.

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Risks Related to Our Relationships with Franchisees

The financial performance of our franchisees can negatively impact our business.

Approximately 11% and 22% of our medical and relaxation salons, respectively, were franchised locations as of October 31, 2022. Although we have historically franchised some of our salons, in light of the high cost and low profitability of franchising, we currently no longer pursue franchising of our salons. We derive revenues associated with our franchised locations from royalty fees and other fees to franchised locations. Our financial results are therefore dependent in part upon the operational and financial success of our franchisees. We have established operational standards and guidelines for our franchisees; however, we have limited control over how our franchisees’ businesses are run. While we are responsible for ensuring the success of our entire system of relaxation salons and for taking a longer-term view with respect to system improvements, our franchisees have individual business strategies and objectives, which might conflict with our interests. Our franchisees may not be able to secure adequate financing to continue operating their relaxation salons. If they incur too much debt or if economic or sales trends deteriorate such that they are unable to repay existing debt, our franchisees could experience financial distress or even bankruptcy. If a significant number of franchisees become financially distressed, it could harm our operating results through reduced royalty revenues, and the impact on our profitability could be greater than the percentage decrease in the royalty revenues. Closure of franchised relaxation salons would reduce our royalty revenues and could negatively impact margins, because we may not be able to reduce fixed costs which we continue to incur.

We have limited control with respect to the operations of our franchisees, which could have a negative impact on our business.

Franchisees are independent business operators and are not our employees. Though we have established operational standards and guidelines, they own, operate and oversee the daily operations of their salon locations. We provide training and support to franchisees and set and monitor operational standards, but the quality of franchised relaxation salons may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate medical or relaxation salons in a manner consistent with our standards and requirements or may not hire and train qualified managers and other relaxation salon personnel, including relaxation therapists. If franchisees do not operate to our expectations, our image and reputation, and the image and reputation of other franchisees, may suffer materially, and franchise-wide sales could decline significantly, which would reduce our royalty revenues, and the impact on profitability could be greater than the percentage decrease in royalties and fees.

In addition, our franchisees are subject to the same general economic risks as our Company, and their results are influenced by competition for both guests and therapists, market trends, price competition and disruptions in their markets due to severe weather and other external events. Like us, they rely on external vendors for some critical functions and to protect their company data. They may also be limited in their ability to open new locations by an inability to secure adequate financing, especially since many of them are small businesses with much more limited access to financing than our Company, or by the limited supply of favorable real estate for new salon locations. They may experience financial distress as a result of over- leveraging, which could negatively affect our operating results as a result of delayed payments to us.

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We rely on franchise agreements that could be breached and may be difficult to enforce, which could result in franchisees improperly managing relaxation salons.

Although we believe that we take reasonable steps to protect the quality of services provided at our franchised locations, including the use of franchise agreements with detailed and rigorous obligations on the part of franchisees, the agreements can be difficult and costly to enforce. Although we seek to require strict adherence to properly structured franchise agreements, disputes may arise related to revenue, financing, or intellectual property rights associated with our franchise. If a dispute arises, a court may determine that a third party’s rights were infringed. In addition, enforcement of our rights can be costly and unpredictable. We also rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our franchisees, employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risks that:

●	these agreements may be breached;

●	these agreements may not provide adequate remedies for the applicable type of breach;

●	our trade secrets or proprietary know-how will otherwise become known; and

●	our competitors will independently develop similar technology or proprietary information.

We rely in part on the financial health of our franchisees. If we do not monitor them appropriately, it could adversely affect our operations and financial results if they experience financial hardship.

We rely in part on our franchisees and the manner in which they operate their locations to develop and promote our business. It is possible that some franchisees could file for bankruptcy or become delinquent in their payments to us, which could have a significant adverse impact on our business due to loss or delay in payments of royalties and other fees. Bankruptcies by our franchisees could negatively impact our market share and operating results as we may have fewer well-performing relaxation salons, and adversely impact our ability to attract new franchisees.

Franchisees may not hire qualified managers or may not successfully operate relaxation salons in a manner consistent with our standards and requirements. The failure of franchisees to operate franchises successfully could have a material adverse effect on us, our reputation, our brand and could materially adversely affect our business, financial condition, results of operations and cash flows.

Premature termination of franchise agreements can cause losses.

Our franchise agreements may be subject to premature termination in certain circumstances, such as failure of a franchisee to cure a monetary default or abandonment of the franchise. If terminations occur for this or other reasons, we may need to enforce our right to damages for breach of contract and related claims, which may cause us to incur significant legal fees and expenses and/or to take back and operate such salons as directly-operated. Any damages we ultimately collect could be less than the projected future value of the fees and other amounts we would have otherwise collected under the franchise agreement. In addition, with many of our brands, we remain liable under the lease and, therefore, will be obligated to pay rent or enter into a settlement with the landlord, and we may not be made whole by the franchisee. A significant loss of franchise agreements due to premature terminations could hurt our financial performance or our ability to grow our business.

The interests of our franchisees may conflict with ours in the future and we could face liability from our franchisees or related to our relationship with our franchisees.

Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the respective franchise agreements and the terms and conditions of the franchisee/franchisor relationship. This may lead to disputes with our franchisees, and we expect such disputes to occur from time to time in the future as we continue to offer franchises. Such disputes may result in legal action against us. To the extent we have such disputes, the attention, time and financial resources of our management and our franchisees will be diverted from our relaxation salons and other businesses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows even if we have a successful outcome in the dispute.

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We are subject to various Japanese laws that may affect our relationship with our franchisees.

Various Japanese laws govern our relationship with our franchisees. A franchisee and/or a government agency may bring legal action against us based on the franchisee/franchisor relationships that could result in the award of damages to franchisees and/or the imposition of fines or other penalties against us.

The Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947, as amended) (which we refer to as the “Antimonopoly Act”) prohibits any activities that inappropriately induce or mislead customers to enter into a business relationship by demonstrating seemingly preferable trade terms and conditions that could create a false impression over other competitor franchisors. The Japan Fair Trade Commission (which we refer to as the “JFTC”), which enforces the Antimonopoly Act and other Japanese antitrust laws, set forth “Guidelines Concerning the Franchise System Under the Antimonopoly Act” which suggest that a franchisor adequately disclose and explain material trade terms to a potential franchisee (willing to join the franchise relationship) to prevent any material terms and conditions inappropriately inducing or misleading such potential franchisee. In addition, when a franchisor markets its franchise, in the event a franchisor provides a prospective franchisee with an estimate of the revenue or profit that might possibly be earned upon becoming a franchisee, such estimated revenue or profit must be based on a reasonable method of calculation and established facts, such as the results of an existing franchise operating in a similar environment. The franchisor is required to present to the prospective franchisee such methods and facts. If the JFTC finds that any of our activities violate the Antimonopoly Act, including any “deceptive customer inducement”, then the JFTC may order us to cease and desist from engaging in such unlawful activities, delete any relevant unlawful clauses from the franchise contract, or carry out any other measures necessary to eliminate such unlawful activities.

In the event the JFTC suspects any violation of the Antimonopoly Act or alleges our Company has misled or wrongly induced based on any particular trade terms, our Company could be exposed to risks including governmental action against our Company.

Risks Related to Our Industry

We are vulnerable to changes in consumer preferences and economic conditions that could harm our business, financial condition, results of operations and cash flow.

Medical and relaxation salon businesses depend on discretionary consumer spending and are often affected by changes in consumer tastes, national, regional and local economic conditions, and demographic trends. Factors such as traffic patterns, weather, local demographics, and the type, number and locations of competing salons may adversely affect the performance of individual locations. In addition, economic downturns, rapid inflation, tight labor market conditions and the resulting increase of general wage levels and increases in salon lease expenses could harm the relaxation industry in general and our relaxation salon locations in particular. Adverse changes in any of these factors could reduce consumer traffic or impose practical limits on pricing that could harm our business, financial condition, results of operations and cash flow.

In order to mitigate these economic and inflationary pressures, the Company plans to transform and continue operating our business efficiently in a sustainable manner aiming to survive the constantly-changing business cycles and guard against the adverse macro-economic conditions like inflationary pressure weighing on the retail sector. To this end we aim to take multitude of strategic initiatives as follows:

Operation initiatives:

●	Provide quality upscale treatment services to enhance the customer experience and increase repeat ratio in pursuit of maximizing their “life time value;”
●	Run effective and efficient advertising and marketing campaigns to better control cost of customer acquisition;
●	Monitor continuously key performance indicators like the number of salons, sales per customer, repeat ratio, operation ratio (work efficiency of therapist), etc.;
●	Achieve economy of scale and streamline operation, resulting in improved profitability;
●	Invest in employees to ensure quality service; and
●	Transition to digitalized data-driven management.

Finance initiatives:

●	Working capital management to improve operating cash flow;
●	Debt restructuring to enhance financial resiliency and optimize cost of capital; and
●	Improved financial forecasting and planning for securing sufficient cash position with a view to internally and externally balanced funding mix in order to maintain the firm’s financial health even during a severe economic downturn.

There can be no assurance that consumers will continue to regard our brand of relaxation salons favorably or that we will be able to develop new services that appeal to consumer preferences. Our business, financial condition and results of operations depend in part on our ability to anticipate, identify and respond to changing consumer preferences and economic conditions. If we are unable to adapt to changes in consumer preferences and trends, we may lose customers and our revenues may decline.

We may not be able to compete successfully with other medical or relaxation salon businesses, which could materially and adversely affect our results of operations.

We may not be able to compete successfully with other medical or relaxation salon businesses. Intense competition in the medical and relaxation industry could make it more difficult to expand our business and could also have a negative impact on our operating results if customers favor our competitors, or if we are forced to change our pricing and other marketing strategies.

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The medical and relaxation industry, particularly in Japan, is intensely competitive. In addition, the Tokyo metropolitan area (consisting of Tokyo, Kanagawa, Saitama, and Chiba) of Japan, the primary market in which we compete, contains what we believe to be the most competitive medical and relaxation services market in Japan. We expect competition in this market to continue to be intense because medical and relaxation salons are comparatively inexpensive to start and operate, and new competitors are regularly entering the market. Competition in our industry is primarily based on price, convenience, quality of service, brand recognition, and location of the relaxation salons. If our directly-operated and franchised medical and relaxation salons cannot compete successfully with other medical and relaxation salon companies in new and existing markets, we could lose customers and our revenues could decline. Our directly-operated and franchised medical and relaxation salons compete with national and regional medical and relaxation salon chains for customers, medical and relaxation salon locations and qualified management and other staff, including licensed judo therapists and acupuncture and moxibustion therapists. Some of our competitors may have substantially greater financial and other resources, may have been in business longer, may have greater brand recognition, or may be better established in the markets where our relaxation salons are located or are planned to be located. Any of these competitive factors may materially adversely affect our business, financial condition or results of operations.

Negative publicity could reduce sales at some or all of our relaxation salons.

Although we actively screen all personnel and staff members, including judo therapists and acupuncture and moxibustion therapists, who interact with customers, we cannot guarantee that our staff or customers will not engage in illegal or inappropriate behavior that could have a negative effect on our brand image, as well as the health and well- being of our customers or staff, as the case may be. In addition, negative publicity may adversely affect us, regardless of whether the allegations are valid or whether we are held to be responsible. Any such negative impact of adverse publicity relating to one relaxation salon may extend far beyond the relaxation salon involved, especially due to the high geographic concentration of many of our relaxation salons, to affect some or all of our other relaxation salons, including our franchised relaxation salons. The risk of negative publicity is particularly great with respect to our franchised relaxation salons because we are limited in the manner in which we can regulate them, especially on a real-time basis, and negative publicity from our franchised relaxation salons may also significantly impact directly-operated relaxation salons. In addition, the relaxation industry can often be held under legal and legislative scrutiny as a result of some fringe relaxation businesses that engage in illegal or anti-social activities.

Employee claims against us based on, among other things, wage and hour violations, discrimination, harassment, wrongful termination, or similar claims may also create not only legal and financial liability but negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. Certain of these types of employee claims, such as tort claims, could be asserted against us by employees of our franchisees. A significant increase in the number of these claims or an increase in the number of successful claims could materially adversely affect our business, financial condition, results of operations and cash flows.

We are potentially subject to government regulations, and we may experience delays in obtaining required regulatory approvals, if required, to market our proposed businesses.

Various aspects of our operations are or may become subject to Japanese law or the laws of another relevant country or jurisdiction, any of which may change from time to time. Costs arising out of any regulatory developments could be time-consuming, expensive and could divert management resources and attention and, consequently, could adversely affect our business operations and financial performance.

Delays in regulatory clearance, approval, limitations in regulatory approval and withdrawals of regulatory approval, if any are required, may have a negative impact on our results. If we experience significant delays in obtaining any regulatory approvals, our business development costs will increase and or our ability to commercialize future businesses will be adversely affected.

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We conduct business in a heavily regulated industry, and if we fail to comply with applicable healthcare laws and government regulations, we could incur financial penalties, become excluded from participating in government healthcare programs, be required to make significant operational changes or experience adverse publicity, which could harm our business.

The Japanese healthcare industry is heavily regulated and closely scrutinized by government and local authorities. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payers, our contractual relationships with our customers, our marketing activities and other aspects of our operations.

Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.

The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. New or changed healthcare laws, regulations or standards may harm our business. A review of our business by judicial, law enforcement, regulatory or accreditation authorities could result in challenges or actions against us that could harm our business and operations.

The impact of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, but may harm our business.

Approximately 21.8% of our revenue from the medical salon services in 2022 was generated from health insurance payments on behalf of customers covering our services to such customers. Therefore, a quarter of our revenue is dependent on the healthcare insurance industry and could be affected by changes in healthcare spending and policy. The healthcare industry is subject to changing political, regulatory and other influences.

If our volume of customers with private health insurance coverage declines, including due to a decline in the prevalence of employer-sponsored health care, our revenue may be reduced.

Private third-party payers typically reimburse healthcare providers at a higher rate than government healthcare programs. Reimbursement rates are set forth by contract when in-network, and payers utilize plan structures to encourage or require the use of in-network providers. As a result, our ability to maintain or increase customer volumes covered by private third-party payers and to maintain and obtain favorable contracts with private third-party payers significantly affects our revenue and operating results.

A quarter of the demand for our services among clients depends on the need of the employers of clients to manage the costs of healthcare services that they pay on behalf of their employees.

Private third-party payers, including managed care plans, continue to demand discounted fee structures, and the ongoing trend toward consolidation among payers tends to increase their bargaining power over fee structures. Payers may utilize plan structures such as narrow networks and tiered networks that limit beneficiary provider choices or impose significantly higher cost sharing obligations when care is obtained from providers in a disfavored tier. It is not clear what impact, if any, future health reform efforts will have on our ability to negotiate reimbursement increases and participate in third-party payer networks on favorable terms. If we are unable to retain and negotiate favorable contracts with third-party payers or experience reductions in payment increases or amounts received from third-party payers, our revenue may be reduced.

However, under the Japanese healthcare system, health insurance is provided by the government, so there are few clients who receive Move Action’s treatment under the private third-party payers’ insurance system. In other words, the impact of private third-party payers on business is minimal. Application of the private third-party payers’ insurance scheme is expected only in the case of damage insurance coverage, such as for traffic accidents.

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General Risk Factors

Third party claims with respect to intellectual property assets, if decided against us, may result in competing uses or require adoption of new, non-infringing intellectual property, which may in turn adversely affect sales and revenues.

There can be no assurance that third parties will not assert infringement or misappropriation claims against us, or assert claims that our rights in our trademarks, patents and other intellectual property assets are invalid or unenforceable. Any such claims could have a material adverse effect on us or our franchisees if such claims were to be decided against us. If our rights in any intellectual property were invalidated or deemed unenforceable, it could permit competing uses of intellectual property which, in turn, could lead to a decline in medical and relaxation salon, Preventative Healthcare business, and other revenues. If the intellectual property became subject to third party infringement, misappropriation or other claims, and such claims were decided against us, we may be forced to pay damages, be required to develop or adopt non-infringing intellectual property or be obligated to acquire a license to the intellectual property that is the subject of the asserted claim. There could be significant expenses associated with the defense of any infringement, misappropriation, or other third-party claims.

Information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business.

We and our franchisees rely on our computer systems and network infrastructure across our operations, including point-of-sale processing at our relaxation salons. We use Amazon’s AWS as our cloud service provider. Our and our franchisees’ operations depend upon our and our franchisees’ ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems, network infrastructure, or AWS cloud servers that cause an interruption in our operations could have a material adverse effect on our business and subject us to litigation or actions by regulatory authorities. The failure of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a material network breach in security of these systems as a result of cyber-attack or any other failure to maintain a continuous and secure cyber network could further result in substantial harm, or in delays in customer service and reduce efficiency in our and our franchisees’ operations. This could include the theft of our intellectual property or trade secrets, or the improper use of personal information or other “identify theft.” While we utilize our personnel, as well as a variety of hardware and software, to monitor our systems, controls, firewalls and encryption and intend to maintain and upgrade our security technology and operational procedures to prevent damage, breaches or other disruptive problems, there can be no assurance that these security measures will be successful. Any such claim, proceeding or action by a regulatory authority, or any adverse publicity resulting from these allegations, could adversely affect our business and results of operations.

Cybersecurity breaches and other disruptions could compromise our information, result in the unauthorized disclosure of confidential guest, employee, Company and/or business partners’ information, damage our reputation, and expose us to liability, which could negatively impact our business.

In the ordinary course of our business, we collect, process, and store sensitive and confidential data, including our proprietary business information and that of our guests, suppliers and business partners, and personally identifiable information of our guests and employees, in our external data centers and on our networks. For example, our customers are asked to complete a survey, often digitally on iPads, prior to first receiving services at our relaxation salons. The surveys contain questions requesting private health-related information of our relaxation salon patrons. In connection with credit and debit card sales, we and our franchisees transmit confidential credit and debit card information by way of secure private retail networks.

The secure processing, maintenance, and transmission of this information is critical to our operations. We rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of confidential information. Despite the security measures we have in place and continual vigilance in regard to the protection of sensitive information, our systems and those of our third party service providers may be vulnerable to security breaches, attacks by hackers, acts of vandalism, computer viruses, misplaced or lost data, human errors, or other similar events. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, or stolen. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, damage our reputation, and cause a loss of confidence in our business, products, and services, which could adversely affect our business, financial condition, profitability, and cash flows.

Furthermore, although we currently carry cyber liability insurance, such insurance has limited coverage to cover liabilities incurred by breaches of our customers’ data caused by security breaches, attacks by hackers, acts of vandalism, computer viruses, misplaced or lost data, human errors, or other similar events. A significant claim not covered by our insurance, in full or in part, may result in significant expenditures by us. Moreover, we may not be able to maintain insurance policies in the future at reasonable costs or on acceptable terms, which may adversely affect our business and the trading price of the ordinary shares.

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Our business involves significant risks and uncertainties that may not be covered by insurance.

We endeavor to obtain insurance coverage from established insurance carriers to cover certain risks and liabilities related to our business. However, the amount of insurance coverage that we maintain may not be adequate to cover all claims or liabilities. For example, although we currently carry cyber liability insurance, such insurance has limited coverage. See risk factor titled “Cybersecurity breaches and other disruptions could compromise our information, result in the unauthorized disclosure of confidential guest, employee, Company and/or business partners’ information, damage our reputation, and expose us to liability, which could negatively impact our business.” Furthermore, existing coverage may be canceled while we remain exposed to the risk and it is not possible to obtain insurance to protect against all operational risks, natural hazards, and liabilities. We cannot provide assurance that our insurance policies will be adequate to protect us from all material judgments and expenses related to potential future claims or that these levels of insurance will be available in the future at economical prices or at all. A successful liability claim could result in substantial cost to us. Even if we are fully insured as it relates to a claim, the claim could nevertheless diminish our brand and reputation and divert management’s attention and resources, which could have a negative impact on our business, financial condition, and results of operations.

Changes in regulatory requirements, or in application of current regulatory requirements, may have an adverse effect on our business and results of operations.

Relaxation salons such as ours are not currently regulated by the Japanese Government. The main law in Japan governing the massage industry is the Act on Practitioners of Massage, Acupressure, Acupuncture and Moxibustion, and etc. (Act No. 217 of 1947) (which we refer to as the “Massage Act”). However, our Company does not market or provide massage, acupressure, acupuncture, moxibustion or other services regulated under the Massage Act, and this information is clearly provided to all customers prior to receiving our services, as well as all franchisees to prevent unauthorized services. Moreover, all of our customers are required to sign a waiver acknowledging this prior to receiving our services. Nevertheless, the Japanese Government could later include our industry within the meaning of the Massage Act, or enact a separate law to regulate our industry. If such an occurrence were to happen, our costs associated with licensing and training staff, as well as any additional wages required for hiring licensed staff, as necessary, could add to our expenses and harm our results of operation.

Matters relating to employment and labor law may adversely affect our business.

Various Japanese labor laws govern our relationships with our employees and affect operating costs. These laws include employment classifications of employee, independent contractor, or contract worker; minimum wage requirements; employer contributions to social security, unemployment insurance, and workers’ accident compensation insurance, and other wage and benefit requirements. Significant additional government regulations and new laws, including mandating increases in minimum wages, changes in employment status requirements, or other labor law changes could materially affect our business, financial condition, operating results or cash flow. Additionally, if our or our franchisees’ employees unionize, it could materially affect our business, financial condition, operating results or cash flow.

We are also subject in the ordinary course of business to employee claims against us based, among other things, on discrimination, harassment, wrongful termination, or violation of labor laws. Such claims could also be asserted against us by employees of our franchisees. These claims may divert our financial and management resources that would otherwise be used to benefit our operations. The ongoing expense of any resulting lawsuits, and any substantial settlement payment or damage award against us, could adversely affect our business, brand image, employee recruitment, financial condition, operating results or cash flows.

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Risks Related to this Offering and Ownership of the Ordinary Shares

Once our ordinary shares are listed on Nasdaq, there can be no assurance that we will be able to comply with Nasdaq’s continued listing standards.

Prior to this offering, there has been no public market for our ordinary shares. As a condition to consummating this offering, our ordinary shares offered in this prospectus must be listed on Nasdaq or another national securities exchange. Accordingly, in connection with the filing of the registration statement of which this prospectus forms a part, we have applied to list our ordinary shares on Nasdaq under the symbol “_____.” Assuming that our ordinary shares are listed and after the consummation of this offering, there can be no assurance any broker will be interested in trading our ordinary shares. Therefore, it may be difficult to sell your ordinary shares if you desire or need to sell them. Our underwriters are not obligated to make a market in our ordinary shares, and even if it makes a market, it can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our ordinary shares will develop or, if developed, that such market will continue.

Once our ordinary shares are approved for listing on Nasdaq, there is no guarantee that we will be able to maintain such listing for any period of time by perpetually satisfying Nasdaq’s continued listing requirements. Our failure to continue to meet these requirements may result in our ordinary shares being delisted from Nasdaq.

The price of our ordinary shares could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of the ordinary shares.

In addition, if the trading volumes of the ordinary shares are low, persons buying or selling in relatively small quantities may easily influence prices of the ordinary shares. This low volume of trades could also cause the price of the ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of the ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of the ordinary shares. As a result of this volatility, investors may experience losses on their investment in the ordinary shares. A decline in the market price of the ordinary shares also could adversely affect our ability to sell additional ordinary shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in the ordinary shares will develop or be sustained. If an active market does not develop, holders of the ordinary shares may be unable to readily sell the ordinary shares they hold or may not be able to sell their ordinary shares at all.

The price of the ordinary shares may fluctuate substantially.

The price for the ordinary shares in this offering will be determined by us and representative of the underwriters, and it may not be indicative of prices that will prevail in the open market following this offering. You may not be able to sell your ordinary shares at or above the offering price or at any other price or at the time that you would like to sell. You should consider an investment in the ordinary shares to be risky, and you should invest in the ordinary shares only if you can withstand a total loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of the ordinary shares to fluctuate, in addition to the other risks mentioned in this section of the prospectus, are:

●	any failure to meet or exceed revenue and financial projections we provide to the public;

●	actual or anticipated variations in our quarterly financial condition and operating results or those of other companies in our industry;

●	our failure to meet or exceed the estimates and projections of the investment community;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	additions or departures of our key management personnel;

●	issuances by us of debt or equity securities;

●	litigation involving our Company, including shareholder litigation; investigations or audits by regulators into the operations of our Company; or proceedings initiated by our competitors, franchisees, or customers;

●	changes in the market valuations of similar companies;

●	ordinary shares price and volume fluctuations attributable to inconsistent trading volume levels of the ordinary shares;

●	significant sales of the ordinary shares by our insiders or our shareholders in the future;

●	the trading volume of the ordinary shares in the United States; and

●	general economic and market conditions.

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These and other market and industry factors may cause the market price and demand for the ordinary shares to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their ordinary shares and may otherwise negatively affect the liquidity of the ordinary shares. Future market fluctuations may also materially adversely affect the market price of the ordinary shares.

In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation against that company. Any such class action suit or other securities litigation would divert the attention of our senior management, require us to incur significant expense and, whether or not adversely determined, could materially adversely affect our business, financial condition, results of operations and prospects.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of the ordinary shares and trading volume could decline.

The trading market for the ordinary shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If few or no securities or industry analysts cover us, the trading price for the ordinary shares would be negatively impacted. If one or more of the analysts who covers us downgrades the ordinary shares, publishes incorrect or unfavorable research about our business, ceases coverage of our Company, or fails to publish reports on us regularly, demand for the ordinary shares could decrease, which could cause the price of the ordinary shares or trading volume to decline.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the ordinary shares. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our businesses and cause the price of the ordinary shares to decline.

As a controlled company, we are not subject to all of the corporate governance rules of Nasdaq.

The “controlled company” exception to Nasdaq rules provides that a company of which more than 50% of the voting power is held by an individual, group or another company, a “controlled company,” need not comply with certain requirements of Nasdaq corporate governance rules. As of the date of this prospectus, Mr. Yoshio Ukaji, our Chief Executive Officer and a director, beneficially owned an aggregate of 9,900,000 ordinary shares, which represents 99% of the voting power of our outstanding ordinary shares. Following this offering, Mr. Ukaji will control approximately ____% of the voting power of our outstanding ordinary shares if all the ordinary shares being offered are sold. If we obtain listing on Nasdaq, we will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq. Controlled companies are exempt from Nasdaq’s corporate governance rules requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of Nasdaq, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of Nasdaq, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of Nasdaq. We currently utilize and presently intend to continue to utilize these exemptions. As a result, we may not have a majority of independent directors, our nomination and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Management—Foreign Private Issuer Status and Controlled Company Exemption”.

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If the voting power of our shares continues to be highly concentrated, it may prevent you and other minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.

Following the completion of this offering, Mr. Yoshio Ukaji will control approximately _________% of the voting power of our outstanding ordinary shares if all the ordinary shares being offered are sold. As a result, Mr. Ukaji will have majority voting power over all matters requiring shareholder votes, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our memorandum and articles of association; and our winding up and dissolution.

This concentration of voting power may delay, deter or prevent acts that would be favored by our other shareholders. The interests of Mr. Ukaji may not always coincide with our interests or the interests of our other shareholders. This concentration of voting power may also have the effect of delaying, preventing or deterring a change in control of us. Also, Mr. Ukaji may seek to cause us to take courses of action that, in his judgment, could enhance his investment in us, but which might involve risks to our other shareholders or adversely affect us or our other shareholders, including investors in this offering. As a result, the market price of our ordinary shares could decline or shareholders might not receive a premium over then-current market price of our ordinary shares upon a change in control. In addition, this concentration of voting power may adversely affect the trading price of our ordinary shares because investors may perceive disadvantages in owning shares in a company with significant shareholders. See “Executive Compensation” and “Description of Securities.”

Our ordinary shares may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our ordinary shares may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future. While our ordinary shares will not be considered “penny stock” following this offering since they will be listed on Nasdaq, if we are unable to maintain that listing and our ordinary shares are no longer listed on Nasdaq, unless we maintain a per-share price above $5.00, our ordinary shares will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

● If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

● If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our ordinary shares and may affect your ability to resell our ordinary shares.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our ordinary shares will not be classified as a “penny stock” in the future.

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If you purchase ordinary shares in this offering, you will experience immediate dilution.

If you purchase ordinary shares in this offering, you will experience immediate dilution of $_______ per ordinary share in the net tangible book value of your ordinary shares after giving effect to this offering at an assumed public offering price of $_______ per ordinary share because the price that you pay will be substantially greater than the net tangible book value per ordinary share that you acquire. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus titled “Dilution.”

If the benefits of any proposed acquisition do not meet the expectations of investors, shareholders or financial analysts, the market price of our ordinary shares may decline.

If the benefits of any proposed acquisition do not meet the expectations of investors or securities analysts, the market price of our ordinary shares prior to the closing of the proposed acquisition may decline. The market values of our ordinary shares at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our ordinary shares irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our ordinary shares may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements, no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, and not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements. We have elected to adopt these reduced disclosure requirements.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement declared effective under the Securities Act, or do not have a class of securities registered under the Exchange Act, are required to comply with the new or revised financial accounting standards. In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

We would cease to be an “emerging growth company” upon the earliest of (i) December 31, 2027, (ii) the last day of the fiscal year during which our annual gross revenues are $1.235 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non- convertible debt securities, or (iv) as of the end of any fiscal year in which the market value of our ordinary shares held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year (and we have been a public company for at least 12 months and have filed at least one annual report on Form 20-F).

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We cannot predict if investors will find our ordinary shares less attractive as a result of our taking advantage of these exemptions. If some investors find our ordinary shares less attractive as a result of our choices, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

As a “foreign private issuer” we are permitted, and intend, to follow certain home country corporate governance and other practices instead of otherwise applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

Our status as a foreign private issuer exempts us from compliance with certain SEC laws and regulations and certain regulations of Nasdaq, including certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. Further, consistent with corporate governance practices in Japan, we do not have a standalone compensation committee or nomination and corporate governance committee under our board. In addition, we are not required under the Exchange Act to file current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we are generally exempt from filing quarterly reports with the SEC. Also, we are not required to provide the same executive compensation disclosures regarding the annual compensation of our five most highly compensated senior executives on an individual basis as are required of U.S. domestic issuers. As a foreign private issuer, we are permitted to disclose executive compensation on an aggregate basis and need not supply a Compensation Discussion & Analysis, as is required for domestic companies. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and accommodations will reduce the frequency and scope of information and protections to which you are entitled as an investor.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company following this offering, we will incur legal, accounting, and other expenses that we did not previously incur. We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and the listing standards of Nasdaq as applicable to a foreign private issuer, which are different in some material respects from those required for a U.S. public company. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” Further, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors.

Pursuant to Section 404 of the Sarbanes-Oxley Act, once we are no longer an emerging growth company, we may be required to furnish an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of complying with Section 404 of the Sarbanes-Oxley Act will significantly increase, and management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations. We may need to hire more employees in the future or engage outside consultants to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, which will further increase our cost and expense. In addition, enhanced legal and regulatory regimes and heightened standards relating to corporate governance and disclosure for public companies result in increased legal and financial compliance costs and make some activities more time-consuming.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors, shareholders or third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, financial condition and results of operations.

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If we fail to implement and maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act (which we refer to as “Section 404”), requires that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F. In addition, once we cease to be an “emerging growth company” as defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal control or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of the ordinary shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements for prior periods.

We do not currently intend to pay dividends on our ordinary shares for the foreseeable future.

We currently do not intend to pay any dividends to holders of our ordinary shares for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Any determination to pay dividends in the future will be at the discretion of our board of directors and subject to limitations under applicable law. Therefore, you are not likely to receive any dividends on your ordinary shares for the foreseeable future, and the success of an investment in the ordinary shares will depend upon any future appreciation in its value. Moreover, any ability to pay may be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. Consequently, investors may need to sell all or part of their holdings of our ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that the ordinary shares will appreciate in value or even maintain the price at which our shareholders have purchased the ordinary shares.

Sales of a substantial number of our ordinary shares in the public markets by our existing shareholders in the future could cause the price of the ordinary shares to fall.

Sales of a substantial number of our ordinary shares in the public market in the future or the perception that these sales might occur, could depress the market price of the ordinary shares and could impair our ability to raise capital through the sale of additional equity securities from time to time. We are unable to predict the effect that any such sales may have on the prevailing market price of the ordinary shares.

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The future issuance of additional ordinary shares in connection with our share option plan, convertible bonds, acquisitions or otherwise may adversely affect the market of the ordinary shares.

As of October 31, 2022, we had an aggregate of ______ ordinary shares issuable upon exercise of outstanding options at a weighted average exercise price of ¥____ (US$_____) per share. If and when these options are exercised for our ordinary shares, the number of ordinary shares issued and outstanding will increase. Such an increase in our outstanding securities, and any sales of such shares, could have a material adverse effect on the market for the ordinary shares, and the market price of the ordinary shares.

We provide a share option plan for our Company’s directors, internal corporate auditors, employees and external consultants. We currently plan to continue granting k options and other incentives so that we can continue to secure talented personnel in the future. We may issue all of these ordinary shares without any further action or approval by our shareholders, subject to certain exceptions. Any ordinary shares, issued in connection with our share option plan, the exercise of outstanding options, or otherwise, would dilute your ownership interest.

The right of holders of ordinary shares to participate in any future rights offerings may be limited, which may cause dilution to their holdings and holders of ordinary shares may not receive cash dividends if it is impractical to make them available to them.

We may, from time to time, distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make any such rights available to the holders of ordinary shares in the United States unless we register such rights and the securities to which such rights relate under the Securities Act or an exemption from the registration requirements is available. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act.

USE OF PROCEEDS

We estimate that we will receive approximately $_______ million in net proceeds from the assumed sale of _________ ordinary shares offered by us in this offering (or approximately $_______ million if the underwriters exercise in full their option to purchase up to _________ additional ordinary shares from us), based on an assumed public offering price of $________ per ordinary share (which is the low-point of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and offering expenses of approximately $_______ million payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include investments, acquisitions, or strategic collaborations to expand our customer base, as well as the development and marketing of new services.

The estimated percentages of the net amount of proceeds that we intend to use for the following purposes are as follows:

●	20% for capital expenditures to open new salons;
●	25% for acquisitions of existing salons or assets for expansion;
●	20% for training expenditures (consisting of training facilities, building up training teams, and recruiting teams);
●	5% for recruiting expenditures; and
●	30% for working capital and general corporate purposes.

If the proceeds will not be sufficient to fund all the above proposed purposes, the order of priority of such purposes will be as follows: 1. capital expenditures to open new salons, 2. working capital and general corporate purposes, 3. training expenditures, 4. acquisition of existing salons or assets for expansion, and 5. recruiting expenditures. Further, in that case, we would have to seek additional funding of $___________ from other sources of funds such as private placements in order to raise any needed funds.

We have no agreements or commitments for particular uses of the net proceeds from this offering, and our management will have discretion in allocating the net proceeds. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our expansion and development efforts, whether or not we enter into strategic transactions, our general operating costs and expenditures, and the changing needs of our businesses.

We believe that our funds and the net proceeds from this offering will be sufficient to continue our businesses and operations as currently conducted through 2024; however, changing circumstances may cause us to consume capital significantly faster than we currently anticipate.

To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

The intended use of proceeds in this section takes into account the potential impacts of COVID-19.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our ordinary shares. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our ordinary shares in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our ordinary shares. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors— Risks Related to this Offering and Ownership of the Ordinary Shares — We do not currently intend to pay dividends on our ordinary shares for the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, debt and capitalization as of October 31, 2022:

●	on an actual basis; and

●	on a pro forma basis to give effect to the above and the assumed issuance of ________ ordinary shares in this offering at an assumed initial public offering price of $______ per share (which is the low-point of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as set forth in this prospectus.

You should read the following table in conjunction with the sections entitled “Use of Proceeds”, “Selected Consolidated Financial Information and Operating Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our financial statements and the related notes thereto included elsewhere in this prospectus.

	As of October 31, 2022
(thousands, except share amounts)	Actual	Pro Forma(1)
	(audited)
Cash and cash equivalents	$1,465	$

Bank Loans – current portion	1,323
Bank Loans – non-current	3,585

Shareholders’ equity:
Ordinary shares, par value $0.001 per share; 300,000,000 shares authorized and 10,100,000 shares issued and outstanding on an actual basis, and _____________ shares issued and outstanding on a pro forma basis	10
Additional paid-in capital	28
Retained earnings	1,136
Accumulated other comprehensive loss	(288)
Total shareholders’ equity	886
Total capitalization	$5,794	$

(1)	The pro forma information above is illustrative only and will be further adjusted based on the actual public offering price and other terms of this offering determined at pricing. The number of ordinary shares to be outstanding immediately after this offering is based on the assumed issuance of _______________ ordinary shares in this offering and does not include (i) up to ________ ordinary shares issuable upon the exercise in full by the underwriters of their option to purchase additional ordinary shares from us based upon an assumed offer and sale of ________ ordinary shares at an assumed public offering price of $_____ per share; and (ii) up to an aggregate of _______ ordinary shares underlying the Representative’s Warrant to be issued to the underwriter in connection with this offering.

38

DILUTION

Purchasers of ordinary shares in this offering will experience immediate and substantial dilution to the extent of the difference between the initial public offering price per ordinary share paid by the purchasers of the ordinary shares in this offering and the pro forma, as adjusted net tangible book value per ordinary share immediately after, and giving effect to, this offering. Dilution results from the fact that the initial public offering price per ordinary share in this offering is substantially in excess of the net tangible book value per ordinary share attributable to the issued and outstanding ordinary shares held by our existing shareholders.

Our historical net tangible book value per ordinary share is determined by dividing our net tangible book value, which is the book value of our total assets less the book value of our goodwill, intangible assets, deferred initial public offering costs and total liabilities, by the number of outstanding ordinary shares. As of October 31, 2022, the historical net tangible book value (deficit) of our ordinary shares was $(12,833,530), or $(1.27) per ordinary share.

After giving effect to the (i) assumed sale by us of ___________ ordinary shares in this offering at an assumed initial public offering price of $_____ per ordinary share (which is the low-point of the price range set forth on the cover page of this prospectus), and (ii) receipt by us of the net proceeds of this offering, after deduction of the underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma net tangible book value as of October 31, 2022 would have been $___________, or $_____ per ordinary share. The pro forma net tangible book value per ordinary share immediately after the offering is calculated by dividing the pro forma net tangible book value of $__________ by ________ ordinary shares (which is the pro forma ordinary shares issued and outstanding as of October 31, 2022). The difference between the initial public offering price per ordinary share and the pro forma net tangible book value per ordinary share represents an immediate increase in net tangible book value of $____ per ordinary share to our existing shareholders, and an immediate dilution in net tangible book value of $______ per ordinary share to purchasers of ordinary shares in this offering.

The following table illustrates this dilution to purchasers in this offering on a per ordinary share basis:

Assumed initial public offering price per ordinary share			$
Net tangible book value per ordinary share before this offering (as of October 31, 2022)		$(1.27)
Increase in net tangible book value per ordinary share attributable to purchasers in this offering	$
Pro forma net tangible book value per ordinary share immediately after this offering			$
Dilution in pro forma net tangible book value per ordinary share to purchasers in this offering			$

The table and information above assume no exercise by the underwriters of their option to purchase additional ordinary shares in this offering. If the underwriters exercise in full their option to purchase up to ______ additional ordinary shares from us based upon an assumed offer and sale of _______ ordinary shares at an offering price of $_____ per ordinary share (which is the low-point of the price range set forth on the cover page of this prospectus), the pro forma net tangible book value per ordinary share immediately after this offering would be $_____ per ordinary share, and the dilution in pro forma net tangible book value per ordinary share to purchasers in this offering would be $______ per ordinary share, in each case assuming an assumed initial public offering price of $_____ per ordinary share (which is the low-point of the price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

39

The following table summarizes, as of October 31, 2022, on the pro forma basis described above, the differences between the number of ordinary shares purchased from us, the total consideration paid to us in cash, and the weighted average price per ordinary share that our existing shareholders and the new purchasers in this offering paid. The total consideration below is based on an assumed initial public offering price of $_____ per ordinary share (which is the low-point of the price range set forth on the cover page of this prospectus), before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Ordinary Shares			Total Consideration
	Number	Percent		Amount	Percent		Weighted Average Price Per Share
Existing shareholders	10,100,000		%	$		%	$
Purchasers in this offering			%	$		%	$
Total		100%		$	100%		$

Each $1.00 increase (decrease) in the assumed initial public offering price of $____ per ordinary share (which is the low-point of the price range set forth on the cover page of this prospectus) would increase (decrease) the total consideration paid by purchasers in this offering and the weighted average price per share paid by all shareholders by $_______ and $_____ per share, respectively, and in the case of an increase, would increase the percentage of total consideration paid by purchasers in this offering by ____%, and in the case of a decrease, would decrease the percentage of total consideration paid by purchasers in this offering by ___%, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions payable by us.

An increase (decrease) of 100,000 in the number of ordinary shares offered by us in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by purchasers in this offering and the weighted average price per share paid by all shareholders by $______ and $____ per share, respectively, and in the case of an increase, would increase the percentage of total consideration paid by purchasers in this offering by ___%, and in the case of a decrease, would decrease the percentage of total consideration paid by purchasers in this offering by ___%, assuming the assumed initial public offering price of $_____ per ordinary share (which is the low-point of the price range set forth on the cover page of this prospectus) remains the same, and after deducting the underwriting discounts and commissions payable by us.

The table and information above assume no exercise by the underwriters of their option to purchase additional ordinary shares in this offering. Based upon an assumed offer and sale of ________ ordinary shares at an offering price of $_____ per ordinary share (which is the low-point of the price range set forth on the cover page of this prospectus), if the underwriters exercise in full their option to purchase up to ________ additional ordinary shares from us, the number of ordinary shares underlying the ordinary shares held by purchasers in this offering would be increased to ______ ordinary shares, or ___% of the total number of ordinary shares issued and outstanding immediately after this offering, and the percentage of ordinary shares held by our existing shareholders would be reduced to ___% of the total number of ordinary shares issued and outstanding immediately after this offering.

The foregoing tables and calculations are based on the number of ordinary shares that will be outstanding immediately following the offering, and exclude (i) up to _______ ordinary shares issuable upon the exercise in full by the underwriters of their option to purchase additional ordinary shares from us; and (ii) up to an aggregate of _______ ordinary shares underlying the warrant to be issued to the representative of the underwriters in connection with this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section of this prospectus entitled “Description of Business” and our consolidated financial statements and related notes thereto, included elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our current plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We believe we are one of the leading medical relaxation service providers in Japan because, while the medical and relaxation business is a fragmented market in Japan, there are five key companies in this industry, which are Medirom, Genki-Dou, HoneGori, K’s Group and our Company. These five entities, including our Company, operate their salons across Japan, with sales revenue typically ranging from US$10 million to $50 million. We believe that we are considered to be one of the key companies in this industry because we have been increasing our footprint and revenue comparable to our key competitors. In order to increase our footprint, we expanded our operations outside of the Tokyo metropolitan area into the central, northern, and western regions of Japan. The number of our salons in the non-Tokyo metropolitan area has grown to 12, accounting for almost one-third of our total salons. We utilize judo therapists and acupuncture and moxibustion therapists to treat our clients, who primarily consist of professional and non-professional athletes. Judo therapists are therapists that do not rely on surgery or administration of medicine, but instead give patients certain treatments of reduction and immobilization against physical injuries like fracture, dislocation, bruise, sprain, and contusion. As Judo therapists are focused on maximizing the healing capacity of the human body, and are distinctly different from those who merely provide a relaxing massage and adjustments to mitigate chronic symptoms (e.g., to correct a pelvic/spinal tilt). Judo therapies have traditionally been developed to heal judo opponents called “活法”, which in English translates to “awakening and rebounding”. Moxibustion therapists are therapists that stimulate pressure points of the human body with acupuncture (stimulation therapy) and moxa (thermotherapy) in order to help patients enhance their natural curative power against disease. Stimulation therapy is the treatment method that uses, for instance, acupuncture to invigorate human body by pressing acupuncture points. Thermotherapy is a treatment method that uses heat to improve blood flow and body immunity. Our principal business is to own, develop, operate, manage, and support medical and relaxation salons through direct ownership of such salons throughout Japan. We seek to be the leading provider of medical relaxation services in the markets we serve and to become the most recognized brand in our industry through the steady and focused expansion of medical and relaxation salons in key markets throughout Japan and potentially abroad. Our current strategy is to continue to expand the number of our directly-operated salons in a deliberate and measured manner.

The following table provides revenue summary for the periods indicated:

	Year ended October 31, 2022
(In thousands)
Medical Salon	$10,219	¥1,291,912
Relaxation Salon	3,158	399,270
Other	215	27,131
	$13,592	¥1,718,313

	Year ended October 31, 2021
(In thousands)
Medical Salon	$10,803	¥1,167,929
Relaxation Salon	935	101,086
Other	239	25,803
	$11,977	¥1,294,818

As of October 31, 2022, the medical salon and relaxation salon services have 43 and 9 locations, respectively, across Japan, located within the country’s major cities. In August 2021, the Company acquired new business, Relaxation Salon.

Key Financial Definitions

Revenue. Revenue consists of the following items: revenue from directly-operated salons, franchise revenue, and other revenues. Other revenue consists of real estate leasing, restaurant revenue and face mask sales.

Operating expenses. Operating expenses includes the costs to sell and deliver services and the costs to manage the Company as follows: directors’ compensations, salaries and allowances, bonuses, legal welfare expenses, provision for paid annual leave, recruiting expenses, travel expenses, advertising expenses, rent, taxes and duties, commission fees, compensations, depreciation and amortization, provision for doubtful accounts, and others.

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Non-U.S. GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), adjusted to exclude: (i) interest income and expense, (ii) income tax expense, and (iii) depreciation and amortization. Management considers Adjusted EBITDA to be a measurement of performance which provides useful information to both management and investors. Adjusted EBITDA should not be considered an alternative to net income or other measurements under U.S. GAAP. Adjusted EBITDA is not calculated identically by all companies and, therefore, our measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

We use Adjusted EBITDA to enhance our understanding of our operating performance, which represents our views concerning our performance in the ordinary, ongoing and customary course of our operations. We historically have found it helpful, and believe that investors have found it helpful, to consider an operating measure that excludes certain expenses relating to transactions not reflective of our core operations. Stock-based compensation expense represents non-cash charges related to equity awards granted by the Company. Prior to 2022, we did not recognize stock-based compensation expense. Our management believes the measurement of these amounts can vary considerably from period to period and depend substantially on factors that are not direct consequences of the performance of the Company and are not within the management’s control. Therefore, our management believes that excluding these expenses facilitates comparisons of our operational results and financial performances in different periods, as well as comparisons against similarly determined non-GAAP financial measures of comparable companies.

The information about our operating performance provided by this financial measure is used by our management for a variety of purposes. We regularly communicate Adjusted EBITDA results to our board of directors and we discuss with the board our interpretation of such results. We also compare our Adjusted EBITDA performance against internal targets as a key factor in evaluating our periodic operating performance at each salon level, segment level, and consolidated level, largely because we believe that this measure is indicative of how the fundamental business is performing and is being managed.

Adjusted EBITDA Margin. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for a period by total revenue for the same period.

Key Performance Indicators

In assessing the performance of our business, we consider several key performance indicators used by management. We receive monthly performance reports from our system and our salons which include key performance indicators per salon including sales, number of customers, number of newly-acquired customers, number of repeat customers, sales per customer, and operation ratio. We believe these indicators provide us with useful data with which to measure our performance and to measure the performance of our own and our franchisees’ salons.

42

These key indicators include:

●	Number of Salons with Data. The number of salons for which comparable financial and customer data is available.

●	Total Customers Served. The number of customers serviced at salons (other than salons in which our point-of-sale system is not installed and therefore, comparative financial and customer data is not available).

●	Sales Per Customer. The ratio of total salon sales to number of treated customers at salons (other than a few salons for which comparative financial and customer data is not available).

●	Repeat Ratio. The ratio of repeat customer visits to total customer visits in the applicable month or other stated period for all salons for which comparable financial and customer data is available.

●	Operation Ratio. The ratio of therapists’ in-service time to total therapists’ working hours (including stand-by time) for the applicable month or other stated period for all salons for which comparable financial and customer data is available.

As of the dates indicated, the number of company directly-operated and franchisee operated salons are as follows:

	2022	2021
Company directly-operated salons	43	37
Franchisee operated salons	6	7

The following table and charts set forth our monthly key performance indicators from November 2020 to October 2022, as realized for company directly-operated salons with data:

	Number	Total
	of Salons	Customers	Sales Per	Sales Per	Repeat	Operation
	with Data	Served	Customer	Customer	Ratio	Ratio
Nov-20	33	30,404	¥3,078	$28.47	97%	0.27
Dec-20	33	30,362	¥3,059	$28.29	97%	0.27
Jan-21	33	27,150	¥3,266	$30.21	97%	0.27
Feb-21	33	27,969	¥3,207	$29.66	97%	0.28
Mar-21	33	30,659	¥3,328	$30.78	96%	0.28
Apr-21	33	29,594	¥3,352	$31.00	96%	0.24
May-21	33	31,598	¥3,298	$30.51	96%	0.26
Jun-21	35	30,990	¥3,311	$30.63	95%	0.26
Jul-21	35	31,663	¥3,318	$30.69	96%	0.25
Aug-21	35	31,120	¥4,360	$40.33	96%	0.24
Sep-21	35	31,582	¥4,699	$43.46	96%	0.25
Oct-21	35	33,164	¥4,004	$37.04	96%	0.26
Nov-21	35	33,215	¥4,446	$35.17	96%	0.26
Dec-21	35	33,357	¥4,308	$34.08	97%	0.26
Jan-22	35	30,223	¥4,657	$36.83	96%	0.25
Feb-22	35	29,164	¥4,474	$35.39	96%	0.25
Mar-22	35	33,393	¥4,473	$35.38	96%	0.25
Apr-22	36	32,031	¥4,437	$35.10	96%	0.27
May-22	35	33,048	¥4,562	$36.08	95%	0.40
Jun-22	36	32,429	¥4,559	$36.06	95%	0.43
Jul-22	36	32,579	¥4,645	$36.74	96%	0.45
Aug-22	36	30,961	¥4,770	$37.73	96%	0.45
Sep-22	38	31,349	¥4,802	$37.98	96%	0.45
Oct-22	38	33,647	¥3,450	$27.29	96%	0.48

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Number of salons
50
40
30
20
10
0
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
FY21
FY22

Total Customers Served
40,000
30,000
20,000
10,000
0
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
FY21
FY22

Sales Per Customer
6,000
5,000
4,000
3,000
2,000
1,000
0
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
FY21
FY22

Repeat Ratio
98%
97%
96%
95%
94%
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
FY21
FY22

Operation Ratio
60%
50%
40%
30%
20%
10%
0%
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
FY21
FY22

Factors Impacting our Operating Results

We expect that our results of operations will be affected by a number of factors and will primarily depend on the global economy, issues related to the COVID-19 pandemic in Japan and elsewhere, general market conditions, customer preference, and the competitive environment.

Our revenues, operating results and financial performance are impacted by a multitude of factors, including, but not limited to:

Business Environment. According to the 2022 Yano Report, the relaxation market continues to see industry consolidation and notable category entrants from low-price, high turnover service providers, athletic and personal training services, and body stretching. We anticipate that market share will be further transferred to the category leaders in the industry, as smaller, private operators sell their businesses for retirement and/or market competition reasons. We believe that we stand to benefit from these industry trends.

Our Achievements. To date, we have not engaged in price competition, which we believe will damage the reputation of our industry in the long run. The [increase] in revenue per customer is due to providing quality services. The year over year comparison between October 2021 and October 2022 shows that our average revenue per customer had grown by 26%, from ¥3,535 (US$32.70) to ¥4,459 (US$35.27). In the future, we may raise the prices of our services over time to keep up with increases in minimum wage and to maintain an appropriate margin. Our repeat ratio was 96% in October 2022 compared to 96% in October 2021. As a result of our organic development and further consolidation through acquisitions, the number of salons in our group increased to 49 as of October 31, 2022 from 44 in the same month of 2021. Total customers served also improved to 33,647 in October 2022 from 33,164 in October 2021. Our operation ratio increased from 26% in October 2021 to 48% in October 2022. We believe our operation ratio will improve in the future, as we strive to improve the management of our therapists and increase operating efficiency.

Assessment of Impact of the COVID-19 to the Company’s Business Operations, Liquidity, and Capital Resources

During 2021, the Japanese Government issued several series of Declaration of Emergency, whereby the Japanese Government requested the closing of non-essential activities and businesses across the country as a pre-emptive safeguard against the COVID-19 pandemic. This adversely impacted businesses across the nation, particularly in the retail segment in which we operate.

During 2021, the COVID-19 pandemic and the Government-driven or voluntary closure of workplaces and public spaces, the reluctance or inability to commute on public transportation, shop, or enjoy outdoor leisure activities has affected our business operations and liquidity position. However, our medical salon is designated as medical institution by the Government, which enabled us to continue operating normally without shortened operations.

Fluctuation in Number of Served Customers and Sales Per Customer during the COVID-19 Pandemic

The COVID 19 pandemic forced us to close or shorten hours of some salons in the Kawasaki area in 2020 because some premises were shut down in response to the declaration of a state of emergency and ensuing local government requests. To tackle the adverse impact, we applied for a government subsidy that came to the rescue of small and medium sized enterprises suffering from a sharp dip in sales revenue and got reimbursed for the loss due to the pandemic. In 2020, we managed our operations by relocating therapists from salons that were closed or operating on shortened hours to those lacking enough therapists, or issued furlough to those who could not be relocated to other open salons. Since the actions taken by us in 2020, we have not had to close or shorten the hours of our salons whether voluntarily or due to Declarations and local governments request. After the first declaration of emergency was lifted on May 25, 2020, the number of our served customers recovered gradually. From January 8 to March 21, 2021, the government issued a second declaration. Tokyo, Kanagawa, Saitama, and Chiba prefectures, where the majority of our salons are located, were fully included within the scope of the second declaration. While this adversely affected our business, the negative impact on our number of customers served was much smaller than the those during the first declaration. The number of customers served had dropped to the higher range of 27,000 customers in January and February 2021, but has recovered to the level of more than 30,000 customers in March 2021.

A third declaration was issued from April 25, 2021 and the scope was expanded to finally ten prefectures including Tokyo, which was finally released from the declaration on June 20, 2021. Even with the third declaration, the numbers of customers served has not been adversely affected.

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On July 8, 2021, the government issued a fourth declaration applicable to Tokyo during the period from July 12 to August 12, 2021. During such period, the City of Tokyo had the Summer Olympic games. On July 30, 2021, the government announced it would add Saitama, Chiba, Kanagawa, and Osaka prefectures to the scope of the declaration from August 2 to 31, 2021. On August 17, 2021, the government announced it would add Ibaraki, Tochigi, Gunma, Shizuoka, Kyoto, Hyogo, and Fukuoka prefectures to the scope of the declaration from August 20 to September 12, 2021, and also announced it would extend the declaration applicable to the six prefectures already under the declaration until September 12, 2021. On August 25, 2021, Aichi, where many of our directly-operated salons in spa facilities were located, and other seven prefectures were added to the scope from August 27 to September 12, 2021, resulting in a total of 21 prefectures under the third and fourth declarations. On September 9, 2021, the government announced it would extend the declarations to 19 prefectures with exception of two prefectures until September 30, 2021. The third and fourth declarations were fully lifted on September 30, 2021.

Operating Results

Comparison of the Results for the Year Ended October 31, 2022 and October 31, 2021

(in thousands, except change % data and

Adjusted EBITDA margin)

Consolidated Statement of Income	Year ended October 31,				Change (2022 vs 2021)
Information:	2022($)	2021($)	2022(¥)	2021(¥)	$	¥	%
Revenues:
Medical Salons	$10,219	$10,803	¥1,291,912	¥1,167,929	$(584)	¥123,983	11%
Relaxation Salons	3,158	935	399,270	101,086	2,223	298,184	295%
Other	215	239	27,131	25,803	(24)	1,328	5%
Total revenue	13,592	11,977	1,718,313	1,294,818	1,615	423,495	33%
Operating expenses:
Product costs	384	238	48,513	25,739	146	22,774	88%
Operation expenses	12,806	11,329	1,618,924	1,224,725	1,477	394,199	32%
Total operating expenses	13,190	11,567	1,667,437	1,250,464	1,623	416,973	33%
Operating (loss) income	$402	$410	¥50,876	¥44,354	$(8)	¥6,522	15%
Other income (expenses):
Other income	9	68	4,796	7,347	(59)	(2,551)	(35)%
Subsidy	201	187	21,733	20,208	14	1,525	8%
Other expense	(162)	(224)	(20,469)	(24,167)	62	3,698	(15)%
Interest expense	(63)	(59)	(8,008)	(6,407)	(4)	(1,601)	25%
Loss on disposals of assets	-	(19)	-	(2,019)	19	2,019	(100)%
Total other income (expenses)	(15)	(47)	(1,948)	(5,038)	31	3,090	(61)%
Income tax (benefit) expense	(172)	(222)	(21,682)	(24,045)	50	2,363	(10)%
Net (loss) income	$215	$141	¥27,246	¥15,271	$73	¥11,975	(56)%
Adjusted EBITDA(1)	$871	$713	110,214	77,205
Adjusted EBITDA margin(2)	6.4%	6.0%	6.4%	6.0%

(1) For a reconciliation of Adjusted EBITDA to net income (loss), the most comparable U.S. GAAP measure, see the following table.

45

Reconciliation of non-GAAP measures:	Year ended October 31,
(in thousands, except Adjusted EBITDA margin)	2022($)	2021($)	2022(¥)	2021(¥)
Net income	$215	$141	¥27,246	¥15,271
Interest expense	63	59	8,008	6,407
Income tax expense	172	222	21,682	24,045
Depreciation and amortization	421	291	53,278	31,482
Adjusted EBITDA	$871	$713	¥110,214	¥77,205
Adjusted EBITDA margin(2)	6.4%	6.0%	6.4%	6.0%

(2) Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for a period by total revenue for the same period.

Revenues

(In thousands)	Year ended October 31,		Year ended October 31,
	2022	2021	2022	2021	Change
Medical Salon
Directly-operated salons	$9,772	$10,339	¥1,235,420	¥1,117,747	$(567)	¥117,673
Franchisees’ salons - Royalty income	295	321	37,294	34,748	(26)	2,546
Franchisees’ salons – Other income	152	143	19,198	15,434	9	3,764
Relaxation Salon
Directly-operated salons	3,121	925	394,625	99,986	2,196	294,639
Franchisees’ salons - Royalty income	37	10	4,645	1,100	27	3,545

Other revenue	215	239	27,131	25,803	(24)	1,328
	$13,592	$11,977	¥1,718,313	¥1,294,818	$1,615	¥423,495

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The revenue from our Medical Salon services consists of revenue from directly-operated salons and revenue from franchise salons.

The revenue from our Relaxation Salon services consists of revenue from directly-operated salons and revenue from franchise salons.

The primary factor for the increase in revenues from directly-operated salons between year end 2022 and 2021 was the increase in number of salons, sales per customer and operation ratio.

We recognize revenue from initial franchise membership on the opening date of the new franchised salons. In addition, our revenue from franchises include royalty income and other revenues from rental income from subleased salon properties, construction of franchised salons, uniforms and training.

Other revenue consisted of property rental income and revenue from one restaurant which the Company operated.  Property for lease was sold in July 2021 and the restaurant business was closed in May 2022.

The following table summarizes additional operating data affecting our revenues:

	Year ended October 31,
Other Operating Data:	2022	2021
Number of Salons	49	44
Sales per Customer	¥4,459	¥3,535
Sales per Customer	$35.27	$32.70
Repeat Ratio	96%	96%
Operation Ratio	48%	26%

The number of our salons increased by 5 to 49 in the year ended October 31, 2022 from 44 stores in the year ended October 31, 2021. The increase in the number of salons is attributed to the new opening of our directly-operated and franchise stores and also the business acquisition, partially offset by store closure.

Sales per customer increased by 26% in the year ended October 31, 2022 from the year ended October 31, 2021. Sales per customer, which is the ratio of total salon sales to the number of treated customers served at salons (other than franchise stores for which comparative financial and customer data is not available), is influenced, in particular, by pricing of services at given salons, which is impacted by the level and quality of services.

Repeat ratio is no change in the year ended October 31, 2022 from the year ended October 31, 2021.

Operation ratio increased by 22 percentage points in the year ended October 31, 2022 from the year ended October 31, 2021. We believe that the increase is a result of (1) rising demand for our treatment services and (2) continued improvement in operational efficiency with our new electric treatment machines, which can release seasoned therapists to serve other patients at the same time and also put less-experienced, novice therapists to work.

We continue to drive our strategic initiatives and progress toward long-term growth and profitability.

Product costs

Total product costs increased mainly due to an increase in revenue in the year ended October 31, 2022.

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Operating Expenses

(in thousands)	Year ended October 31,
Operating expenses	2022($)	2021($)	2022(¥)	2021(¥)	Change (2021 vs 2020)
General and administrative	$3,029	$2,325	¥382,910	¥251,380	$704	¥131,530
Payroll expense	7,641	7,129	966,017	770,665	512	195,352
Rent and lease	1,702	1,501	215,119	162,232	201	52,887
Depreciation and amortization	421	291	53,278	31,482	130	21,796
Store closure loss	13	83	1,600	8,966	(70)	(7,366)
Total	$12,806	$11,329	¥1,618,924	¥1,224,725	$1,547	401,565

The percentage of revenue of operating expenses in the year ended October 31, 2022 and 2021 was 94% and 95%, respectively. The increase in payroll expense is primarily due to the number of new college graduate employees. The increase in general and administrative is primarily due to an increase in advertising expense and moving expenses incurred in connection with the relocation of our headquarters, and certain professional fees. The increase in rent and lease and deprecation and amortization is primarily due to an increase in number of salons.

Interest Expense

Interest expense was slightly increase in 2022 compared with that of 2021.

Other Income

Other income consists of insurance, government subsidies and other. The decrease in other income was due to an increase in government subsidies offset by decrease in insurance income in 2021.

Other expense

Other expenses consists of consumption tax adjustment and other.

Income Tax Expense

The decrease in income tax was mainly due to a decrease in taxable income due to an offering cost in 2022.

Net Income and Adjusted EBITDA

Our consolidated net income in the year ended October 31, 2021 was ¥15,269 (US$141), or 1.18% of consolidated revenue, while our consolidated net income for the comparable period in 2022 was ¥27,246 (US$216), or 1.58% of consolidated revenue, as a result of the key factors described above. Our Adjusted EBITDA increased from ¥88,190 (US$815) in the year ended October 31, 2021 to ¥111,814 (US$884) for the comparable period in 2022, resulting in an Adjusted EBITDA margins of 6.8%, and 6.5% for the year ended October 31, 2021 and 2022, respectively. The key factors behind this increase, other than changes in revenues, cost of revenues, and selling, general and administrative expenses, were the decrease of loss on disposal of assets and other expense by ¥3,698 (US$62) and by ¥2,019 (US$19).

Liquidity and Capital Resources

As of October 31, 2022 and 2021, we had cash of ¥217,693 (US$1,465) and ¥370,074 (US$3,249), respectively. Liquidity is a measure of our ability to meet potential cash requirements. Liquidity is a measure of our ability to meet potential cash requirements. We generally funded our operations with cash flow from operations, and, when needed, with borrowings from Japanese financial institutions. Our principal uses for liquidity have been to fund development of new salons, acquisitions of salons or relaxation businesses from franchisees or third parties, development of new software for new business and/or internal use, our daily operations, working capital and debt service. We expect that our cash and cash equivalents will be sufficient to fund our operating expenses, capital expenditure requirements and debt service obligations through early 2024 and that we would require additional capital in the future. Management believes it will be able to raise capital in the short-term through the sales of directly-owned salons. We may also consider obtaining additional financing through the issuance of our ordinary shares or through other equity or debt financings, and we may also look into refinancing our existing debt obligations. However, there are no assurances that we will be successful. In addition, management is actively pursuing restoring profitability of our relaxation salon business.

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Cash Flows

The following table sets forth a summary of our cash flows for the periods indicated.

	Year ended October 31 ,				Change (2022 vs 2021)
(in thousands)	2022($)	2021($)	2022(¥)	2021(¥)	$	¥
Net income attributable to shareholders	$215	$141	¥27,244	¥15,271	$74	¥11,973
Net cash provided by (used in) operating activities	(91)	1,549	(11,503)	167,460	(1,640)	(178,963)
Net cash used in investing activities	(738)	(778)	(93,329)	(84,088)	40	(9,241)
Net cash provided by (used in) financing activities	(376)	34	(47,549)	3,643	(410)	(51,192)
Net change of cash during the period	(1,784)	543	(152,381)	87,016	(2,327)	(239,397)
Cash at beginning of period	3,249	2,706	370,074	283,058	543	87,016
Cash at end of period	$1,465	$3,249	¥217,693	¥370,074	$(1,784)	¥(152,381)

Operating Activities

Net cash flows provided by operating activities decreased primarily due to an increase in other assets and a decrease in accounts payable and accrued liabilities offset by an increase in net income and non-cash expense such as depreciation and amortizations.

Investing Activities

Net cash flows used in investing activities decreased primarily due to a decrease in collection of loan receivable and an increase in purchase of property and equipment offset by collection from related party.

Financing Activities

Net cash flows from financing activities decreased primarily due to payments of stock issuance costs.

Credit Facilities and Corporate Bonds

As of October 31, 2022, our subsidiary Move Action has 20 business loans outstanding from 8 Japanese financial institutions including Gunma Bank, Higashi-Nippon Bank, Kiraboshi Bank, Mizuho Bank, SMBC, Shoko Chukin Bank, Shiba Shinkin Bank, and Ashikaga Bank. The balance on the outstanding loans as of October 31, 2022 was ¥729 million (US$4.9 million), with interest rates ranging from 1.2 % to 1.8%, and a weighted average interest rate of 1.28%. The loans mature at various dates through 2030. Our Chief Executive Officer and a director, Yoshio Ukaji, is a guarantor with respect to such 20 outstanding loans.

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In addition, we have a fundamental funding and treasury policy of (i) maintaining a balanced ratio of debt to equity, and (ii) aligning our repayment of loans with our cash flow from business. Our primary use of funds from our loans is capital expenditures on newly opened Company-owned salons. Therefore, we have sought debt financing with longer than three-year terms and equal monthly repayment amounts of principal and interest in order to align our debt repayment schedule with our cash flow from our salon business operations. In order to avoid interest rate risk during the terms of the loans, we usually borrow money with fixed interest rates, and do not enter into hedging arrangements. Since our primary business operations are in Japan, our borrowings have been made to date only in Japanese yen with Japanese financial institutions.

In response to the impact of the COVID-19 pandemic on our business, on July 30, 2021, our indirect subsidiary, Move Begins Co., Ltd. (formerly known as Fubic, Inc.), entered into an additional loan agreement with Japan Finance Corporation to borrow ¥50 million (US$0.34 million) as a 10-year loan. The loan has a fixed annual interest rate of 0.21%, with equal monthly principal and interest payments. In addition, we entered into a loan agreement with The Higashi-Nippon Bank, Limited (“HNP”) for ¥50 million (US$0.34 million) along with the guarantee by Credit Guarantee Association, a governmental affiliate agency which supplements private companies with credit. The loan has duration of 5 years and a fixed annual interest rate of 1.40%.

In January 2022, we entered into an additional loan agreement with HNP for a 18-year loan in the amount of ¥80 million (US$0.54 million). The loan has a fixed annual interest rate of 1.40%, with equal monthly principal and interest payments.

Long-term borrowings as of October 31, 2022 and 2021 are as follow:

	October 31,		October 31,
(in thousands)	2022	2021	2022	2021
Long-term borrowings	$3,585	$4,527	¥532,643	¥515,615
Current portion of long-term borrowings	1,323	1,345	196,509	153,142
Unsecured bank loans (Due through 2030 with weighted average interest rates of 1.28% as of October 31, 2022 and 2021, respectively)	$4,908	$5,872	¥729,152	¥668,757

Cash Commitments from Contractual and Other Obligations

Payments of contractual obligations and commitments will require considerable resources. In our ordinary course of business, we routinely enter into commercial commitments and financial obligations for various aspects of our operations. The following table sets forth the amount of our contractual obligations as of October 31, 2022.

	Payments due by period:
(in thousands ¥)	Total	Less than 1 year	1-3 years	More than 3 years
Debt obligations	¥729,152	¥196,509	¥271,920	¥260,723
Operating lease obligations	2,149,321	228,224	418,478	1,502,619
Total	¥2,878,473	¥424,733	¥690,398	¥1,763,342

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Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which require management to make estimates, judgments and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We believe our most critical accounting policies and estimates relate to the following:

●	Revenue Recognition

●	Lease

●	Asset retirement obligation

●	Income Taxes

While our estimates and assumptions are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. For a discussion of the Company’s significant accounting policies, refer to Note 1 of Notes to the Audited Consolidated Financial Statements.

Revenue Recognition

The Company adopted ASC 606 – Revenue from Contracts with Customers using the modified retrospective transition approach. The core principle of ASC 606 is that revenue should be recognized in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled for exchange of those goods or services. The Company’s updated accounting policies and related disclosures are set forth below, including the disclosure for disaggregated revenue. The impact of adopting ASC 606 was not material to the Consolidated Financial Statements.

The Company recognizes revenue from the sale of medical relaxation services when the services are rendered at the Company’s stores and recognizes revenue from the sale of products at the time products are purchased at the Company’s stores. Medical relaxation services covered by government health insurance are collected on credit, whereas services and products not covered by insurance are paid by cash or credit card, net of discounts and applicable sales taxes at time of service or purchase. Accordingly, the Company recognizes revenue for the Company’s single performance obligation related to in-store at the point at which the service has been performed or the control of the merchandise has passed to the customer.

The Company receives the majority of payment for services under medical relaxation services from government insurance. Health insurance in Japan is operated by the government, regardless of the plan, and enrollees can receive care from any medical provider as frequently as they would like, and copayments are the same across all plans. Cost-sharing varies according to age and the government insurance covers 70% – 90%, with the customer responsible for the balance. Estimates for settlements with government insurance coverage for retroactive adjustments from estimated reimbursements due to audits, reviews, or investigations are included in the determination of the estimated transaction price for providing services. The Company estimates the transaction price based on the terms of the insurance coverage, correspondence with the historical payment trends. Changes to these estimates for retroactive adjustments are recognized in the period the change or adjustment becomes known or when final settlements are determined.

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities - current, and operating lease liabilities - noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our balance sheet and are expensed on a straight-line basis over the lease term in our statement of operations.

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Asset Retirement Obligations

Accrued closure costs represent our estimated environmental liability to clean up our facilities, as required by our permits, in the event of closure. ASC 410, “Asset Retirement and Environmental Obligations” requires that the discounted fair value of a liability for an asset retirement obligations (“ARO”) be recognized in the period in which it is incurred with the associated ARO capitalized as part of the carrying cost of the asset. The recognition of an ARO requires that management make numerous estimates, assumptions and judgments regarding such factors as estimated probabilities, timing of settlements, material and service costs, current technology, laws and regulations, and credit adjusted risk-free rate to be used. This estimate is inflated, using an inflation rate, to the expected time at which the closure will occur, and then discounted back, using a credit adjusted risk free rate, to the present value. ARO’s are included within buildings as part of property and equipment and are depreciated over the estimated useful life of the property. In periods subsequent to initial measurement of the ARO, the Company must recognize period-to-period changes in the liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. Increases in the ARO liability due to passage of time impact net income as accretion expense, which is included in cost of goods sold. Changes in costs resulting from changes or expansion at the facilities require adjustment to the ARO liability and are capitalized and charged as depreciation expense, in accordance with the Company’s depreciation policy.

Income Taxes

The Company adopted FASB ASC 740, Income Taxes, at its inception. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Quantitative and Qualitative Disclosure About Market Risk

Market Risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as equity price risk and commodity risk. Financial instruments affected by market risk include borrowings and other financial liabilities. The sensitivity analyses in the following sections relate to our positions as of October 31, 2022.

The sensitivity analyses have been prepared on the basis that the amount of net debt, the ratio of fixed to floating interest rates of the debt and derivatives, and the proportion of financial instruments in foreign currencies are all constant, and on the basis of the hedge designations in place as of October 31, 2022. The analyses exclude the impact of movements in market variables on provisions. The analyses also assume that the sensitivity of the relevant statement of profit or loss item is the effect of the assumed changes in respective market risks. This is based on the financial assets and financial liabilities held on October 31, 2022, including the effect of hedge accounting.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Our exposure to the risk of changes in market interest rates relates primarily to our long-term debt obligations with floating interest rates. We manage our interest rate risk by having a balanced portfolio of fixed and variable rate borrowings. Our policy is to keep between 0.5% and 3.5% of our borrowings at fixed rates of interest.

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Japanese interest rates have been at historically low levels during the past two decades. We operate our business under the stimulus monetary policy. We do not expect dramatic changes to such low interest rates in the near future. In addition, with respect to most of our borrowings, our interest rates have been fixed to mitigate interest rate risk. Therefore, we believe that our present exposure to interest rate risk is manageable, as is reflected in the sensitivity analysis below.

Our borrowings of ¥729 million (US$4.9 million) as of October 31, 2022 consist of only fixed interest rate loans.

Foreign Currency Exchange Risk

To date, we have not engaged in hedging our foreign currency exchange risk. In the future, we may enter into formal currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the adverse effects of such fluctuations.

We estimate that we will receive approximately $_______ million in net proceeds from the assumed sale of _________ ordinary shares offered by us in this offering (assuming no exercise of the over-allotment option), based on an assumed public offering price of $________ per ordinary share (which is the low-point of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and offering expenses payable by us. Assuming that we convert the full amount of the net proceeds from this offering into Japanese yen, a 10.0% appreciation of the U.S. dollar against the Japanese yen, from the exchange rate of ¥148.59 per US$1.00 as of October 31, 2022 to a rate of ¥163.49 per US$1.00, will result in an increase of approximately ¥___________ in our net proceeds from this offering. Conversely, a 10.0% depreciation of the U.S. dollar against the Japanese yen, from the exchange rate of ¥148.59 per US$1.00 as of October 31, 2022 to a rate of ¥133.77 for $1.00, will result in a decrease of ¥__________ in our net proceeds from this offering.

Credit Risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. We are exposed to credit risk from our operating activities (primarily trade receivables) and from our financing activities, including deposits with banks and financial institutions, and other financial instruments.

Our primary customers are consumers who visit our Company-owned relaxation salons, franchisees who have payment obligations for our franchise services (e.g., initial membership fees, recurring royalties, training fees, therapist staffing fees, etc.), public bath operators and other business clients for whom we operate their salons on their behalf. With respect to consumer credit risk, consumers pay in cash or credit cards for the services we provide them. If the salons are located in shopping malls, all the daily service fees are collected by the shopping mall operators, reported to us as revenue on a monthly basis, and paid to us in the following month. As such, we are exposed to credit risk of the shopping mall operators and credit card companies for our salon services.

With respect to credit risk of our franchisees, we are at risk of unpaid franchise services charges. However, in most cases, we control the daily bank accounts of franchised salons, from which we can collect our franchise service charges and pay to franchises their net proceeds after such deductions. We believe this can mitigate the credit risk with respect to our franchisees. Regardless of that, we are still exposed to credit risk with respect to our franchisees, especially in cases where they terminate their franchise contracts or declare bankruptcy without paying franchise service charges which exceed their bank balances under our control, and without paying their salon lease obligations and restoration obligations they owe to us in cases where they subleased salons which we have leased from property owners.

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With respect to credit risk of public bath operators and other business clients, we serve as salon operators. We are exposed to the risk of uncollectible receivables to the extent that these clients delay payments to us after their salons under our operation have collected relaxation service fees from consumers.

Customer credit risk is managed by each business unit subject to our established policies, procedures and controls relating to customer credit risk management. Credit quality of a customer is assessed based on an extensive credit rating scorecard, and individual credit limits are defined in accordance with this assessment. Outstanding customer receivables are regularly monitored.

An impairment analysis is performed at each reporting date for major accounts on an individual basis. The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial assets disclosed in Note __ to our audited consolidated financial statements as of and for the years ended October 31, 2022 and 2021 included elsewhere in this prospectus. We do not hold collateral as security. We believe that the concentration of risk with respect to trade receivables is low, since our receivables from consumers are collected directly at salons or through credit card companies or shopping malls, whose credit ratings are quite high, we control the daily bank accounts of our franchisees, and the geographic location of public bath operators and other business clients are highly diversified. No single customer accounted for 10% or more of our total revenue for the years ended October 31, 2022 and 2021.

Financial instruments and cash deposits

We manage credit risk with respect to balances with banks and financial institutions in accordance with our policies. Investments of surplus funds are made only with approved counterparties and within credit limits assigned to each counterparty. The limits are set to minimize the concentration of risks, and therefore mitigate financial loss through a counterparty’s potential failure to make payments.

Emerging Growth Company Status

We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to SEC reporting companies that are not emerging growth companies.

For so long as we remain an emerging growth company, we will not be required to, among other things:

●	present more than two years of audited financial statements and two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure in our registration statement of which this prospectus forms a part;

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; and

●	disclose certain executive compensation related items.

The JOBS Act also permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

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We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the fiscal year during which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our ordinary shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

DESCRIPTION OF BUSINESS

Business Overview

We believe we are one of the leading medical relaxation service providers in Japan because, while the medical and relaxation business is a fragmented market in Japan, there are five key companies in this industry, which are Medirom, Genki-Dou, HoneGori, K’s Group and our Company. These five entities, including our Company, operate their salons across Japan, with sales revenue typically ranging from US$10 million to $50 million. We believe that we are considered to be one of the key companies in this industry because we have been increasing our footprint and revenue comparable to our key competitors.   In order to increase our footprint, we expanded our operations outside of the Tokyo metropolitan area into the central, northern, and western regions of Japan. The number of our salons in the non-Tokyo metropolitan area has grown to 12, accounting for almost one-third of our total salons. We utilize judo therapists and acupuncture and moxibustion therapists to treat our clients, who primarily consist of professional and non-professional athletes. Judo therapists are therapists that do not rely on surgery or administration of medicine, but instead give patients certain treatments of reduction and immobilization against physical injuries like fracture, dislocation, bruise, sprain, and contusion. As Judo therapists are focused on maximizing the healing capacity of the human body, and are distinctly different from those who merely provide a relaxing massage and adjustments to mitigate chronic symptoms (e.g., to correct a pelvic/spinal tilt). Judo therapies have traditionally been developed to heal judo opponents called “活法”, which in English translates to “awakening and rebounding”. Moxibustion therapists are therapists that stimulate pressure points of the human body with acupuncture (stimulation therapy) and moxa (thermotherapy) in order to help patients enhance their natural curative power against disease. Stimulation therapy is the treatment method that uses, for instance, acupuncture to invigorate human body by pressing acupuncture points. Thermotherapy is a treatment method that uses heat to improve blood flow and body immunity.

Our principal business is to own, develop, operate, manage, and support medical and relaxation salons through direct ownership of such salons throughout Japan. We seek to be the leading provider of medical relaxation services in the markets we serve and to become the most recognized brand in our industry through the steady and focused expansion of medical and relaxation salons in key markets throughout Japan and potentially abroad.

We operate two synergistic lines of businesses: (i) a medical salon and (ii) a relaxation salon. Each service is staffed by qualified judo therapists and acupuncturists. The main feature differentiating our medical and relaxation salons from others is that most of our employees are certified judo therapists and acupuncture and moxibustion therapists, both of which require three years of schooling to qualify, and only those who have passed the national exam, which has a 60% pass rate, are eligible for employment. Therefore, compared to general relaxation salons, our medical and relaxation salons are characterized by the provision of medical relaxation services by qualified professionals with advanced knowledge. We believe that, compared to general relaxation salons, there are more young people, especially athletes and people who play sports, who use this service to prevent accidents and relieve discomfort.

By combining brand strength and core retail competencies, including a broad physical footprint in population dense areas across Japan, with proprietary technologies, we aim to provide unique, value-added healthcare services to our customers, including many athletes, with scale, customization, and cross-network effects  that we believe few other companies in the industry can emulate. The Company can provide bespoke treatment solutions and many service options for our customers. For example, we have licensed therapists who are able to serve our customers with personalized treatment solutions. We can deliver a suite of varied service offerings across the organization, which cover health insurance treatment, traffic accident treatment, high-voltage treatment, EMS, manual treatment, acupuncture treatment, and relaxation treatment. Our data-driven approach comes with the shared store and customer information across the company. As of April 28, 2023, our medical salon service has a repeat customer rate of over 95%.

Our medical salons provide customers with help for their chronic muscle pain or fatigue. In order to operate a medical salon in Japan we must strictly adhere to certain industry rules. In Japan, medical treatment activity is permitted only for a licensed doctor under the medical law called “医師法” which in English translates to Medical Practitioners Act. However, for our business, we must adhere to the sector-specific rule called “Ahakihou あはき法” which in English translates to Anma Massage and Acupuncture and Moxibustion Act that is applicable to providers like the Company and requires us to 1) obtain the operating licensure, 2) register at the Health Welfare Office, and 3) follow the applicable advertisement rules that prohibit marketing information that can potentially mislead consumers. For example, each therapist in our medical salon is required to possess the operating licensure called “厚生労働大臣免許保有証”, which in English translates into a certification issued by Ministry of Health, Labour and Welfare, a proof of eligibility for the treatment approved by Ministry of Health, Labour, and Welfare of Japan. We must also file an application called “開設届出済証明書” which in English translates into a proof of official notification for opening a medical salon, with a local public health center when opening a new salon. Additionally, under our industry rule called “あはき法”, which in English translates to Anma Massage and Acupuncture and Moxibustion Act, we are obligated to be compliant with the applicable advertising rules that permit only the following advertisement items, and prohibit misleading information:

1) Name and address of licensed therapists;

2) Name of medical salon, phone number and location;

3) Date and duration of treatment; and

4) Other (including type of treatment, official registration, medical insurance coverability, etc.).

In contrast to the medical salons, the relaxation salons enable customers to experience the relaxation effects of massage or other methods to alleviate physical or mental strains. The typical day-to-day operations of both our medical and relaxation salons begins with clean up and preparation for opening and a morning meeting with our staff prior to opening. We then open our doors to customers from 10:00 a.m. until 8:00 p.m. during which times customers come to our salons and new customers complete a questionnaire for an interview and check-up. The Company assists repeat customers to prepare for their specific treatment menu after the follow-on interviews and checkups. They are then informed of the proposed treatment details, after which time the treatment commences, and at the conclusion of treatment, the customers pay for the services received and schedule their next appointment. After the salon is closed, we “close out” the register and conduct medical billing and thereafter we have a daily closing meeting with our staff.

Our core business is the operation of medical and relaxation salons in Japan. Although we have historically franchised some of our salons, in light of the high cost and low profitability of franchising, we currently no longer pursue franchising of our salons. Our salon locations cover major cities throughout Japan, with strong market presence in the Tokyo metropolitan area, particularly the prefectures of Tokyo, Saitama, Kanagawa, and Chiba. Our goal is to improve our clients’ quality of life by providing alternative, non-invasive ongoing wellness care. We use therapeutic techniques that include acupressure style bodywork therapy, stretching therapy, postural and joint alignment, and physical therapy elements provided by nationally certified therapists with expertise. Our salons are designed to appeal to individuals seeking to improve their mental and/or physical well-being. Our clients include individuals seeking stress and pain relief and those seeking to improve their overall mental and physical health. We offer a variety of individual services at our salons, including (i) Zero Bodywork (Zero Seitai) (15~20 minutes), a skeletal adjustment and correction while moving, (ii) Raku-Training (Raku-Tore) (30 minutes), a treatment that uses Electrical Muscle Stimulation (EMS) to stimulate inner muscles using a machine, and high frequency to stimulate deep muscles, (iii) postpartum pelvic correction (15 minutes), which is a treatment that does not load the patient with its own weight, and (iv) acupuncture (10 minutes). Each therapy is unique and designed to target specific areas of the body. Unlike regular relaxation salons, we believe we produce results in a shorter time, so our profitability is much higher than that of regular salons. In the other words, since customers can feel the effects of the treatment in a shorter time, the length of each treatment is shorter and the unit price per minute increases. This enables us to maintain higher profitability than our competitors. For example, it would usually take time to train therapists of regular salons and their quality of treatment techniques could sometimes vary considerably. We teach our therapists our very effective treatment technique combined with the highly sophisticated treatment equipment. With such distinguished and advanced treatment methods, we believe that can provide proven quality service to customers who would enjoy the results within a short timeframe. Our medical salons with well-trained, certified therapists give patients relatively shorter treatment times of 10-30 minutes and we have many service options available. This partially contributes to improve our profit margin and we believe that our continued focus on staff training will be a key to win a larger share of the market.

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Approximately 80% of the number of salons are concentrated in 4 prefectures: Tokyo, Saitama, Kanagawa, and Chiba.

Our medical salons offer postpartum pelvic correction and pressure point stimulation for women after childbirth. To correct the pelvis, we use soft cushion-like pelvic blocks to adjust the distortion of the pelvis. We will return the postpartum body, which is prone to distortion of the pelvis, to a correct state, making it easier for the body to bear the burden. There is little pain for the patient because the pelvis is adjusted using a soft pelvic block in a way that does not burden the body, without correcting the bones in a way that moves them and makes noise. In addition, by stimulating pressure points, we also improve inner disorders such as autonomic nervous system disorders, and physical and mental imbalances. By regulating the autonomic nervous system, the body and mind become more resilient to various postpartum problems. Our postpartum care is offered as a set of pelvic correction and training, and usually costs ¥5,400 (US$36.30) per session. Since this is postpartum care, it is not covered by insurance, but we also offer discount coupons for easy access. We recommend at least two months of visits, with a recommended two visits per week, as the pelvic care itself stabilizes after about two months.

As of April 28, 2023, the medical salon service has a total of 41 salons across Japan (consisting of 36 directly-operated salons and five franchised salons), covering major cities, including the Tokyo metropolitan area, which is the largest population region in Japan. As of April 28, 2023, the relaxation salon service has a total of nine salons across Japan (consisting of eight directly-operated salons and one franchised salon), covering major cities, including the Tokyo metropolitan area. Since we introduced our customer management system, REPEAT LINK, we have served 362,720 customers at our medical and relaxation salons in 2020, 366,255 in 2021 and 385,396 in 2022, respectively. Our customer management system is a cloud-based customer relationship management system which we use to record all customer data and which facilitates reservations, point-of-sale (POS) and business intelligence functions. Our salons operate under certain brands. Our core brand for the medical salons is ZEROSPO®. There are 41 ZEROSPO® salons across Japan, consisting of 36 directly-operated salons and five franchised salons. Our core brand for the relaxation salons is Begins®. There are nine Begins® salons across Japan (consisting of eight directly-operated salons and one franchised salon). Our salons are generally located in malls with large shopping facilities and high-traffic streets. On average, our salons measure approximately 915 square feet and contain a reception area and treatment space. A typical salon is staffed by five therapists.

COVID-19 Update

Operations in 2021 continued to have been affected by the global COVID-19 pandemic but the negative effect has decreased. The global outbreak of COVID 19 has continued to impact Japan in 2021. During the period, the Japanese Government issued four series of Declaration of Emergency, whereby the Japanese Government requested the closing of non-essential activities and businesses across the country as a preemptive safeguard against the spread of COVID 19. This adversely impacted businesses across the nation, particularly in the retail service in which we operate. Government-driven or voluntary closure of workplaces and public spaces, the general public’s reluctance or inability to commute on public transportation, shop, or enjoy outdoor leisure activities all have negatively affected our business operations and liquidity position. While this adversely affected our business, the negative impact on our overall business operations decreased after May 2020. Our business continued to show the trend of recovery while we have been mitigating the impact of COVID 19 by relocating therapists from salons that were closed or operating on shortened hours to those lacking enough therapists, issuing furlough to those who cannot be relocated to other open salons and applying for governmental subsidies. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Assessment of Impact of the COVID 19” for more details.

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Our liquidity remains stable due to our borrowing capabilities despite COVID-19 market environment. On a liquidity basis, cashflow used in operations decreased for the year ended October 31, 2022 (¥14,903,350), compared to cash provided by operations the same period in 2021 (¥167,460,207), primarily due to an increase in other assets and a decrease in accounts payable and accrued liabilities offset by an increase in net income and non-cash expense such as depreciation and amortizations. We will continue to monitor and control our cash flow carefully, while we actively look for M&A opportunities and strengthen our information systems for further growth and operational efficiency.

Consumers increasingly recognize the value of services in the relaxation sector. While the COVID-19 pandemic may have led to structural changes in demand in the United States, including a shift in preferences toward digital commerce per traditional retail brick and mortar, we view the effects as much more muted in Japan. The relaxation sector continues to offer a nearly non-discretionary service, as bodily health, joint alignment, and therapeutic bodyworks impact the health wellness of our customers and require physical contact — continuing to buoy our salon business. We believe the COVID-19 pandemic has intensified public perception of the importance of health and wellness. In particular, based upon our observations, we believe that consumers are increasingly seeking services and adopting personal measures to address their health and wellness with greater priority. In light of our recovery rate in both customers and revenues over the course of the pandemic in Japan, we believe services such as ours are being viewed as a more necessary item of consumer spend that we expect will increase demand for our services given the strength of our brand.

The Salons

As of April 28, 2023, the medical salons consist of 36 directly-operated as well as five franchised salons in Japan while the relaxation salons consist of eight directly-operated as well as one franchised salon in Japan. Our salon locations cover major cities throughout Japan, with strong market presence in the Tokyo metropolitan area, particularly the prefectures of Tokyo, Saitama, Kanagawa, and Chiba. According to the Survey on Basic Resident Registration System as of January 1, 2021, by the Ministry of Internal Affairs and Communications, the population (registered residents) of the Tokyo metropolitan area was estimated to be 36.7 million, making it the most populous metropolitan area in the world. According to the 2022 Yano Report, in terms of the number of salons, we are one of the top seven companies, on a consolidated basis, in the Kanto region (Tokyo, Kanagawa, Saitama, Chiba, Gunma, Ibaraki and Tochigi), and in the top eleven nationwide.

Our goal is to improve our customers’ quality of life by providing alternative, non-invasive wellness care. We use therapeutic techniques that include acupressure style bodywork therapy, stretching therapy, postural and joint alignment, and physical therapy elements provided by nationally certified therapists with expertise. Our salons are designed to appeal to individuals seeking to improve their mental and/or physical well-being. Our clients include individuals seeking stress and other individuals seeking to improve their overall mental and physical health. We offer a variety of individual services at our salons, including (i) Zero Bodywork (Zero Seitai) (15 minutes), a skeletal adjustment and correction while moving, (ii) Raku-Raku (30 minutes), a treatment that uses Electrical Muscle Stimulation (EMS) to stimulate inner muscles using a machine, and high frequency to stimulate deep muscles, (iii) postpartum pelvic correction (15 minutes), which is a treatment that does not load the patient with the patient’s own weight, and (iv) acupuncture (10 minutes). Each therapy is unique and designed to target specific areas of the body.

Our medical salons offer postpartum pelvic correction and pressure point stimulation for women after childbirth. To correct the pelvis, we use soft cushion-like pelvic blocks to adjust the distortion of the pelvis. We will return the postpartum body, which is prone to distortion of the pelvis, to a correct state, making it easier for the body to bear the burden. There is little pain for the patient because the pelvis is adjusted using a soft pelvic block in a way that does not burden the body, without correcting the bones in a way that moves them and makes noise. In addition, by stimulating pressure points, we also improve inner disorders such as autonomic nervous system disorders, and physical and mental imbalances. By regulating the autonomic nervous system, the body and mind become more resilient to various postpartum problems. Our postpartum care is offered as a set of pelvic correction and training, and usually costs ¥5,400 (US$36.30) per session. Since this is postpartum care, it is not covered by insurance, but we also offer discount coupons for easy access. We recommend at least two months of visits with a recommended two visits per week, as the pelvic care itself stabilizes after about two months.

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Our salons operate under several brand names, including ZEROSPO® and Begins®. Our salons are generally located in malls with large shopping facilities and high-traffic streets. On average, our salons measure approximately 195 square feet and contain a reception area and treatment space. A typical salon is staffed by 5 to 6 therapists.

Since our founding in 2001, we have steadily increased the number of ZEROSPO®-branded salons. We intend to continue to grow our salon business over time through both organic growth, including acquisition and turnaround of underperforming franchised salons, and opportunistic acquisition and consolidation of competitor salons. As of April 28, 2023, we had a total 50 salons  in operation throughout Japan under all of our brands. However, the rate of growth of our ZEROSPO®-branded salons under franchise agreements in recent years has slowed because we have determined not to focus on acquiring underperforming franchised salons. Since such a turnaround requires significant human resources, we have decided that it is appropriate to prioritize the opening of new directly managed salons in 2021 and 2022, and redirect our resources to that effort.

To achieve our long-term goal of operating 100 salons, we intend to allocate more resources for the acquisition of competitors’ salons and brands. We believe that our current turnaround practices for our acquired franchisees’ salons will also benefit the integration of newly-acquired salons and other related business practices.

Our largest source of revenue derives from our directly-operated salons. Revenue from our directly-operated salons accounted for 72% of our consolidated revenue for the year ended October 31, 2022.

Revenue from our franchise business consists of recurring franchise royalty, initial franchise membership fees, and staffing services fees, and accounted for 4.0% of our consolidated revenue for the year ended October 31, 2022.

Our franchisees are expected to meet the same quality and customer service standards as our directly-operated locations. Historically, we selected potential franchisees based on a set of strict qualification criteria which included background checks, financial net worth assessment and personal interviews. We entered into a franchise agreement with each of our franchisees, stipulating a standard set of terms and conditions for operating the salons and each party’s duties and responsibilities. However, in light of the high cost and low profitability of franchising, we currently no longer pursue franchising of our salons.

Customers

We utilize judo therapists and acupuncture and moxibustion therapists to treat our clients, who primarily consist of professional and non-professional athletes. Our medical and relaxation salons are also designed to appeal to individuals seeking to improve their mental and/or physical well-being. Our customers include individuals who are health conscious and other individuals seeking stress and pain relief, therapeutic reflexology, or to improve their overall mental and physical health. The majority of our customers are employed females with disposable income, but our demographic mix varies by salon and geography. Our customer base has grown each year with the opening of new salons. We benefit from and rely on the value and recognition of our ________® and other brands which drive word-of-mouth and direct referrals. Additionally, we utilize an omnichannel advertising strategy across print, affiliate referrals and digital marketing to reach out to and cultivate potential customers.

Services

We offer a variety of individual services at our salons, including (i) Zero Bodywork (Zero Seitai) (15 minutes), a skeletal adjustment and correction while moving, (ii) Raku-Raku (30 minutes), a treatment that uses Electrical Muscle Stimulation (EMS) to stimulate inner muscles using a machine, and high frequency to stimulate deep muscles, (iii) postpartum pelvic correction (15 minutes), which is a treatment that does not load the patient with its own weight, and (iv) acupuncture (10 minutes). Each therapy is unique and designed to target specific areas of the body. Pursuant to the terms of our standard franchise agreements, our approval is required for any changes to the services provided in franchised salons.

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Our customers may arrive at our salons with or without appointments at times convenient to their schedule. Upon checking-in, salon staff provides customers with a questionnaire that asks for their contact information and certain health information to help the therapist identify the service that is most appropriate for the customer and whether the customer is experiencing muscle pain or other health problems. Upon completion of the therapy, the therapist will meet with the customers to obtain feedback on the services provided.

In October 2019, we began issuing prepaid cards to medical salon customers. Users of the prepaid cards can continuously use and replenish the card at most of our Company’s medical salons. There are four types of the prepaid cards: for 10, 20, 30, or 50 sessions. The customers will receive a lower price per treatment the greater the number of times they buy the prepaid cards. As of October 31, 2022, the aggregate prepaid amounts by customers on the prepaid cards were approximately JYP112,148,894 (US$754,754), partially as a result of our seasonal promotions. Except for limited circumstances, the prepaid amounts on the prepaid cards are generally non-refundable. Our refund policy in principle prohibits refunds of prepaid cards, but under rare and exceptional circumstances such as unexpected serious diseases or a mandatory relocation, a refund would be available. There are no other circumstances where a refund would be available, other than in the foregoing very rare cases.

Market

Most of our medical salons are located in the Kanto region of Japan. Kanto is commonly considered the economic and political center of Japan, and includes cities such as Tokyo, Yokohama, and Saitama, among other large cities and prefectures. According to the Statistics Bureau of Japan, as of September 1, 2020, the population of Kanto was 44.34 million, which accounted for 36.0% of the total population of Japan (123.2 million). According to the latest Survey by Imperial Databank, (2021) in terms of the number of salons, we are one of the top 8 companies, on a consolidated basis, in the Kanto region (Tokyo, Kanagawa, Saitama, Chiba, Gunma, Ibaraki and Tochigi) and in the top 12 nationwide.

Our midterm goal, meaning within the next five years, is to have 100 salons nationwide and become the largest salon network in Japan. In order to achieve this goal, we plan to take the following steps:

●	Location strategy planning and opening salons;
●	Human resource planning;
●	Marketing and advertisement planning;
●	Management system infrastructure build-up;
●	Corporate finance and capital budgeting; and
●	M&A / Integration.

In addition, we plan to expand our salon network to Chugoku, Kanto Koshinetsu, Kyushu, and Tohoku regions, particularly, Fukuoka prefecture, since 80% of all salons are currently concentrated in Tokyo, Kanagawa, Saitama, and Chiba prefecture.

Seasonality

Our medical and relaxation salons experience seasonal trends due primarily to changes in weather and in line with holiday schedules. Generally, our revenue is strongest from July to September. Sales tend to slow in November due to the shorter day length and lower temperatures in Japan. Also, fewer operating days and cold weather lead to weaker sales figures in January and February. March and April are transition months before the high season. We conduct a spring sales promotion in April to boost sales in May.

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Franchises

As of April 28, 2023, 6 of our 50 salons were operated by franchisees. We strive to ensure that each of our franchise locations meets the same quality and customer service standards as our directly-operated locations in order to preserve the consistency and reliability of our brand and our services, and to earn the trust of our customers. However, in light of the high cost and low profitability of franchising, we currently no longer pursue franchising of our salons.

We are committed to providing the tools that our franchisees need to succeed before, during and after a salon opening, including guidance with site selection and development, training, operations and marketing support. We have a franchisee support team that we use to help provide continuous assistance to franchisees. This support team is sent directly to meet with franchisees to help identify any areas that could be improved with regard to the franchisee’s business, and devise strategies to overcome such obstacles the franchisees may be facing.

Our franchisees are curated to confirm with the high standards of quality, expertise, and customer centricity which form the core of our brand and culture. We provide our franchisees with ongoing training and advertising support. We continuously monitor the financial performance of each franchised location using a customized software called Peak Manager.

Additionally, all of our franchisees join an organization, “_______________”, or the “Club,” that facilitates discussion among the franchisees regarding our Company’s business model and shared know-how. The Club also makes proposals to our Company regarding the franchise agreement, Company business and other matters related to the franchisor-franchisee relationship, to maximize mutual benefits. The Club holds a meeting once per month. Apart from the Club, our Company holds “________________” every quarter to share our Company’s salon business strategy, key performance indicators, and other matters of common interest. Our Chief Executive Officer [frequently] attends [all] meetings to interact directly with the franchisees.

Franchise Agreements

Our franchise model requires minimal capital expenditures by our Company while generating recurring revenue streams from franchise fees and salon sales. For each franchised salon, we enter into a franchise agreement stipulating a standard set of terms and conditions.

A franchise agreement allows an owner to open a single salon at a specific location. The initial term of a franchise agreement is five years from the salon’s opening date. Unless either party provides notice of nonrenewal by at least six (6) months prior to the franchise agreement’s expiration, the franchise term extends for an additional five-year period, and the same provision applies thereafter. Franchisees must pay an initial fee for our salons at the time the franchise agreement is signed. Franchisees that renew their franchises after the initial term must pay a renewal fee on a per salon basis. Under our standard franchise agreements, franchisees are also required to pay a monthly royalty fee. The royalty rates vary depending on the number of salons operated by a franchisee, ranging from 6% to 8% of the total revenue of the franchisee.

Our franchise agreements set forth certain material duties and responsibilities of the franchisees, including, but not limited to: (i) cooperating with our Company’s advertising initiatives prior to and after the opening of a salon; (ii) maintaining the design, layout and equipment of a salon as designated by our Company; (iii) undergoing periodic skills training in accordance with our policies; and (iv) complying with restrictions on transfer of the franchise. We provide our franchisees with license to use our registered marks, in connection with the operation of their franchised salons. We utilize this mark in our franchise agreements to define therapists who have completed a required technique training program. We retain the right to approve any change to a salon location, the service menu and the types of products sold at the salon other than those products supplied or purchased from us. Franchisees are subject to non-compete provisions during the term of the franchise agreement and for one year after termination thereof. Franchisees are responsible for hiring and compensating their own employees. However, Company employees may be dispatched to franchise locations as needed. In such cases, franchisees must pay dispatch fees in accordance with the dispatched employees’ position. Through our subsidiary, Move Action Co., Ltd., we earn a commission per each employee that is dispatched to a franchised location. As part of the agreement, employees of a franchised salon are also required to receive training at the College, as discussed further below. The franchise owner is required to pay an initial training fee per therapist for the first month and a monthly training fee thereafter, even if the therapist does not attend the monthly training lesson.

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We have the right to terminate the franchise agreement for cause, including failure of the franchisees to pay our fees as set forth in the franchise agreement or failing to meet our established profitability metrics. Either we or the franchisee may terminate the franchise agreement without cause upon six months’ prior written notice to the other party and prior consultation to attempt to resolve any disputes and prior consultation with the franchisees. The franchisee may be required to pay us a termination fee under certain circumstances. The franchise agreement may only be amended upon mutual consent of both parties in writing.

Education and Training

As a complement to our salons, we also provide foundational education and training for aspiring professionals. We do not charge employees any fees for the training provided.

The Roots of our Business

In March 2001, Mr. Yoshio Ukaji, our chairman of board of directors and chief executive officer, founded Move Action, a Japanese corporation, under the name CoriFresh Co., Ltd, which operated our initial medical salon. In 2012, the name was changed to “Move Action Co., Ltd”.

In addition to its 30 directly-operated salons, Move Action expanded its medical salon and relaxation salon business by acquiring the following businesses:

●	Move Begins Co., Ltd. (formerly known as Fubic, Inc.), a majority-owned subsidiary and an onshore holding company, which holds 7 directly-operated salons and 2 franchised salons, was acquired by Move Action Co., Ltd in May 2021;

●	MATOI Co., Ltd., a medical salon franchisee that operates two stores, which was established in Japan on December 1, 2009, primarily for operating medical salons;

●	YTEC Co., Ltd., a medical salon franchisee that operates one store, which was established in Japan on February 13, 2014, primarily for operating medical salons;

●	New Bridge Co., Ltd., a medical salon franchisee that operates one store, which was established in Japan on November 25, 2010, primarily for operating medical salons;

●	ACP Co., Ltd., a medical salon franchisee that operates one store, which was established in Japan on May 26, 1999, primarily for printing and operating medical salons;

●	Marumichi Holdings, a relaxation salon franchisee that operates two stores, which was established in Japan on February 14, 1996, primarily for operating medical salons and restaurants; and

●	Nippon Sports Science Co., Ltd., a franchisor of ARROWSLABO that operates one store, which was established in Japan on November 2, 1999, primarily for the purpose of using sports science to train athletes. This is one of the 7 directly-operated salons.

The Company operates ARROWSLABO under the franchise agreement with Nippon Sports Co., Ltd. We do not have capital ties with Nippon Sports Co., Ltd. ARROWSLABO is an advanced sports science laboratory that provides measurement for basic physical fitness based on a data-driven approach. Move Action Co., Ltd. advises patients on how to improve health quality and performance with detailed data available from ARROWSLABO.

Move Action provides accounting, financial, legal, and other administrative functions to the above five franchisees (namely MATOI Co., Ltd., YTEC Co., Ltd., New Bridge Co., Ltd., ACP Co., Ltd., and Marumichi Holdings), and also operates a therapist dispatch business for some franchisors. In exchange for such administrative functions, the Company receives a monthly service fee from each of these entities.

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On June 1, 2022, our Company was incorporated as an exempted company with limited liability in the Cayman Islands. On June 1, 2022, the Company issued 1 ordinary share, par value $0.001 per share, to the initial subscriber, which was transferred to Yoshio Ukaji, Chief Executive Officer of the Company on the same day. On the same day, 99,999 ordinary shares, par value $0.001 per share, were issued to Yoshio Ukaji, Chief Executive Officer of the Company, at par.

On August 1, 2022, we entered into a share exchange agreement with Move Action and the shareholders of Move Action, and Yoshio Ukaji as the representative of such shareholders, pursuant to which on August 1, 2022, we acquired Move Action from the shareholders of Move Action in exchange for 10,000,000 ordinary shares, and Move Action became our wholly owned subsidiary.

On April 28, 2023, the Company repurchased 100,000 ordinary shares held by Yoshio Ukaji, Chief Executive Officer of the Company, for $0.001 per share for a total repurchase price of $100.

ZEROSPO does not have substantive operations. We conduct our businesses through our subsidiaries.

The following figures depict our organization structure:

Our Growth Strategy

Our goal is to capture a significant share of the existing market for medical and relaxation salons. We expect to employ a variety of strategic initiatives, including increasing the number of directly-operated salons and expanding marketing and advertising efforts throughout strategic locations.

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Organic growth in the Japanese market. By the end of 2023, we estimate there will be over 50,000 small treatment centers in Japan. Among them, there are only four companies that we believe meet the following criteria as of 2022, including GENKIDO Co., K’s Group Co., HONEGORI Osteoporosis Clinic Group Co., and Musashi Acupuncture and Osteopathy Clinic Co., and an oligopoly is developing: (i) 30 or more medical salons, (ii) annual sales of ¥1.8 billion (US$12.1 million) or more, and (iii) 250 or more employees. According to the 2022 Yano Report, in terms of the number of salons, we are one of the top seven companies, on a consolidated basis, in the Kanto region (Tokyo, Kanagawa, Saitama, Chiba, Gunma, Ibaraki and Tochigi), and in the top eleven nationwide. The total number of relaxation salons under major brands in Japan according to the 2022 Yano Report was 2,944, with the largest operator having 613 salons.

According to the Ministry of Health, Labor and Welfare, there were 50,364 osteopathic clinics where judo therapists are practicing at the end of 2020 for an increase of 287 (0.6%) from 50,077 osteopathic clinics at the end of 2018. The number of judo therapists was 75,786 at the end of 2020 for an increase of 2,769 (3.8%) from 73,017 judo therapists at the end of 2018. In comparison, the number of treatment centers in 2008 was 34,839.

The reason for the rapid increase in the number of judo therapists and osteopathic clinics from 2008 to 2018 was related to the deregulation of training schools. However, many sole proprietors went out of business in 2020 due to the COVID-19 pandemic. The number of practitioner bankruptcies in 2020 was a record high. This trend of practitioner bankruptcies has been increasing since 2016, with 85 bankruptcies in 2018 and 78 in 2019 in the January-October survey results alone. A retrospective comparison shows that in 2008, there were 27 bankruptcies of treatment centers, so the number of bankruptcies has already more than tripled in 2018.

Most of this overabundance of treatment centers target people over 60 years of age, and although the market is growing each year, it has become a battle for customers with an even larger number of treatment centers.

While we do not have the benefit of an aging in-house population as our target audience is specifically the sports-playing generation, we retain a high growth rate and high retention rate, and we believe we have the ability to open approximately 100 stores in the Japanese market in the future, based on appropriate valuations that fit our underwriting requirements for our business. We believe we have the capacity to open approximately 100 stores in the Japanese market in the future. We believe that if we can achieve this goal, we will have the largest network of treatment centers in Japan.

Leading industry consolidation through targeted acquisitions. As the Japanese domestic relaxation sector faces structural changes that will accelerate consolidation, we believe we are strategically positioned to leverage value, capture synergies, and maximize the pipeline of suitable bids at bargain prices. Our acquisitions team seeks to leverage our brand, the reputation of our founding CEO, and the halo effect of joining a publicly traded company in the U.S. to buy businesses at small prices. We believe we have a competitive advantage and significant negotiating power to build aggressive deals, integrate both the culture and operations of our target companies, and drive long-term value. In May 2021, Move Action Co., Ltd., our wholly-owned subsidiary, acquired 100% of the stock of Fubic, Inc., which was renamed as Move Begins Co., Ltd. The acquisition added nine salons under the “Begins” brand to the relaxation salon service.

Focus on improving margins and leveraging infrastructure. We believe our corporate infrastructure is well positioned to support a larger customer base than our existing footprint. Notwithstanding the COVID-19 pandemic, we continued to grow in 2020. As we are still recovering from the impact of the COVID-19 pandemic, we believe we have a great potential to attract more customers and improve workforce management and will closely monitor operational metrics such as sales per store, number of customers, sales per customer, total hours worked, and total service hours. We also plan to replace the existing employee evaluation and incentive system to motivate employees to meet specific performance goals assigned to them.

As we continue to grow, we expect to increase efficiencies throughout our operations and development and marketing organizations and further leverage our technology and existing support infrastructure. As we expand our network of salons, we expect efficiencies of scale to allow us to reduce our share of corporate costs as a percentage of revenues over time, as we expect general and administrative expenses to increase at a slower rate.

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Our coupons are strictly regulated by Japanese law, and violations of relevant laws may result in sanctions. We issue coupon tickets, which are available in four denominations (10, 20, 30, and 50 coupons) and can be used continuously at all of our locations. A coupon ticket is generally considered a “prepaid payment method” (“PPM”) under the Funds Settlement Act (Act No. 59 of 2009) (“Settlement Act”). PPMs are regulated under the Settlement Act as long as the card may be valid for more than 6 months. Our coupons are regulated because some expire beyond 60 days of issuance.

Marketing and Advertising Strategy. We conduct most of our marketing and advertising on our website and through printed advertisements such as flyers. In addition, our salons are strategically located in areas near train stations, shopping street and mall with large shopping facilities that are in and of themselves advertising and marketing drivers. Furthermore, in addition to our effort to improve margins at our salons, we issue coupon tickets that also serve as our branded membership tickets in order to retain our repeat customers and improve the frequency of customer visits. We also use Portal Sites such as Google My Business, Ekiten, SEKKOTSU NET, and Hot Pepper Beauty. Since the effective Portal Site for each area is not the same, we use a variety of sites to market on the dual axes of our own website and the Portal Sites. Additionally, when a new store opens, pre-opening days are set aside 3 to 6 days prior to the opening date to offer trial treatments in the period leading up to the opening. During this period, patients can receive treatments that would normally cost ¥4,000 (US$26.90) or more at a reduced price point, such as ¥500-1,000, which appeals to the local community. We encourage customers acquired through pre-openings to purchase coupon tickets, so that our new stores gain market share in the community.

Competition

The relaxation industry in Japan is highly competitive. The size of the relaxation market in Japan was estimated at US$1.182 billion or ¥175.68 billion in 2019 and is expected to grow up to US$1.231 billion or ¥127 billion in 2023, according to the 2022 Yano Report. While 51% of the market is occupied by mid to large chains like us, most of the market consists of small, locally-owned salons, 68.9% of which are estimated to be individual-run single outlets. Out of the 2,944 major bodywork therapy salons in Japan as of October 31, 2021, 44 salons were operated by us or our franchisees, 312 by Medirom Healthcare Technologies, 607 by Raffine, 322 by Karada Factory, 613 by Riracle, 166 by Dr. Stretch, and 147 by Temomin. We expect competition in this market to continue to be intense because relaxation salons are comparatively inexpensive to start and operate, and new competitors are regularly appearing in the market. The expected annual growth rate of the Japanese relaxation industry is 1.75% through the period between 2022 and 2025. We operate at a slight premium (approximately ¥___ (US$_____)) price point relative to the market, which we believe is justified by our strong brand and service value. We generally do not engage in price-reduction strategies, although uncertain future economic conditions may create circumstances requiring us to reconsider our strategy in certain markets line with our growth profile.

We experience significant competition, in all aspects of our business, including for highly skilled relaxation therapists and for the best salon locations. Our directly-operated and franchised relaxation salons compete with national and regional relaxation salon chains for customers, relaxation salon locations and qualified management and other staff, including relaxation therapists. Competition in our industry is primarily based on price, convenience, quality of service, brand recognition, and location. We consider our biggest competitors to be Medirom Healthcare, K.K. Factory Japan (Karada Factory) and K.K. Bodywork (Raffine), which are operators of relaxation salons in Japan.

Competitive Strengths

We believe we offer top-of-the-line medical services to our clients and provide foundational education and training for aspiring professionals. As we continue to grow and expand, so does the brand awareness we have throughout Japan. The large number of our customers are athletes, which has helped to increase public awareness of our business. We believe the following strengths, among others, have contributed to our initial success and will position us for future growth:

Innovative Services. Our services are innovative and different from traditional shiatsu style bodywork. While normal bodywork takes about 60 minutes to relieve stiffness and pain, we believe that we are able to achieve more than that in as little as 15 minutes because our nationally certified staff performs the treatment. In addition, we believe that because clients feel the overwhelming effects of the treatment, the repeat rate for our medical salons is over 95% and they continue to use our services. Depending on the service provided, we normally charge between ¥3,500 (US$23.55) to ¥5,000 (US$33.64) per customer (¥200 (US$1.35) per minute).

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For example, our Zero Bodywork (Zero Seitai) services use the Thompson bed, which corrects the body without putting any load on the body, and can adjust the balance of the entire body. By taking pictures before the treatment and comparing the results after the treatment, patients themselves can feel a big difference. In addition, patients are able to relieve pain, stiffness, and other body problems in as short a time as 15 minutes by using an EMS machine called “High-Volt.” Because the machine does not apply pressure to the body or strain the joints as in regular bodywork, it is extremely safe and reduces the risk of serious medical malpractice and other similar risks. As with our competitors, we employ cutting-edge medical instruments like the High-Volt EMS machine and Thompson bed, which are generally used by other salons in efforts to better serve customer demand and enhance the customer experience.

Another example, our relaxation therapists are trained to promote self-care by conversing with the customer, asking the customer questions to tailor treatment to his or her unique needs, communicating with the customer about current physical disability, and offering advice for future visits. In the unlikely event of a complaint, the therapist does not speak directly with the customer, but is instead assisted by staff from the dedicated customer support department at headquarters, thereby removing the emotional burden from the therapist and improving customer satisfaction.

In order to raise profitability, we have eliminated the time-based system, in which treatment time is divided by a certain amount of time, and have adopted a results-based system, in which treatment is completed when the objective of the treatment is achieved.

In our industry, one treatment is generally provided in 30 or 60 minute sessions, but our goal is to solve the underlying cause and provide a treatment that is more effective. Therefore, we use technology, not staff time, as our product. For this reason, we sometimes spend only 15 minutes touching the patient’s body. We believe that the secret to maintaining high satisfaction and repeat business is our treatment policy.

In order to show that our treatment is more client-focused than any of our competitors, it is necessary to understand our main product, Zero Bodywork. The core of our treatment in our Medical Salon is Zero Bodywork, an innovative treatment that focuses on the cause of pain. One of the reason why pain recurs or chronic pain occurs is because treatment is performed without a proper understanding of the underlying cause of the pain. Massaging the painful area temporarily improves blood circulation and the pain disappears, but in most cases, the pain returns because there are other causes of pain other than the painful area. In addition, people often make the mistake of assuming that the pelvis is the reason for the pain in the lower back, and by not investigating the cause of the pain, the correct treatment is not performed, which can result in worsening of symptoms. If the therapist does not think from the standpoint of why the stiffness or pain is occurring in that area, the pain will recur again and again. Furthermore, in the case of chronic pain, the joints are not able to move as they should in daily life, and the joints become unable to move as they should, causing that area to be covered up. This puts strain on the muscles around it and causes them to lose flexibility, which further aggravates the symptoms or causes problems in other parts of the body. In order to solve such problems, we aim to create a body that is less prone to pain recurrence by thoroughly investigating the causes of pain and physical problems and then adjusting the skeletal structure and muscle strength balance of the entire body, not just one part of it. In order to do this, it is necessary to take time for counseling, asking detailed questions about how the customer spends his or her daily life and work, and based on these questions, to examine the customer’s muscles, skeletal structure, and pelvic balance by touch in order to determine the cause. For example, even for a single symptom of back pain, the effective treatment method will differ between a person who works at a desk and a delivery person, because the physical imbalance of the two is different. All staff members are aware that they cannot provide correct treatment unless they can properly identify the cause of the problem. Once the cause of the problem is determined, the treatment is performed accordingly to expand the range of motion of the joints and bring them to the correct state, and then the muscles are rebalanced. Using EMS, we also adjust the inner muscles that support the torso so that the force produced by the muscles is transmitted without waste. This will reduce the burden on the body, and the body will become less prone to pain.

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In addition, we provide guidance on stretching and daily maintenance methods, as well as aftercare to sustain the effects of the treatment. We also provide accurate counseling, and the main secret behind the system that produces results in a short time is that we have thoroughly researched the effects of high volt, a special machine that deals with high-frequency electromagnetic waves. spend as much as 90 minutes in counseling. This is because, as mentioned earlier, it is necessary to analyze the patient’s lifestyle and habits of body movement in order to learn the cause of the pain and to find a fundamental solution. The therapist uses those 90 minutes to conduct a thorough interview with the patient, and then uses a machine called Hi-Volt to determine the cause of the pain. In this way, for each individual patient, the professional therapist examines how to combine several different menus to determine the treatment plan that best suits the patient, thereby increasing patient satisfaction and loyalty. In fact, 50.52% of our clients purchase coupon tickets through April 2022. Over the course of multiple treatments, the staff aims to create a body that is not burdened by specific parts of the body by adjusting not only the bones and muscles that are the root cause of pain, but also the muscle balance and skeletal structure of the entire body.

Approximately ¥1,292 million (US$10.2 million), or 75%, and ¥399 million (US$0.3 million), or 23%, of our revenue from the medical salon service and relaxation salon service, respectively, per month was generated from health insurance payments on behalf of customers covering our services to such customers. We normally collect approximately 80% and 20% of insurance payments during the first three months after the service and the following eight months, respectively.

Brand Value. We believe our trademarks and other intellectual property create a powerful competitive advantage in both our medical salon and relaxation salon. Widely recognized in the Kanto region and throughout Japan, we benefit from a loyal customer base and brand recognition that allows us to smoothly expand our growing business.

Employee Satisfaction. We employ all of our therapists on a salaried basis, rather than the commission-based contractor model typically used in the industry. We have also invested culturally and economically in creating a career progression for therapists, which helps give structure, purpose, and incentives to stay with the Company and improve skills. While this increases our operating leverage, we believe it a core strategic need and advantage as labor is a key gating factor currently in the relaxation sector.

We offer a salary structure that is much higher than the industry average (the industry average salary for a full-time employee is ¥3,790,000 per annum (US$25,506)), with a clear career plan and salary structure for our therapists:

1.	Starting unqualified (non-certified) therapists (with a salary of ¥200,000 (US$1,345.62) per month);

2.	Starting qualified (certified) therapists (with a salary of ¥230,000 (US$1,547) per month);

3.	deputy (assistant) director after 2 years of employment (with a salary of ¥250,000 (US$1,682) per month for 12 months + 1 additional month);

4.	director after 2 years of employment (with a salary of ¥330,000 (US$2,220) per month for 12 months + 1 additional month); and

5.	manager after 7 years of employment (with a salary of ¥380,000 (US$2,556) or ¥600,000 (US$40.38) (for higher level manager) per month for 12 months + 1.5 additional month).

We keep on investing in human capital as a core competence and plan to implement a well-developed training system, performance-based remuneration structure and target to increase the basic salary level 10% higher than the industry average. Furthermore, based on the Company’s 5-year business plan, we believe that we would be more physically and mentally health-conscious for all employees and promote work-life balance, teamwork, flexible workstyle, periodic rotation of workplace, and corporate social responsibility for well-being of a broader local community.

We have club activities within the Company, including, but not limited to, baseball, soccer, fishing, basketball, golf, and tennis, which provide a variety of private activities outside of work. We also hold company-wide and club barbecue parties about four times a year, sponsor mixed martial arts tournaments, and have many overseas training programs and events.

In addition, we hold a large general meeting of employees once a year called Ultimate Move Action (UMA), where our employees compete as to sales figures and awards are presented in front of the entire company. These meetings are for our employees to enjoy and help us to maintain a high employee retention rate. In addition, we maintain a customer support system that does not place a mental burden on the employee, whereby the employee is not directly involved in customer problems, and the customer’s call center or a person in charge at the head office handles the problem. There is also a follow-up system for staff who do not make sales. In addition to follow-up by the director, there are follow-up by headquarters staff and a number of systems that remove as much burden on the therapist as possible and do not place a product burden on the therapists. The problems may include burns from EMS, forgetting to remove needles in acupuncture and moxibustion, and other complaints, but we strive not to have the therapists deal with complaints during therapy sessions.

In light of the foregoing, we have a much lower turnover rate (5% to 10% per year) than the average turnover rate in the medical and welfare sector (typically 14% to 16% per year).

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Recruitment. Both judo therapists and acupuncture and moxibustion therapists require national certification. The current pass rate for the national examinations is about 60%, and there are about 3,000 people who pass both national examinations in one year. We hire 25 to 30 of them every year. We provide information to various job portal websites such as Indeed, Job Notes, Career Map, Job Box, Baitoru, Job Medley, AirWORK and Engage, and the job portal websites are owned and operated by the foregoing entities. We began providing information to these job portal websites starting in 2015 and continue to do so to date. To date we have recruited eleven employees through these job portal websites. We are also recruiting for vocational schools, and in 2022 we recruited for only a few schools, but we plan to recruit for 107 acupuncture and moxibustion schools and 97 judo therapy schools throughout Japan within two to three years. Since labor shortages and costly recruitment of qualified personnel are major gating factors for business success, we believe our streamlined and cost-effective recruiting methods will allow for continued operational strength with expanded profit margins. Combined with our branding, we believe this large scale recruitment approach puts us in an advantageous position compared to our industry peers.

About judo therapists and acupuncture & moxibustion therapists. Judo therapists have long been widely known as “hone-tsugi” or “osteopaths.” Currently, after graduating from high school, judo therapists complete basic courses in anatomy, physiology, kinesiology, pathology, hygiene, and public health and specialized clinical subjects such as judo therapy theory, judo therapy skills, related laws and regulations, surgery, and rehabilitation studies at a specialized training facility designated by the prefectural governor (three or more years of study) or a four-year university designated by the Ministry of Education, Culture, Sports, Science and Technology, and clinical courses in judo therapy theory and judo therapy. Upon passing the national examination, students become judo therapists licensed by the Minister of Health, Labor and Welfare. From evaluation to treatment, judo therapists make full use of their knowledge, techniques, and senses. For this reason, in addition to basic medicine such as anatomy, physiology, and kinesiology, knowledge of injury treatment and rehabilitation is required. Communication skills are also essential, as they often come into direct contact with patients.

Acupuncture and moxibustion therapists are medical technology professionals who use acupuncture needles or moxibustion to enhance natural healing power, treat and prevent illness, and restore health. Although acupuncturists and moxibustion therapists have separate qualifications, they are called acupuncture and moxibustion therapists because many take both examinations at the same time and many perform both treatments. As a treatment with few side effects, it is in high demand by everyone from infants to the elderly, top athletes and pregnant and nursing mothers.

Many people may think of acupuncture needles for injections or sewing, but acupuncture needles used in acupuncture and moxibustion treatment are very different. Comparing the thickness of needles and injections, the thickness of needles is about one-third that of a typical injection needle (0.4 to 1.6 mm), while needles are 0.14 to 0.3 mm thick. Not only are acupuncture needles thin, they also have a rounded tip, making them virtually painless when inserted into the body. The acupuncture points on the body are treated by stimulating them with the acupuncture points. Kyu is a method of applying heat stimulation to acupuncture points using Igusa. Kyu can be divided into two main methods: one is to burn moxa directly on the skin, leaving a moxa mark, and the other is to burn moxa without leaving a moxa mark. These acupuncture treatments are effective for stiff shoulders, back pain, nerve pain, joint pain, and many other painful symptoms and diseases.

While it may not be widely known to the general public, acupuncture and moxibustion can improve blood circulation and increase and activate immune cells. It also works to regulate the autonomic nervous system, which regulates the workings of the internal organs, and to enhance the homeostatic function of the body.

Acupuncture treatment, which is based on Oriental medicine, uses acupuncture and moxibustion to treat acupuncture points located throughout the body. Acupuncture and moxibustion are characterized by stimulating the body with acupuncture points and warming the body with heat, which draws out the natural healing power of the body, improving the affected area and enhancing the immune system. Because acupuncture and moxibustion do not use drugs like Western medicine, acupuncture and moxibustion work has recently attracted worldwide attention as a treatment that can be performed on babies, pregnant women, and nursing mothers. The difference between judo therapists and acupuncturists is that while acupuncture and moxibustion therapists treat acupuncture points, judo therapists heal and fix bones and joints, and improve injuries to ligaments, muscles, tendons, etc. Judo therapists, as well as acupuncture and moxibustion therapists do not use drugs. In addition, judo therapists basically provide treatment using only manual techniques, without the use of instruments. To become an acupuncturist, one must have a national license.

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Acupuncture and moxibustion is a treatment method that enhances the body’s own healing power by stimulating the body through the insertion of thin metal needles into acupuncture points and the placement and burning of moxa. It is said that there are 361 acupoints in the body. In the long history of Oriental medicine, acupuncture points have been used to treat symptoms in particular areas of the body where stimulation can improve symptoms.

Acupuncture and moxibustion is a traditional Japanese medical treatment that originated in China as a branch of Oriental or Chinese medicine and is said to have been introduced to Japan in the early 6th century. 1874, the Japanese government of the time established a medical system modeled after the medical systems of Western countries in order to introduce a modern medical system in Japan. As a result, Western medicine became the mainstream of medicine, and acupuncture, moxibustion, and Chinese medicine, which originated in China, were outlawed. Later, however, the effectiveness of acupuncture and Chinese medicine was recognized, and they were legalized in 1902.

In recent years, scientific research has been conducted at public medical research institutes, medical universities, acupuncture and moxibustion colleges, and medical institutions around the world, proving the many benefits of acupuncture and moxibustion up to the present day. Today, acupuncture and moxibustion has developed as a treatment method that compensates for the shortcomings of Western medicine, such as the high cost of medical care and problems with side effects. In addition, under the influence of the new coronavirus, acupuncture and moxibustion is attracting attention as a treatment that can be expected to maintain and improve health through its effects of activating immunity, improving blood circulation, and enhancing homeostatic functions.

Acupuncture needles are inserted into the body using extremely thin stainless steel or silver needles. The needles are inserted into a metal or plastic straw-like tube, and the needles are lightly tapped on the slight protrusion of the needles’ handles. This is a method unique to Japan. After passing through the skin, the needles are inserted into the body to the appropriate depth, which is then manually manipulated by the acupuncturist. There are a variety of techniques, such as inserting needles to the desired depth and immediately removing them, moving them up and down after inserting them, rotating them, vibrating them, or leaving them in place for 10 to 15 minutes. There is also the method of passing low-frequency, weak electricity through the needles by using them as electrodes, all of which have been proven to be effective in relieving pain and muscle tension and improving blood circulation.

All needles used in Move Action’s acupuncture clinics are disposable. All acupuncture needles used in Move Action’s acupuncture clinics are disposable, and all needles are sterilized and disinfected prior to use to ensure safety.

Kyu is a method of applying heat stimulation to acupuncture points using Igusa. Kyu can be divided into two main methods: one is to burn moxa directly on the skin, leaving a moxa mark, and the other is to burn moxa without leaving a moxa mark.

Kyu has been widely practiced in Japan since ancient times. It is very famous that Hideyoshi Toyotomi and other warlords in the 16th century practiced moxibustion on a daily basis for their health, and that Basho Matsuo, who left many wonderful haiku poems, traveled along the Okunohosomichi route while applying moxa to the pressure points on the outer side of his shins. Kyu, however, has been attracting attention as a very effective immune stimulant in the wake of the coronavirus.

These acupuncture treatments are effective for stiff shoulders, back pain, nerve pain, joint pain, and many other painful symptoms and diseases.

While it may not be widely known to the general public, acupuncture and moxibustion can improve blood circulation and increase and activate immune cells. It also works to regulate the autonomic nervous system, which regulates the workings of the internal organs, and to enhance the homeostatic function of the body. Therefore, even if a patient initially comes to the clinic with back pain or stiff shoulders, after receiving acupuncture and moxibustion treatment, the patient may notice changes in his/her physical condition, such as less susceptibility to catching colds, feeling lighter, feeling better, sleeping better, having a better appetite, and having better bowel movements. Even after their symptoms disappear, many patients continue to visit acupuncture clinics regularly to prevent illness and maintain and improve their health.

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In recent years, a new research method called Evidence-Based Medicine has been introduced in the field of medicine, and acupuncture and moxibustion is also being researched based on the EBM method. Some of these studies have compared the effectiveness and usefulness of acupuncture* and Western medical treatment for various symptoms and diseases. In particular, in Germany and the U.S., large-scale comparative studies using enormous public funds were conducted on four diseases: tension headache, migraine, knee joint pain, and low back pain. The results showed that acupuncture and the latest Western medical treatments were almost equal in efficacy for migraine headaches, but that acupuncture was superior in efficacy for the other three conditions and in safety and economy for all four conditions, including migraine headaches. Since that report, acupuncture has been covered by insurance in Germany and the United States.

When stimulated externally by these acupuncture treatments, the human body’s natural healing power and immune system are activated, causing various reactions in the body. For example, blood vessels are dilated to bring in fresh blood containing lots of oxygen and nutrients to increase metabolism, and white blood cells that fight against foreign substances are brought in to prevent infection from the injured area. Acupuncture treatment uses these reactions to create invisible microscopic wounds and small burns on the skin and muscles to improve blood circulation in the muscles, cure stiff shoulders and back pain, and promote repair of injured areas. Acupuncture stimulation also triggers the body’s pain-suppressing systems to work, resulting in pain relief.

In addition, the body is also equipped with a mechanism whereby stimulation of the skin or muscles changes the activity of the autonomic nervous system and reflexively regulates the function of the organs and systems governed by the autonomic nervous system. Stimulation by acupuncture and moxibustion uses this mechanism to change autonomic nerve activity, regulate blood vessels, and improve the function of organs. As a result, a wide range of systemic effects are induced, such as regulating blood pressure, balancing hormones, and activating the immune system. Therefore, continued acupuncture treatment improves one’s physical condition and makes one less prone to illness.

In addition to the above treatments that utilize the effects of acupuncture and moxibustion, Move Action also offers a treatment menu that maximizes the effects of bodywork by combining acupuncture and moxibustion with bodywork. If you continue to receive the same kind of bodywork treatment for a long period of time, your muscles, bones, and nerves become accustomed to the stimulation they receive. This makes it difficult for patients to feel the effects of osteopathic treatment, even if they used to feel the effects. This is where acupuncture and moxibustion are used to restore the natural response of the human body.

Acupuncture and moxibustion treatment in Japan requires national certification as an acupuncturist or moxibustion practitioner. To obtain the national license, one must attend an acupuncture and moxibustion college, acupuncture and moxibustion university, or an educational institution for the visually impaired for at least three years after graduating from high school. There, they must acquire medical knowledge and acupuncture and moxibustion techniques, pass a graduation examination, and then pass a national examination to obtain a national license as an acupuncturist or moxibustion practitioner.

Specific Health Guidance Program. As a provider of holistic health care services, we support the Specific Health Guidance Program, a program initiated by the government. Other notable supporters include SOMPO Health Support, Benefit One Inc. and FitsPlus Inc. As a government (Ministry of Health, Labour and Welfare)-subsidized program, participating companies need to maintain quality controls. Partners and service providers are vetted and must adhere to standards established by each health insurance company. By meeting each standard, they engage in support of the program by health insurance companies and continue to expand their prospective clientele.

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Attractive Market Opportunity

Relaxation Industry Growth

According to the 2022 Yano Report, the Japanese relaxation sector is expected to continue to lead overall GDP growth, which is expected to increase 1.72% from ¥114 billion in 2022 to ¥120 billion in 2025, while national GDP is expected to grow by 1.2% from 2022 to 2026, according to Daiwa Research Institute Economic Report (dated January 24, 2022).

Source: 2022 Yano Report.

We believe the sector continues to see outsized growth as consumers in an already health-conscious country increasingly value health and wellness of both body and mind. Concurrently, large companies, in partnership with or through subsidies received from the government, increasingly factor in employee wellness for both productivity and for retention, loyalty, and satisfaction with the employer. This has led to the creation of corporate budgets, often with government subsidies, earmarked for employee health and wellness programs, insurance programs, fitness and gym memberships which further increases spend in the market. While 30% of the market is occupied by large chains like ours, most of the market consists of small, locally-owned salons, 77% of which are estimated to be individual-run single outlets.

M&A, Consolidation, and Industry Rationalizations

The relaxation sector in Japan faces structural changes that have accelerated mergers and acquisitions and consolidations. As smaller, private operators either fail to grow sufficient revenue to cover costs and owners of larger, established companies seek to exit for retirement or other reasons, an increasing number of sellers have attracted both industry players as well as financial sponsors. We believe the gating factors remain synergies between the acquirer and target, including a pragmatic approach to M&A integration, post-acquisition operations, and preservation of brand and customer base. Purchase price remains a more muted factor which affords compelling valuation creation for the right strategic acquirer.

According to publicly-available data, industry wide fees have decreased over the past decade to approximately ¥3,000 (US$20.20) for 60 minutes on most conventional services and demand has become bifurcated between a highly-price conscious mass market and a more discerning brand conscious consumer. We operate in-between high volume/low price point/low service intensity operations and high touch point /specialized services providers. Our services lie in the spectrum of affordable value and, we believe, capture the largest portion of the demand curve. Additionally, consumers have increasingly sought specialized services including stretching therapy (tendons and ligaments, in addition to muscles) and bathhouses.

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Integrated Health Solutions, Analytics and Targeting

The Japanese Government and major corporate sponsors in the country have accelerated needs for preventative care and ascribing key factors affecting health outcomes. As demographics continue to focus on the elderly and insurance plans face uncertain or insufficient returns relative to premiums, major health insurance companies and the government require solutions to target problems, streamline costs, and save lives through a preventative focus. This has resulted in government budgets and subsidies earmarked for improving employee health and increased incentives for understanding, diagnosing, and creating action plans to address health issues. We believe our platform and technology allow us to serve government and corporate entities with a one-stop shop, data-driven and targeted solution service.

Global Expansion Opportunities

We focus on core competencies within the local markets of Japan.

Employees

Most of our Company’s group employees are employed by our wholly-owned subsidiary, Move Action Co., Ltd. As of April 28, 2023, we had 315 employees on a full-time basis, 18 employees on a part-time basis, and no employees on a fixed-term basis. Our Company is not currently, and has not in the past, been unionized. As such, neither we nor our franchisees are required to engage in collective bargaining procedures with any unions under Japanese labor laws.

We do not use contract employees hired by any third party agencies in the medical or relaxation salon. We dispatch therapists and other employees to our franchisees from time to time and receive a fee for such services. Our employees are paid on a salary basis. We also offer an incentive program whereby relaxation therapists earn points for various reasons such as continuing as a Move Action relaxation therapist for certain designated periods of time. As the number of collected points increase, the relaxation therapist’s salary also increases.

Property and Equipment

As of April 28, 2023, we have 41 medical salons and 9 relaxation salons, each of which is leased in malls with large shopping facilities and high-traffic streets throughout Japan. We invest in leasehold improvement, equipment, and furniture in our directly-operated salons. The terms and conditions of the lease arrangements varies by agreement.

Our corporate headquarters are located at Higashiooi Urbanheim, 3F 5-19-9, Higashiooi, Shinagawa, Tokyo, Japan. The size of the premises is 248.32 square meters and the rent, excluding taxes, is ¥420,000 (US$2,827). The term of our lease for this location expires on September 30, 2023, although there is a renewal provision in the lease agreement whereby the lease will automatically renew for an additional three years unless one of the parties provides notice of termination at least six months prior to the expiration of the current lease term.

Intellectual Property

We regard our trademarks, trade secrets, know-how, and similar intellectual property as critical to our success. We have registered three trademarks (Move Action Co., Ltd®, MoveAction®, and Zero-Sports®) as of October 31, 2021, and other names and logos used by our Company as trademarks with the Japan Patent Office. Our registered trademarks will remain effective for 10 years from registration in Japan and are not required to be in continued use, however we continue to use them and plan to apply for renewal upon their expiration. The trademarks were registered on March 31, 2015. If these trademarks become subject to a third-party challenge, we’ll take all necessary steps to defend our ownership of such trademarks.

Such trademarks are not currently registered in any other jurisdiction. Our principal intellectual property rights include copyrights in our website, rights to our domain name https://www.zerospo.com, and trade secrets and know-how with respect to our training, servicing, sales and marketing and other aspects of our business. The success of our business strategy depends on our continued ability to use our existing intellectual property in order to increase brand awareness and develop our branded services. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, whether in print, on the Internet or through other media, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands and branded services to achieve and maintain market acceptance. There can be no assurance that all of the steps we have taken to protect our intellectual property in Japan or outside Japan in relevant foreign countries will be adequate. If any of our trademarks, trade secrets or other intellectual property are infringed, our business, financial condition and results of operations could be materially adversely affected.

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In addition, third parties may assert infringement or misappropriation claims against us, or assert claims that our rights in our trademarks, patents and other intellectual property assets are invalid or unenforceable. Any such claims could have a material adverse effect on us or our franchisees if such claims were to be decided against us. If our rights in any intellectual property were invalidated or deemed unenforceable, it could permit competing uses of intellectual property which, in turn, could lead to a decline in medical and relaxation salon, Preventative Healthcare business, and other revenues. If the intellectual property became subject to third party infringement, misappropriation or other claims, and such claims were decided against us, we may be forced to pay damages, be required to develop or adopt non-infringing intellectual property or be obligated to acquire a license to the intellectual property that is the subject of the asserted claim. There could be significant expenses associated with the defense of any infringement, misappropriation, or other third-party claims.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business, including matters involving our franchisees, among others. Any litigation or other legal or administrative proceedings, regardless of the outcome, are likely to result in substantial costs and a diversion of our resources, including our management’s time and attention.

Regulation

Regulations Governing our Relaxations Salons

Medical and relaxation salons such as ours are currently regulated by the Japanese Government under the Act on Practitioners of Massage, Acupressure, Acupuncture and Moxibustion, and etc. (Act No. 217 of 1947).

The law stipulates the qualifications for calling oneself an anma massage shiatsu practitioner or acupuncture and moxibustion practitioner, the conditions for taking the qualification examination, the specific characteristics of those who are not granted a license, restrictions, obligations and prohibitions on treatment, advertising guidelines, and the notification required for the establishment of such a practice. An “anma massage shiatsu practitioner” is a licensed therapist who helps improve health and mitigate fatigue of patients suffering from chronic muscle pain/stiffness by a method of finger-pressure massage, which would enhance blood circulation and repair spinal distortion. An “acupuncture and moxibustion practitioner” is a licensed therapist who helps patients cure a chronic disease and prevent illness by a method of stimulating acupuncture points, skin and muscle, which would enhance internal body immunity.

Specifically, the law requires that a person must hold a license issued by the government for anma massage shiatsu practitioner, acupuncture and moxibustion practitioner, and includes details regarding the qualification system. The regulations also strictly prohibit the use of surgical procedures or the administration of drugs, the treatment of dislocated or broken bones without the consent of a physician, and the use of a practitioner’s skills, treatment methods, or career history in advertising. In addition, our business is obliged to register with the local government, and if we open a treatment center, we must notify the prefectural governor within 10 days of opening.

The national certification of judo therapists, held by 57% of Move Action’s staff, was established by the Judo Therapist Act passed in 1970. Its duties are to treat fractures, sprains, dislocations, contusions, and other injuries that occur to bones, joints, and muscles without performing surgery. The number of judo therapist training schools and osteopathic clinics continues to increase, and the profession is widely known in Japan. Judo therapy has become a major treatment method in Japan, but it is rare in the world for a treatment method bearing the name of a specific sport to be legally recognized and developed in this way. Judo therapy has its roots in the Japanese martial arts of the Warring States period. The earliest Japanese description of the manual techniques that lead to judo healing is found in the oldest Japanese medical text, “ Ishinbo,” which was written at the end of the 10th century. It described the treatment of bone and joint injuries, bruises, and other conditions. However, the major influence on the modern form of “judo therapy” seems to have come from the martial arts developed in the Warring States period from the end of the 15th century. The martial arts that developed in Japan in the past consisted of “killing techniques,” which specialized in injuring and killing people, and “activating techniques,” which treated injured people, and each developed inextricably linked to the other. As time went by, these two aspects changed, and some of the “killing techniques” were incorporated into martial arts and sports competitions, such as judo. On the other hand, a part of “katsudo” was inherited as a medical technique and penetrated into the osteopathic business. Furthermore, through the Meiji Restoration, it is believed that judo therapy was fused with Western medicine and sublimated into the current judo therapy and orthopedic surgery. With the end of the Warring States Period, people’s lives were at peace. As a result, there was less need to learn techniques for killing people, and techniques for maintaining security and self-defense became more important, and killing techniques evolved into judo and other martial arts.

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Judo was systematized and popularized by “Jigoro Kano. In 1882, for the first time in his life, judo, which was intended for human development, was born, replacing jujutsu, the art of fighting, with judo, which was intended for human development. Judo” was born for the purpose of human development from “jujutsu” which was a way to fight. Thereafter, jujutsu and judo went their separate ways, and each developed and spread in its own way. In the Meiji era, before “judo healing” was established as a treatment method, most of those who practiced osteopathic medicine were not doctors, but jujutsu practitioners and judoists. However, Japan was in the midst of the Meiji Restoration, and the Japanese nation was moving to “unify Japanese medicine with Western medicine. This led to the regulation of traditional therapies such as osteopathy, Chinese medicine, acupuncture and moxibustion, and anma. As a result, only those who had passed the medical practice examination and received a license to practice as a medical institution were allowed to operate an osteopathic business, and those who had originally operated an osteopathic business were essentially doomed to close their businesses. In the face of increasingly strict regulations, jujutsu and judo practitioners were unable to make a living just by running their dojos, and in order to protect their own livelihoods, they engaged in political activities to have osteopathic practices legally recognized. In the Taisho period, their activities became more active, and after numerous petitions they finally obtained legal grounds for their osteopathic business. After the war, under the control of GHQ, the laws under the old Constitution were renewed and the “Law on the Business of Anma, Acupuncture, Moxibustion, Judo Therapy, etc.” was enacted, and in 1970, the judo therapy part of the “Law on the Business of Anma, Acupuncture, Moxibustion, Judo Therapy, etc.” was removed from the law and a separate “Judo Therapists Law” was enacted. Later, in 1989, the Judo Therapist Law was revised and a national examination was administered by the Ministry of Health, Labor and Welfare, thus giving rise to the current form. Today, the number of osteopathic clinics is increasing every year, and the deregulation of vocational schools that train judo therapists for national certification has led to a rapid increase in the number of licensed therapists, which in turn has led to an increase in the number of clinics. According to the Ministry of Health, Labor, and Welfare, the number of treatment centers (osteopathic clinics) operated by judo therapists increased to approximately 50,777 by the end of 2018, a 1.4-fold increase in 10 years.

Regulations Governing our Franchises

Japan has antitrust laws that protect consumers and regulate how companies operate their businesses. Among the various Japanese antitrust laws, the seminal antitrust law is the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947, as amended) (which we refer to as the “Antimonopoly Act”). The Antimonopoly Act prohibits certain activities that inappropriately induce or mislead persons into entering into a business relationship with us through our granting of seemingly preferable trade terms and conditions that could create false impressions in relation to other franchisors we compete with.

The Japan Fair Trade Commission (which we refer to as the “JFTC”) enforces the Antimonopoly Act and other Japanese antitrust laws. The JFTC issued the “Guidelines Concerning the Franchise System Under the Antimonopoly Act” on April 24, 2002 (last amended on April 28, 2021) (which we refer to as the “Guidelines”), under which the JFTC suggests that, prior to entering into a franchise relationship, a franchisor should adequately disclose and explain material trade terms to a potential franchisee in order to prevent any misunderstanding of the material trade terms, and to prevent such potential franchisee from being misled or improperly induced into entering into such franchise relationship. Material trade terms include terms relating to the following:

●	the supply of products after the party becomes a franchisee (such as a system for recommending suppliers);

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●	guidance, procedures, frequency, and cost to the franchisee relating to the business activities of the franchise;

●	nature and amount of payments to be collected when the party joins the franchise, whether the payments are refundable or may be returned, and the conditions for refunding or returning the payments;

●	royalties that the franchisee pays to the franchisor for use of trademarks and trade names and for guidance relating to management procedures, including the amount of, procedure for calculating, and the time and method of payment, of royalties;

●	loans the franchisor extends to the franchisee, including the interest rate and the mechanism and conditions of settlement;

●	compensation for any losses the business incurs, including the details of such compensation and whether there is management support from the franchisor in the event of a decline in business;

●	terms of the franchise agreement and the conditions and procedures for renewing or terminating the franchise agreement, including early termination prior to the expiration of its term; and

●	restrictions with respect to the franchisor or other franchisees of the franchise setting up an identical or similar business near the proposed business of the potential party to join the franchise, including whether there are any plans to set up additional businesses and the details of such plans.

In addition, when a franchisor markets its franchise, in the event such franchisor provides a prospective franchisee with an estimate of the revenue or profit that could possibly be generated upon becoming a franchisee, such estimated revenue or profit must be based on a reasonable method of calculation and established facts, such as the results of an existing franchise operating in a similar environment. The franchisor is required to present to the prospective franchisee such methods and facts.

Furthermore, when a franchisor markets its franchise, in the event such franchisor provides a prospective franchisee with information on business hours and temporary closures, it is desirable to provide the prospective franchisee with any information known to the franchisor at the time that may have a negative impact on the business, such as a shortage of labor or a sharp rise in labor costs during certain hours. For example, when the franchisor provides information on labor shortages, the franchisor must present facts that are grounded in the actual situation, such as job openings or the working conditions of franchise owners at existing stores in a similar environment.

If the JFTC finds any activities that violate the Antimonopoly Act, including any “deceptive customer inducement”, then the JFTC may order the offending franchisor to cease and desist from engaging in such unlawful activities, delete any applicable unlawful clauses from the franchise contract, or carry out any other measures necessary to eliminate such unlawful activities.

In the event the JFTC suspects any violation of the Antimonopoly Act or alleges that we have misled or wrongly induced any of our franchisees based upon any particular trade terms, we could be exposed to risks, including governmental action against us.

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Regulations Governing Prepaid Cards

We began issuing prepaid cards (the “Cards”) to medical and relaxation salon customers in October 2019. Card users can continuously use and also replenish the card at most of our Company’s medical and relaxation salons. Prepaid cards are generally considered “prepaid payment methods” (which we refer to as “PPMs”) under the Act on Settlement of Funds (Act No. 59 of 2009) (which we refer to as the “Settlement Act”). PPMs are regulated under the Settlement Act so long as there is a possibility the cards could be valid for a period of more than six months. As some prepaid cards expire after 60 days of issuance, we are regulated under the Settlement Act. Moreover, the Cards can be used at salons operated by franchisees, and because the franchisees are considered third parties for the purposes of the Settlement Act, we fall under the category of a Public Use PPM Provider.

A Public Use PPM Provider must be registered with the relevant Local Financial Bureau and follow rather detailed deposit procedures to assure that there are adequate funds for the individuals who are effectively loaning their money to the Public Use PPM Provider. If we fail to comply with these procedures, there is some possibility that we will be assessed a monetary fine, and in certain circumstances, a member of our Company could face a criminal penalty of imprisonment. If such results were to occur, it could adversely impact our financial results as well as our brand image.

Regulations Governing Dispatched Employees for Franchisees

In March 2001, we established our wholly-owned subsidiary, Move Action Co., Ltd. (which we refer to as “Move Action”). MHR currently operates our therapist dispatch business. Previously, we hired therapists pursuant to an exemption that allowed us to forego obtaining permission from the Ministry of Health, Labor and Welfare of Japan under the Act for Securing the Proper Operation of Worker Dispatching Undertakings and Improved Working Conditions for Dispatched Workers (which we refer to as the “Dispatch Act”), and dispatched such therapists to our franchisees. When the Ministry of Health, Labor and Welfare of Japan eliminated the applicable exemption in September 2018, we decided to transfer the therapist dispatch business to Move Action. Move Action has obtained a worker dispatch license from the Ministry of Health, Labor and Welfare of Japan under the Dispatch Act. Our current license is valid through July 31, 2026.

Regulations Governing our Recruiting License

In November 2020, we obtained a recruiting agency license (which we refer to as a “Recruiting License”) from the Ministry of Health, Labor and Welfare of Japan under the Employment Security Act. We are required to obtain the Recruiting License because certain members of our staff, mostly consisting of relaxation therapists, are introduced to and placed at our franchisees. Such staff members typically provide training and relaxation services to salons managed by our franchisees.

Personal Information Protection

We are subject to laws and regulations regarding privacy and protection of user data and personal information, due to our customer data collection operations in connection with our Digital Preventative Healthcare Service. The application and interpretation of these and other similar international laws and regulations regarding privacy and protection of user data and personal information is often uncertain, particularly with respect to the new and rapidly evolving industry in which we operate.

In Japan, the Act on the Protection of Personal Information (which we refer to as the “APPI”) and its related guidelines impose various requirements on businesses, including us, that use databases containing personal information. Under the APPI, we are required to lawfully use personal information we have obtained within the purpose of use we have specified and take appropriate measures to maintain the security of such personal information. We are also restricted from providing personal information to third parties without the consent of such user. The APPI also includes regulations relating to the handling of sensitive personal data and anonymous personal data and the transfer of personal information to foreign countries. We collect information from our relaxation salon customers through the questionnaire completed by each first-time customer. Some of the information we collect through that questionnaire could fall under the category of sensitive personal data under the APPI.

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MANAGEMENT

Our Executive Officers and Directors

The following table sets forth the names, ages and positions of the individuals who we anticipate will serve as our executive officers and members of our Board of Directors at the time of the offering.

Name	Age	Positions Held
Yoshio Ukaji	51	Chief Executive Officer, Chairman and Director
Tadao Ukaji	48	Chief Administrative Officer and Director
Daisaku Kadomae	44	Chief Financial Officer
Teppei Ishii	39	Chief Operating Officer
Tadachiyo Osada *	66	Independent Director Nominee

* We intend to appoint Tadachiyo Osada as our independent director, effective upon the SEC’s declaration of effectiveness of this registration statement on Form F-1, of which this prospectus is a part.

Biographical Information

The following is a summary of certain biographical information concerning our executive officers and directors.

Yoshio Ukaji, Chief Executive Officer

Yoshio Ukaji has served as the Chairman, Chief Executive Officer and a director of the Company since its inception on June 1, 2022. He has also served as the founder and Chief Executive Officer and director of Move Action since March 23, 2001. Mr. Ukaji became a certified National Judo Therapist after he graduated from Tokyo Judo Therapy Technical College. Mr. Ukaji does not hold, and has not previously held, any directorships in any reporting companies.

Tadao Ukaji, Chief Administrative Officer

Tadao Ukaji has served as the Chief Administrative Officer of the Company since its inception on January 1, 2023 and a director since June 1, 2022. He has also served as the Chief Administrative Officer and a manager of Move Action since January 1, 2023 and March 2020, respectively. From June 1, 2022 through December 31, 2022, Mr. Ukaji served as the Chief Financial Officer of the Company. From March 2020 through December 31, 2022, Mr. Ukaji served as the Chief Financial Officer of Move Action. From April 2002 to March 2016, Mr. Ukaji served as the Manager of relaxation salon in the Company. From April 2016 to March 2020, he served as the Area Manager of western Kanagawa Prefecture in the Company. Mr. Ukaji received a High School Diploma from Inagi High School in Tokyo, Japan. Mr. Ukaji does not hold, and has not previously held, any directorships in any reporting companies.

Daisaku Kadomae, Chief Financial Officer

Daisaku Kadomae has served as the Chief Financial Officer of the Company since January 1, 2023. From October 2021 to December 2022, he served as the CFO of LABOT, Inc, a startup providing coding education and student finance based on Income Share Agreement model. From October 2020 to October 2021, Mr. Kadomae served as the CFO of Oisix ra Daichi Inc., a TSE-listed online and catalog retailer specializing in the sale and delivery of fresh food products and ingredients. From September 2017 to September 2020, he served as the Director of Corporate Finance at Daicel Corporation, a TSE-listed chemical company. Mr. Kadomae has professional experience in finance and accounting, corporate finance, and investment banking at Arthur Andersen, EY, Nomura, and Citi. As CFO he has been tasked with financial accountability and driving strategic finance initiatives. Mr. Kadomae obtained his MBA with Concentration in Finance from University of Cambridge in 2010 and BA in Economics from Keio University with high distinction. He holds CFA and CPA designations. He does not hold, and has not previously held, any director ships in any reporting companies.

Teppei Ishii, Chief Operating Officer

Teppei Ishii has served as the Chief Operating Officer of the Company since its inception on June 1, 2022. He has also served as a manager and Chief Operating Officer of Move Action since October 2009 and January 2013, respectively. Mr. Ishii received his judo therapist certification after graduation from the Judo Therapy Department of Nihon Kogakuin Hokkaido Technical College. Mr. Ishii does not hold, and has not previously held, any directorships in any reporting companies.

Tadachiyo Osada, Independent Director Nominee

We intend to appoint Tadachiyo Osada as our independent director, effective upon the SEC’s declaration of effectiveness of this registration statement on Form F-1, of which this prospectus is a part. Since 2020, Mr. Osada has served as the chairman and CEO of Bankers, a social lending platformer in Japan. Since 2019, he also served as the chairman and CEO of Multus Investment, a VC firm in Japan. He started his career at Mitsubishi Bank in 1980 and served as the Group Senior Managing Director and Executive Officer of Retail Banking Business Group of MUFG, the biggest commercial bank in Japan. Mr. Osada obtained his bachelor’s degree in Political Science and Economics from Waseda University in 1980.

No family relationship exists between any of our directors and executive officers. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

Foreign Private Issuer Status and Controlled Company Exemption

Our Company will be considered a “foreign private issuer” under U.S. securities laws and Nasdaq listing rules. Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. Upon completion of this offering, we intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:

●	the majority independent director requirement under Section 5605(b)(1) of the Nasdaq listing rules;

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●	the requirement under Section 5605(b)(2) of Nasdaq listing rules that the independent directors have regularly scheduled meetings with only the independent directors present;

●	the requirement under Section 5605(d) of Nasdaq listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation;

●	the requirement under Section 5605(e) of Nasdaq listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors;

●	the requirement under Section 5610 of the Nasdaq Listing Rules that a company adopt one or more codes of conduct applicable to all directors, officers and employees, and that such codes are publicly available; and

●	the requirement under Section 5635(d) of Nasdaq listing rules that a listed issuer obtain stockholder approval prior to issuing or selling securities (or securities convertible into or exercisable for common stock) that equal 20% or more of the issuer’s outstanding common stock or voting power prior to such issuance or sale.

Cayman Islands law does not impose a requirement that our board of directors consist of a majority of independent directors or that such independent directors meet regularly without other members present. Nor does Cayman Islands law require that we obtain shareholder approval prior to issuing or selling securities that equal 20% or more of our outstanding ordinary shares or voting power. Nor does Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process.

The Company intends to avail itself of these exemptions. More specifically, the Company will not have a compensation committee or a nominating and corporate governance committee. Therefore, for as long as the Company remains a “foreign private issuer,” the Company will not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If at any time the Company ceases to be a “foreign private issuer” under the rules of Nasdaq, the Company intends to avail itself of the “controlled company” exception to Nasdaq’s rules.

The “controlled company” exception to Nasdaq’s rules provides that a company of which more than 50% of the voting power is held by an individual, group or another company, a “controlled company,” need not comply with certain requirements of Nasdaq’s corporate governance rules. Following this offering, _________ will control approximately _________% of the voting power of our issued and outstanding shares if all the ordinary shares being offered are sold. Accordingly, we expect to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under Nasdaq rules, a “controlled company” (which is a company of which more than 50% of the voting power is held by an individual, group or another company) may elect not to comply with certain Nasdaq corporate governance requirements.

As a “controlled company,” we may elect not to comply with certain corporate governance standards, including the requirements: (1) that a majority of our board of directors consist of independent directors; (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (3) that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For so long as we qualify as a controlled company, we may take advantage of these exemptions. Accordingly, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements.

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In the event that we cease to be a “foreign private issuer” under the rules of Nasdaq and cease to be a “controlled company” and our ordinary shares continue to be listed on the Nasdaq, the Company’s Board of Directors will take all action necessary to comply with the corporate governance rules of Nasdaq, including, but not limited to, establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Notwithstanding the Company’s status as a foreign private issuer or a controlled company, the Company will remain subject to the corporate governance standard of Nasdaq that requires the Company to have an audit committee with at least three independent directors as well as composed entirely of independent directors. For purposes of the audit committee composition requirements, we must have at least one independent director on our audit committee at the time of listing on the Nasdaq Capital Market, at least two independent directors within 90 days of listing on the Nasdaq Capital Market and at least three independent directors within one year of listing on the Nasdaq Capital Market, where at least one of the independent directors qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rule.

Board of Directors

Our Board of Directors will consist of three directors, including one independent director, upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided (a) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. Nasdaq corporate governance rules require that a majority of an issuer’s board of directors must consist of independent directors. However, as a Cayman Islands company listed on the Nasdaq, we are a foreign private issuer and are permitted to follow the home country practice with respect to certain corporate governance matters. Cayman Islands law does not require a majority of a publicly traded company’s board of directors to be comprised of independent directors. We rely on this home country practice exception and do not have a majority of independent directors serving on our board of directors.

Our Board of Directors may exercise all the powers of our company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of our company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

Audit Committee

We have established an audit committee, which consists of three directors, including, Tadachiyo Osada, Yoshio Ukaji and Tadao Ukaji. We have determined that only Tadachiyo Osada satisfies the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Therefore, Yoshio Ukaji and Tadao Ukaji will be replaced with independent directors within 90 days and one year, respectively, of listing on the Nasdaq Capital Market, so that one year of the listing the audit committee will consist solely of independent directors and at least one of the two replacement independent directors will qualify as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq listing rules. Tadachiyo Osada is the chair of the audit committee. Our audit committee adopted a written charter, a copy of which is posted on the Corporate Governance section of our website, at www.zerospo.com, and a copy of which is filed as Exhibit 10.9 hereto (the “Charter”). The Charter requires that each member of the Audit Committee shall be independent in accordance with the requirements of Rule 10A-3 of the Exchange Act and the rules of the NASDAQ Stock Market or any other securities exchange on which any of the Company’s securities are listed, and that no member of the Committee can have participated in the preparation of the Company’s or any of its subsidiaries’ financial statements at any time during the past three years. The Charter requires that each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, at least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that leads to financial sophistication, and at least one member of the Committee must be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Charter provides that the purpose of the Committee is to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements, and that the primary role of the Committee is to oversee the financial reporting and disclosure process.

The Charter provides that the Audit Committee shall have the following authority and responsibilities, among others:

●	To select, retain, terminate and set the compensation of an independent registered public accounting firm to act as the Company’s independent auditors.

●	To select, retain, compensate, oversee and terminate, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

●	To pre-approve all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms and establish policies and procedures for the Committee’s pre-approval of permitted services by the Company’s independent auditors or other registered public accounting firms on an on-going basis.

●	At least annually, to obtain and review a report by the Company’s independent auditors that describes (1) the accounting firm’s internal quality control procedures, (2) any issues raised by the most recent internal quality control review, peer review or Public Company Accounting Oversight Board review or inspection of the firm or by any other inquiry or investigation by governmental or professional authorities in the past five years regarding one or more audits carried out by the firm and any steps taken to deal with any such issues, and (3) all relationships between the firm and the Company or any of its subsidiaries; and to discuss with the independent auditors this report and any relationships or services that may impact the objectivity and independence of the auditors.

●	To assure the regular rotation of the lead audit partner at the Company’s independent auditors and consider regular rotation of the accounting firm serving as the Company’s independent auditors.

●	To review and discuss with the Company’s independent auditors the auditors’ responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process, including the overall audit strategy, the scope and timing of the annual audit, any significant risks identified during the auditors’ risk assessment procedures and, when completed, the results, including significant findings, of the annual audit.

●	To review and discuss with the Company’s independent auditors (1) all critical accounting policies and practices to be used in the audit, (2) all alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors, and (3) other material written communications between the auditors and management.

●	To review with management and the Company’s independent auditors: any major issues regarding accounting principles and financial statement presentation.

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●	To review with management, the internal audit department and the Company’s independent auditors the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, and any fraud involving management or other employees with a significant role in such processes, controls and procedures.

●	To recommend to the Board that the audited financial statements and the MD&A section be included in the Company’s Form 20-F and produce the audit committee report required to be included in the Company’s proxy statement.

●	To review and approve the functions of the Company’s Internal Accounting Department.

●	To establish and oversee procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

●	To review, approve and oversee any transaction between the Company and any related person and any other potential conflict of interest situations on an ongoing basis, in accordance with Company policies and procedures, and to develop policies and procedures for the Committee’s approval of related party transactions.

Compensation Committee

Because we will be a “foreign private issuer” within the meaning of the corporate governance standards of Nasdaq, we will not be required to, and do not currently expect to, have a compensation committee. If and when we are no longer a “foreign private issuer” or a “controlled company”, we will be required to establish a compensation committee. We anticipate that such a compensation committee would consist of three directors who will be “independent” under the rules of the SEC, subject to the permitted “phase-in” period pursuant to the rules of Nasdaq. Upon formation of a compensation committee, we would expect to adopt a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq standards.

This compensation committee would:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our incentive compensation and benefit plans and purchase plans;

●	oversee the evaluation of the Board of Directors and management; and

●	review the independence of any compensation advisers.

Upon formation of a compensation committee, we would expect to adopt a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq standards.

Nominating and Corporate Governance Committee

Because we will be a “foreign private issuer” within the meaning of the corporate governance standards of Nasdaq, we will not be required to, and do not currently expect to, have a nominating and corporate governance committee. If and when we are no longer a “foreign private issuer” or a “controlled company”, we will be required to establish a nominating and corporate governance committee. We anticipate that such a nominating and corporate governance committee would consist of three directors who will be “independent” under the rules of the SEC, subject to the permitted “phase-in” period pursuant to the rules of Nasdaq. Upon formation of a nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq standards.

A stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice and information provisions contained in our bylaws. Such notice must be in writing to our company not less than 90 days and not more than 120 days prior to the anniversary date of the preceding year’s annual meeting of stockholders or as otherwise required by requirements of the Exchange Act. In addition, stockholders furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of stockholders entitled to vote at such meeting.

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Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct that applies to all of its directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, and any person performing similar functions) and employees. The Code of Ethics and Business Conduct is available on our website at www.zerospo.com, and a copy is also filed as Exhibit 14 hereto.

The Code has been adopted to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, as well as in other public communications made by or on behalf of the Company; to promote compliance with applicable governmental laws, rules and regulations; to deter wrongdoing; and to require prompt internal reporting of breaches of, and accountability for adherence to, the Code. The Code may be amended and modified by the Board.

Nothing in the Code prohibits the Company’s directors, officers or employees from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of U.S. federal law or regulation.

The Code provides that each person owes a duty to the Company to act with integrity which requires, among other things, being honest, fair and candid. The Code further requires that each person must (i) act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or when in the Company’s interests; (ii) observe all applicable governmental laws, rules and regulations; (iii) comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data; (iv) adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices; (v) deal fairly with the Company’s customers, suppliers, competitors, employees and independent contractors; (vi) refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice; (vii) protect the assets of the Company and ensure their proper use; (viii) until the earlier of the Company’s liquidation, or such time that such person ceases to be an officer or director of the Company, in each case, to first present to the Company for the Company’s consideration, prior to presentation to any other entity, any business opportunity, but only if such opportunity is suitable for the Company, subject to the Company’s Articles of Association and subject to any other fiduciary or contractual obligations such officer or director may have; and (ix) void actual or apparent conflicts between personal, private interests and the interests of the Company, wherever possible, including receiving improper personal benefits as a result of his or her position, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in the Company’s public filings with the SEC. Anything that would be a conflict for a person subject to the Code also will be a conflict for a member of his or her immediate family or any other close relative, and the Code provides certain examples of conflict of interest situations.

The Code requires the Company’s directors, officers and employees to maintain and protect the confidentiality of information entrusted to them by the Company, or that otherwise comes into their possession, while carrying out their duties and responsibilities, except when disclosure is authorized by the Company or legally mandated.

As the Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate, the Code provides that each person must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Code requires that the Chief Executive Officer and Chief Financial Officer of the Company and the Chief Executive Officer and the Chief Financial Officer of each subsidiary of the Company (or persons performing similar functions), if any, and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company; and that each person must promptly bring to the attention of the Board of Directors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

The Code provides that the Board is responsible for applying the Code to specific situations in which questions are presented to it and has the authority to interpret the Code in any particular situation. And that any person who becomes aware of any existing or potential breach of the Code is required to notify the Board promptly and failure to do so is, in and of itself, a breach of the Code.

The Code provides that the Company’s directors, officers or employees who have access to material, non-public information are not permitted to use that information for security trading purposes or for any purpose unrelated to the Company’s business.

The Code requires that all of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls; and that records should always be retained or destroyed according to the Company’s record retention policies.

The Code provides that any and all reports received by the Company of questionable accounting, violations of internal accounting controls, or any other auditing or financial matters, or the reporting of fraudulent financial information or other questionable conduct that are submitted to an officer of the Company will be handled as follows:

●	All reports received will be logged and include, among other things: (1) the date the report was received, (2) a description of the report, (3) the reporting party (if provided), and (4) the status and disposition of an investigation of the report.

●	The Vice President and Secretary of the Company will promptly submit to the Audit Committee of the Board (the “Audit Committee”) all reports received. The Audit Committee will direct and oversee an investigation of all reports as it determines to be appropriate. The Audit Committee may also delegate the oversight and investigation of reports to the appropriate members of the Company’s management. The Audit Committee may request special treatment for any report and may re-assume the direction and oversight of an investigation of any report delegated to members of our management.

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 The Code provides that no director or officer, or any other person acting under the direction thereof, will directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company’s financial statements materially misleading.

The Code includes a Policy Statement Regarding Compliance & Ethics (the “Policy Statement”), which sets forth the Company’s general requirements and expectations relating to several key areas of business conduct and ethics. The Policy Statement provides that the Company will comply with all applicable laws, including applicable laws governing bribery, extortion, kickbacks, and the giving or receiving of gifts or hospitality to Government Officials (as defined below). Consistent with this commitment, Company directors, officers or employees (to the extent that employees are hired in the future) are prohibited from offering, promising, giving, soliciting, accepting or authorizing another to offer, promise, give, solicit or accept anything of value, either directly or indirectly, for the purpose of corruptly influencing the decision of any person, or to otherwise obtain or retain business or a business advantage in connection with the Company. This includes all local, state and federal corruption laws, as well as international laws such as the Foreign Corrupt Practices Act, to the extent the Company is conducting business outside of the United States. “Government Official” means: (i) any person who is an officer, officeholder, full or part-time employee or representative of: (1) a national, state, regional, provincial, city, county or other local government; (2) independent agencies of any government; or (3) state-owned businesses or state-controlled businesses (e.g., a representative of a sovereign wealth fund or public pension fund, an affiliate of a state-owned company owning distressed assets); (ii) political party officials and candidates for political office; and (iii) any employees of quasi-public or non-governmental international organizations (sometimes called “NGOs”).

The Policy Statement also provides that it is the Company’s policy not to make or authorize anyone to make any small, unofficial payment to secure or expedite the performance of a routine or necessary action by a Government Official in connection with the Company; and that all gifts and hospitality promised, offered or provided on behalf of the Company be reasonable, related to a legitimate business purpose, and lawful under applicable laws and regulations, including those relating to the nature and amount of gifts and hospitality that can be provided to Government Officials.

 The Policy Statement also provides that no Company employee or third party may offer, promise, give, solicit, accept or authorize another to offer, promise, give, solicit or accept any gift or hospitality for the purpose of corruptly influencing the decision of any person, or to otherwise obtain or retain business or a business advantage on behalf of the Company, and that all gifts and hospitality are required to be approved by appropriate Company personnel before being provided to any external party, and will be documented fairly and accurately in the Company’s books and records.

The Policy Statement provides that it is the policy of the Company that its funds or assets not be used to make a political or charitable contribution, unless prior approval has been given by the Company’s Chief Financial Officer, that the Company will not reimburse any Company employee or third party for their own personal political or charitable contributions, and that Company employees are prohibited from making or authorizing any person to make a political or charitable contribution on behalf of the Company for the purpose of corruptly influencing the decision of any person, or to otherwise obtain or retain business or a business advantage.

The Policy Statement states that Company employees will not discriminate, harass, or authorize any discrimination or harassment on the basis of race, color, religion, sex, sexual orientation, gender identity or expression, age, disability, marital status, citizenship, genetic information, or any other characteristic protected by law, and that the Company will not tolerate or authorize any unwelcome sexual advances, requests for sexual favors, or any other verbal or physical conduct of a sexual nature by any Company employee or third party in connection with the Company if and when: (i) submission to such conduct was made either explicitly or implicitly a term or condition of an individual’s employment; (ii) submission to or rejection of such conduct by an individual is used as the basis for employment decisions affecting such individual; or (iii) such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile, or offensive working environment.

The Policy Statement states that it is the policy of the Company to prohibit and actively prevent money laundering and any activity that could conceivably facilitate money laundering, the funding of terrorism, or other criminal activity. The Policy Statement states that the Company is committed to conducting all business activities in a responsible manner, which helps ensure the health, safety, and security of people, preservation of the environment, quality of our business offerings, security, legal, quality, and regulatory requirements in all our business activities.

 The Policy Statement states that the Company encourages reporting of suspected violations of this policy statement, violations of law, and perceived incidents of discrimination or harassment that the Company will not tolerate actions by Company directors, officers or employees (to the extent that employees are hired in the future) or third parties to discourage or authorize discouragement of any kind against any individual who reports a perceived incident of discrimination or harassment in relation to the Company, and that retaliation of any kind against any individual who reports any perceived incident of discrimination or harassment, or who cooperates with any investigation relating to such reports in good faith is prohibited.

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We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

Duties of Directors

Under Cayman Islands law, all of our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended from time to time. Our company has the right to seek damages if a duty owed by any of our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board. A director will be removed from office automatically if, among other things, the director (i) dies; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) is found to be or becomes of unsound mind; (iv) resigns his office by notice in writing to our company; (v) is prohibited by law from being a director; and (vi) is removed from the office pursuant to any other provisions of our memorandum of association and articles of association.

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Limitation on Liability and Other Indemnification Matters

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. Our amended and restated articles of association provide to the extent permitted by law, we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilfull default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the General Corporation Law for a Delaware corporation.

Compensation of Directors and Executive Officers

Our board of directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. Currently, our board of directors determines the compensation to be paid to our executive officers based on our financial and operating performance and prospects, and contributions made by the officers to our success. Each of our named executive officers are measured by a series of performance criteria by the board of directors on a yearly basis. Such criteria are set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance. The board of directors will make an independent evaluation of appropriate compensation to key employees, with input from management. The board of directors has oversight of executive compensation plans, policies and programs.

During the fiscal year ended October 31, 2022, the Company paid an aggregate of approximately ¥11,700,000 (US$78,740.16) to our executive officers and approximately ¥63,000,000 (US$423,985.46) to our directors. Namely, Yoshio Ukaji, our Chief Executive Officer, was paid ¥54,000,000 (US$363,416.11) in this capacity; Tadao Ukaji, our Chief Administrative Officer, was paid ¥8,960,000 (US$60,300.15) in this capacity; Daisaku Kadomae, our Chief Financial Officer was engaged in January 2023, and accordingly did not receive any compensation during the fiscal year ended October 31, 2022; and Teppei Ishii, our Chief Operating Officer, was paid ¥11,700,000 (US$78,740.16) in this capacity. Namely, Yoshio Ukaji, our Chairman and Director, was paid ¥54,000,000 (US$363,416.11) in this capacity and Tadao Ukaji, our Director, was paid ¥8,960,000 (US$60,300.15) in this capacity.

Employment Agreements

Executive Employment Agreement with Yoshio Ukaji

We intend to enter into an Executive Employment Agreement with Yoshio Ukaji, who we anticipate will serve as the Chief Executive Officer of ZEROSPO and of our subsidiary, Move Action Co., Ltd. We expect that Mr. Y. Ukaji’s agreement will provide that he will be paid an annual salary of $[____________], and will be issued [________]of our ordinary shares pursuant to an Award Agreement and the Company’s equity incentive plan. It is expected that the shares of restricted stock vest in [four] tranches, with [25%] of the awarded shares vesting at the end of each year of the term of the employment agreement, subject to earlier vesting or forfeiture as set forth below. We also expect that Mr. Y. Ukaji’s agreement will provide that he is eligible to be paid bonuses as may be determined by the Board of Directors of the Company, and that his agreement will also have the terms and conditions which are described below in the section entitled “Provisions Applicable to All Executive Employment Agreements”. A copy of the Form of Employment Agreement with Yoshio Ukaji is filed herewith as Exhibit 10.3.

Executive Employment Agreement with Tadao Ukaji

We intend to enter into an Executive Employment Agreement with Tadao Ukaji, who we anticipate will serve as the Chief Administrative Officer of ZEROSPO and of Move Action Co., Ltd. We expect that Mr. T. Ukaji’s agreement will provide that he will be paid an annual salary of $[____________], and will be issued [________]of our ordinary shares pursuant to an Award Agreement and the Company’s equity incentive plan. It is expected that the shares of restricted stock vest in [four] tranches, with [25%] of the awarded shares vesting at the end of each year of the term of the employment agreement, subject to earlier vesting or forfeiture as set forth below. We also expect that Mr. T. Ukaji’s agreement will provide that he is eligible to be paid bonuses as may be determined by the Board of Directors of the Company, and that his agreement will also have the terms and conditions which are described below in the section entitled “Provisions Applicable to All Executive Employment Agreements”. A copy of the Form of Employment Agreement with Tadao Ukaji is filed herewith as Exhibit 10.4.

Executive Employment Agreement with Daisaku Kadomae

We intend to enter into an Executive Employment Agreement with Daisaku Kadomae, who we anticipate will serve as the Chief Financial Officer of ZEROSPO and of Move Action Co., Ltd. We expect that Mr. T. Kadomae’s agreement will provide that he will be paid an annual salary of $[____________], and will be issued [________]of our ordinary shares pursuant to an Award Agreement and the Company’s equity incentive plan. It is expected that the shares of restricted stock vest in [four] tranches, with [25%] of the awarded shares vesting at the end of each year of the term of the employment agreement, subject to earlier vesting or forfeiture as set forth below. We also expect that Mr. Kadomae’s agreement will provide that he is eligible to be paid bonuses as may be determined by the Board of Directors of the Company, and that his agreement will also have the terms and conditions which are described below in the section entitled “Provisions Applicable to All Executive Employment Agreements”. A copy of the Form of Employment Agreement with Daisaku Kadomae is filed herewith as Exhibit 10.6.

Executive Employment Agreement with Teppei Ishii

We intend to enter into an Executive Employment Agreement with Teppei Ishii, who we will serve as the Chief Operating Officer of ZEROSPO and of Move Action Co., Ltd. We expect that Mr. Ishii’s agreement will provide that he will be paid an annual salary of $[____________], and will be issued [________]of our ordinary shares pursuant to an Award Agreement and the Company’s equity incentive plan. It is expected that the shares of restricted stock vest in [four] tranches, with [25%] of the awarded shares vesting at the end of each year of the term of the employment agreement, subject to earlier vesting or forfeiture as set forth below. We also expect that Mr. Ishii’s agreement will provide that he is eligible to be paid bonuses as may be determined by the Board of Directors of the Company, and that his agreement will also have the terms and conditions which are described below in the section entitled “Provisions Applicable to All Executive Employment Agreements”. A copy of the Form of Employment Agreement with Teppei Ishii is filed herewith as Exhibit 10.5.

Provisions Applicable to All Executive Employment Agreements

We expect that each of the Executive Employment Agreements described above will include the following terms:

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An initial term of 3 years, provided that the term of each agreement will automatically be extended for one or more additional terms of one year each unless either the Company or applicable executive provides notice to the other of their desire to not so renew the initial term or renewal term (as applicable) at least 30 days prior to the expiration of then-current initial term or renewal term (as applicable). Each of the agreements provide that the applicable executive’s employment with the Company shall be “at will,” meaning that either applicable executive or the Company may terminate the applicable executive’s employment at any time and for any reason, subject to the other provisions of the agreement.

We expect that each of the agreements will provide that they may be terminated by the Company, either with or without “Cause”, or by the applicable executive, either with or without “Good Reason”.

For purposes of each agreement, “Cause” means:

        ●       a violation of any material written rule or policy of the Company for which violation any employee may be terminated pursuant to the written policies of the Company reasonably applicable to an executive employee;

        ●       misconduct by the applicable executive to the material detriment of the Company;

        ●       the applicable executive’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony;

        ●       the applicable executive’s gross negligence in the performance of the applicable executive’s duties and responsibilities to the Company as described in this Agreement; or

        ●       the applicable executive’s material failure to perform the applicable executive’s duties and responsibilities to the Company as described in the agreement (other than any such failure resulting from the applicable executive’s incapacity due to physical or mental illness or any such failure subsequent to the applicable executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company), in either case after written notice from the Board to the applicable executive of the specific nature of such material failure and the applicable executive’s failure to cure such material failure within 10 days following receipt of such notice.

For purposes of each agreement, “Good Reason” means:

        ●       at any time following a Change of Control (as defined below), a material diminution by the Company of compensation and benefits (taken as a whole) provided to the applicable executive immediately prior to a Change of Control;

        ●       a reduction in base salary or target or maximum bonus, other than as part of an across-the-board reduction in salaries of management personnel;

        ●       the relocation of the applicable executive’s principal executive office to a location more than 50 miles further from the applicable executive’s principal executive office immediately prior to such relocation; or

        ●       a material breach by the Company of any of the terms and conditions of the agreement which the Company fails to correct within 10 days after the Company receives written notice from the applicable executive of such violation.

For purposes of each agreement a “Change of Control” of the Company will be deemed to have occurred if, after the effective date of the applicable agreement, (i) the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

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In the event that the Company terminates the term of the applicable agreement or the applicable executive’s employment with Cause, or if the applicable executive terminates their agreement without good reason, then, subject to any other agreements between the company with respect to other equity grants made to such executive, we expect that each of the agreements will provide that:

        ●       the Company will pay to the applicable executive any unpaid base salary and benefits then owed or accrued, and any unreimbursed expenses;

        ●       any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will immediately be forfeited; and

        ●       all of the parties’ rights and obligations under the agreement will cease, other than those rights or obligations which arose prior to the termination date or in connection with such termination, and subject to the survival provisions of the agreements.

We expect that each of the agreements will provide that, in the event that the Company terminates the term of the applicable agreement or the applicable executive’s employment without Cause, or if the applicable executive terminates their agreement with good reason, then, subject to any other agreements between the company with respect to other equity grants made to such executive:

        ●       the Company will pay to the applicable executive any base salary, bonuses, and benefits then owed or accrued, and any unreimbursed expenses;

        ●       the Company will pay to the applicable executive, in one lump sum, an amount equal to the base salary that would have been paid to the applicable executive for the remainder of the initial term of the applicable agreement (if the termination occurs during the initial term of the applicable agreement) or renewal term of the applicable agreement (if the termination occurs during a renewal term of the applicable agreement);

        ●       any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will, to the extent not already vested, be deemed automatically vested; and

        ●       all of the parties’ rights and obligations under the agreement will cease, other than those rights or obligations which arose prior to the termination date or in connection with such termination, and subject to the survival provisions of the agreements.

We expect that each of the agreements will provide that, in the event of the applicable executive’s death or total disability during the term of the applicable agreement, the term of the applicable agreement and the applicable executive’s employment shall terminate on the date of death or total disability. In the event of such termination, the Company’s sole obligations to the applicable executive (or the applicable executive’s estate) will be for unpaid base salary, accrued but unpaid bonus and benefits (then owed or accrued and owed in the future), a pro-rata bonus for the year of termination based on the applicable executive’s target bonus for such year and the portion of such year in which the applicable executive was employed, and reimbursement of expenses pursuant to the terms hereon through the effective date of termination, and any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will immediately be forfeited as of the termination date.

We expect that each of the agreements will provide that in the event that the term of the applicable agreement is not renewed by either party, any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will immediately be forfeited as of the expiration of the term of the applicable agreement without any further action of the parties.

We expect that each of the agreements will provide that if it is determined that any payment provided to the applicable executive under the applicable agreement or otherwise, whether or not in connection with a Change of Control (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such that the Payment would be subject to an excise tax under section 4999 of the Code (the “Excise Tax”), the Company will pay to the applicable executive an additional amount (the “Gross-Up Payment”) such that the net amount of the Gross-Up Payment retained by the applicable executive after the payment of any Excise Tax and any federal, state and local income and employment tax on the Gross-Up Payment, shall be equal to the Excise Tax due on the Payment and any interest and penalties in respect of such Excise Tax.

During the term of the applicable agreement, we expect that each of the agreements will provide that the applicable executive will be entitled to fringe benefits consistent with the practices of the Company, and to the extent the Company provides similar benefits to the Company’s executive officers, and is entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the applicable executive in connection with the performance of the applicable executive’s duties hereunder and in accordance with the Company’s expense reimbursement policies and procedures.

We expect that each of the agreements will provide that, during the term of the applicable agreement, the applicable executive will be entitled to indemnification and insurance coverage for officers’ liability, fiduciary liability and other liabilities arising out of the applicable executive’s position with the Company in any capacity, in an amount not less than the highest amount available to any other executive, and such coverage and protections, with respect to the various liabilities as to which the applicable executive has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the term of the applicable agreement. Any indemnification agreement entered into between the Company and the applicable executive shall continue in full force and effect in accordance with its terms following the termination of the applicable.

We expect that each of the agreements will contain customary confidentiality provisions, and customary provisions related to Company ownership of intellectual property conceived or made by the applicable executive in connection with the performance of their duties under the applicable agreement (i.e., a “work-made-for-hire” provision).

We expect that each of the agreements will contain a non-compete provision which provides that, for the term of the applicable agreement and for a period of 2 years thereafter, the applicable executive shall not, directly or indirectly: (i) engage in any other business, association or relationship of any kind with any business which provides, in whole or in part, the same or similar services and/or products offered by the which directly or indirectly competes with Company; nor (ii) solicit or accept, or induce any person or entity to reduce goods or services to Company, or in any manner assist others in the solicitation, acceptance, or inducement of, any business transactions with Company’s existing and prospective clients, accounts, suppliers and/or other persons or entities with whom the Company has had business relationships (or whom Company had specifically identified for a prospective business relationship). These restrictions extend to the geographic area in which Company actively conducted business immediately prior to termination of the applicable agreement.

We expect that each of the agreements will also contain a customary non-solicitation provision, in which the applicable executive agrees that, for the term of the applicable agreement and for a period of 3 years thereafter, the applicable executive will not, directly or indirectly solicit or discuss with any employee of Company the employment of such Company employee by any other commercial enterprise other than Company, nor recruit, attempt to recruit, hire or attempt to hire any such Company employee on behalf of any commercial enterprise other than Company, provided that this provision does not prohibit the applicable executive from undertaking a general recruitment advertisement provided that the foregoing is not targeted towards any person or entity identified above, or from hiring, employing or engaging any such person or entity who responds to such general recruitment advertisement.

Due to the application of various jurisdiction’s laws, there is no assurance that any non-compete provisions or the non-solicitation provisions as set forth in each of the agreements will be enforced. We expect that each of the agreements will contain a “blue pencil” provision that, in the event that a court determines that any of these restrictions are unenforceable, the parties to the agreement agreed that it is their desire that the court substitute an enforceable restriction in place of any restriction deemed unenforceable, and that the substitute restriction be deemed incorporated in the agreement and enforceable against the applicable executive.

We expect that each of the agreements will contain customary representations and warranties by the applicable executive, relating to the agreement, and any securities of the Company that may be issued to the executive, and contains other customary miscellaneous provisions relating to waivers, assignments, third party rights, survival of provisions following termination, severability, notices, waiver of jury trials and other provisions.

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We expect that each of the agreements will provide that the agreement is governed by and construed and enforced in accordance with the internal laws of the State of New York, and for all purposes shall be construed in accordance with such laws, without giving effect to the choice of law provisions thereof. Each of the agreements provide that all legal proceedings concerning the applicable agreement will be in New York City, New York, provided that each agreement also includes a provision relating to any disputes being settled by arbitration.

Agreements with Independent Directors

The Company will enter into Independent Director Agreements (each, a “Director Agreement”) with each of its independent directors, providing for certain matters related to each such person’s service as an independent director of the Company.

Pursuant to the Director Agreement, each independent director agrees to serve as an independent director of the Company and to devote as much time as is reasonably necessary to perform director’s duties as a director of the Company, including duties as a member of one or more committees of the Board, to which the director may hereafter be appointed. The director party to the Director Agreement agrees that he or she will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of Director’s duties, services and responsibilities to the Company or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing will not limit the applicable director’s activities on behalf of any current employer and its affiliates the board of directors of any entities on which applicable director currently sits. The Director Agreements provide that the Board may require the resignation of the director if it determines that the director’s other business activity materially interferes with the performance of the Director’s duties, services and responsibilities to the Company.

The Director Agreements provide that the applicable director confirms that they are an “independent director” with respect to the Company (as such term has been construed under Cayman Islands law with respect to directors of Cayman Islands companies and the OTC Markets, the NASDAQ Stock Exchange and the New York Stock Exchange), and the director will also provide certain customary representations and warranties as to such director’s “accredited investor” status with respect to the receipt of any securities of the Company.

Each Director Agreement provides the compensation payable to the applicable director, which is expected to be as follows: [______________________]. In addition, the Company may grant to director certain Shares or other options or awards related thereto, as may be determined by the Board or a committee thereof, and the Director Agreement also provides that the Company will reimburse the applicable director for all reasonable out-of-pocket expenses incurred by the director in attending any in-person meetings or incurred in good faith in connection with the performance of the director’s duties for the Company.

The Director Agreements include customary confidentiality provisions, and provisions related to the assignment of intellectual property rights to the Company. The Director Agreements contain customary miscellaneous provisions relating to successors and assigns, interpretation, enforcement, amendments and waivers. The Director Agreements are governed by Cayman Islands law, and are subject to jurisdiction in New York City, New York.

The term of the Director Agreements continue until the director resigns or is removed in accordance with the Articles, or the death of the Director.

A copy of the Form of Director Agreement is filed herewith as Exhibit 10.7.

Directors’ and Officers’ Insurance

Prior to the completion of this offering, we intend to contract civil liability insurance coverage for acts carried out by our directors and executive officers in the course of their duties.

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Share Ownership

The shares and any outstanding beneficially owned by our directors and officers and/or entities affiliated with these individuals are disclosed in the section entitled “Principal Shareholders.”

Share Incentive Plan

2023 Plan

On _____________, 2023, we adopted a share incentive plan (the “Plan”). The purpose of the ZEROSPO 2023 Equity Inventive Plan (the “Plan”) is to provide the Company with the ability to make certain grants of equity securities, or rights to receive equity securities, of the Company, for the purpose of attracting and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants of the Company, and to promote the success of the Company’s business. Recipients of awards under the Plan are referred to as “Participants”.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Cash-Based Awards and Other Stock-Based Awards, as discussed below, each of which are referred to as “Awards”). Nonstatutory Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to employees, directors and consultants/contractors, and Incentive Stock Options may be granted only to employees (all of whom may be referred to as “Service Providers”). Each Award will be evidenced by an Award agreement in the form as attached to the Plan for the particular form of Award, with may have such changes as the Administrator, in its sole discretion, will determine.

Upon its adoption, the Plan will cover up to [___________] Shares which may be used for Awards. If an Award expires or becomes un-exercisable without having been exercised in full, is surrendered or forfeited, the unacquired Shares will become available for future grant or sale under the Plan (unless the Plan has terminated).

The Plan will initially be administered by the Board, but the Board may also designate a committee of the Board to administer the Plan. The body administering the Plan at any time is referred to as the “Administrator”. The Administrator will have general powers to implement and administer the Plan, including determining the value of Shares and the Award, to select the recipients of Awards, to approve the agreements related to Awards, and to determine the determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award, to modify any Awards made, and to make all other determinations deemed necessary or advisable for the operations of the Plan.

Option Awards

Options, which may be either an Incentive Stock Option or a Nonstatutory Stock Option, represent the right to acquire Shares for a specific exercise price. The two different forms of options have differing tax treatment under U.S. tax laws, and have different requirements and restrictions, and as recipients. Generally, Incentive Stock Options may only be issued to employees. Each option Award will have a term of 10 years, provided that the Administrator may modify this, or any other term related to an option Award or any other Award, as the Administrator may determine.

If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or disability, the Participant may exercise his or her Option within such period of time as is specified in the Award agreement, and, in the absence of a specified time in the Award agreement, the Option will remain exercisable for three months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If a Participant ceases to be a Service Provider as a result of the Participant’s disability, the Participant may exercise his or her Option within such period of time as is specified in the Award agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award agreement). In the absence of a specified time in the Award agreement, the Option will remain exercisable for twelve months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award agreement), by the Participant’s designated beneficiary or personal representative and, in the absence of a specified time in the Award agreement, the Option will remain exercisable for twelve months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan.

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Stock Appreciation Rights.

Stock Appreciation Rights (“SARs”) represent the right to receive, upon exercise thereof, an amount in cash as set forth in the Plan and the applicable Award agreement, which are generally the increase in value, if any, of the Shares between the date of grant and the date of exercise of the applicable SAR. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of an SAR will be determined by the Administrator and will be no less than 100% of the fair market value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the fair market value of a Share on the date of exercise over the exercise price; and (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

Restricted Stock.

Awards under the Plan may be made in restricted stock, which are grants of Shares which are subject to vesting and forfeiture. A Participant receiving a grant of restricted stock may vote the applicable Shares prior to vesting, and will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise, but may not sell or transfer the Shares until vested. The Administrator may determine the amount, vesting period and other terms and conditions of the restricted stock award.

Restricted Stock Units.

Restricted Stock Units (“RSUs”) are units which may, once vested, be settled by the Company via the issuance of Shares, or via the payment of cash based on the value of the Shares at such time. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion. Participants have no voting rights with respect to Shares represented by RSU until the date of the issuance of such Shares. However, the Administrator may provide in the Award agreement evidencing any RSU that the Participant shall be entitled to dividend equivalent rights with respect to the payment of cash dividends on the Shares during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated.

Performance Units and Performance Shares.

Performance Units and Performance Shares are Awards which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing. The Administrator will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” The Administrator may also set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion, as set forth in the Plan, with respect to the vesting or payment of Performance Units and Performance Shares. Participants have no voting rights with respect to Shares represented by Performance Share Awards until the date of the issuance of such Shares, if any. However, the Administrator, in its discretion, may provide in the Award evidencing any Performance Share Award that the Participant shall be entitled to dividend equivalent rights with respect to the payment of cash dividends on the Shares during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited.

Cash-Based Awards and Other Stock-Based Awards.

The Plan also permits other cash-based Awards and stock-based Awards as the Administrator may determine, which may include equity-based or equity-related Awards not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as the Administrator shall determine. Form of Award agreements. A form of Award agreement for a grant of Options is attached hereto as Exhibit A, a form of Award agreement for a grant of SARs is attached hereto as Exhibit B, a form of Award agreement for a grant of Restricted Stock is attached hereto as Exhibit C; and a form of Award agreement for a grant of Restricted Stock Units is attached hereto as Exhibit D, provided that the Administrator shall have the discretion to modify such forms and to replace such forms with any other agreement as determined by the Administrator. In the event of a conflict between the terms of any Award agreement and the provisions in the body of the Plan, the terms of the Award agreement shall control.

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Additional Provisions

As noted above, the Plan includes form agreements for Awards of Options, restricted stock, SARs and RSUs, and the Administrator generally has the power to modify the terms and conditions of these form agreements as the Administrator may determine.

The Plan provides that any Director who is not an employee (an “Outside Director”) may not be granted, in any fiscal year, Awards with a grant date fair value (computed as of the date of grant in accordance with U.S. generally accepted accounting principles) of more than $300,000.

Unless the Administrator provides otherwise, vesting of Awards granted under the Plan will be suspended during any unpaid leave of absence. A Participant will not cease to be an employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its parent or subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant.

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share subdivision, share consolidation, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits as set forth above. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the Plan) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing.

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In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and SARs, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable Award agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or SAR is not assumed or substituted in the event of a merger or change in control, the Administrator will notify the Participant in writing or electronically that the Option or SAR will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or SAR will terminate upon the expiration of such period.

In the event of a Change in Control, with respect to Awards granted to an Outside Director, the Outside Directors will fully vest in and have the right to exercise Options and/or SARs as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award agreement or other written agreement between the Participant and the Company or any of its subsidiaries or parents.

All Awards under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award agreement as the Administrator determines necessary or appropriate.

If the Participant’s service to the Company or any of its affiliates as a service provider is terminated for “Cause”, then any Award which has not vested as of such time in accordance with its terms shall automatically be forfeited and cancelled and shall cease to vest, be exercisable or otherwise provide any benefit to Participant. This forfeiture provision may be amended in any Award agreement. Unless otherwise defined in a particular Award agreement, “Cause” means, (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of documents or records of the Company or any of its affiliates; (ii) the Participant’s material failure to abide by the Company’s or any affiliate’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its affiliates; (iv) any intentional act by the Participant which has a material detrimental effect on the Company’s or any of its affiliate’s reputation or business; (v) the Participant’s repeated failure to perform any reasonable assigned duties after written notice from the Company or any of its affiliates, and a reasonable opportunity to cure, such failure; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company or any of its affiliates which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company or any of its affiliates.

Members of the Board or the Administrator and any officers or employees of the Company or any of its affiliates to whom authority to act for the Board, the Administrator or the Company is delegated will be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith, intentional misconduct, dishonesty, willful default or fraud in duties.

The Plan will be effective upon its adoption by the Board and will continue in effect for a term of 10 years from the date adopted by the Board, unless terminated as set forth in the Plan. The Administrator may at any time amend, alter, suspend or terminate the Plan. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award agreement is governed by the laws of the Cayman Islands, without regard to its conflict of law rules.

A copy of the Plan is filed herewith as Exhibit 10.2

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PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our ordinary shares as of April 28, 2023 by (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person known to us to own beneficially more than 5% of our ordinary shares.

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our ordinary shares;
●	each of our named executive officers;
●	each of our directors and director nominees; and
●	all of our current executive officers, directors and director nominees as a group.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares issued and outstanding as of such date, plus the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our shares listed below have sole voting and investment power with respect to the shares shown.

Unless otherwise noted below, the address of each person listed on the table is c/o ZEROSPO, Higashiooi Urbanheim, 3F 5-19-9, Higashiooi, Shinagawa, Tokyo, Japan.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering
	Number(1)	Percent of Class(3)	Number(1)	Percent of Class(4)
Directors and Executive Officers
Yoshio Ukaji, CEO and Director (2)	9,900,000	99%	9,900,000		%
Tadao Ukaji, CAO	-	-%	[*]		%
Daisaku Kadomae, CFO	-	-%	[*]		%
Teppei Ishii, COO	-	-%	[*]		%
Tadachiyo Osada, Director Nominee	-	-%	[*]		%
All directors and officers as a group (5 persons)	9,900,000	99%	9,900,000		%
Principal Shareholders (more than 5%):
None

*	less than 1%.

(1) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the ordinary shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2) Includes 200,000 ordinary shares owned indirectly through Mr. Yoshio Ukaji’s wife, Leilei Gu.

(3) A total of 10,000,000 ordinary shares are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of April 28, 2023.

(4) Based on [*] ordinary shares issued and outstanding immediately after the completion of this offering, assuming the underwriter does not exercise the over-allotment option.

None of our outstanding ordinary shares are held in the United States. None of our major shareholders have different voting rights from other shareholders. As noted in the table above, Yoshio Ukaji holds approximately 99% of our outstanding ordinary shares. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

See “Description of Share Capital—History of Securities Issuances” for historical changes in our shareholding.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes summaries of transactions or agreements, during the last three fiscal years, to which we or our subsidiary has been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, affiliates of our directors, executive officers and holders of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Management” and “Principal Shareholders.”

Affiliated Loans and Arrangements with our Founder

Yoshio Ukaji, our CEO, is a guarantor for several bank loans on behalf of our Company. As of October 31, 2022, the outstanding amount of loans guaranteed by the CEO was ¥729 million (US$ 4.9 million).

As of October 31, 2021, the Company had advanced to Yoshio Ukaji, our CEO, $1,920,347. This advance was unsecured, non-interest bearing and due on demand. In September 2022, the Company collected all amounts owing from our CEO for this advance.

Policies and Procedures for Related Party Transactions

We intend that our independent directors will, as a group, be responsible for establishing a related person transaction policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships that meets the disclosure requirements set forth in Item 404 of Regulation S-K under the Securities Act, or Item 404, in which we were, are or are to be a participant, and in which a “related person”, as defined in Item 404, had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. In reviewing and approving any such transactions, our independent directors will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction and the extent of the related person’s interest in the transaction. We expect that, under the approval policy, the independent directors will similarly oversee approval of transactions and arrangements between us and our subsidiaries, on the one hand, and between principal shareholders, directors and officers to the extent involving amounts in excess of $120,000.

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DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$300,000 divided into 300,000,000 ordinary shares, par value of US$0.001 each. As of the date of this prospectus, [●] ordinary shares are issued and outstanding.

Immediately prior to the completion of this offering, we will have [●] ordinary shares issued and outstanding. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles of Association

We will adopt an amended and restated memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of certain material provisions of the post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our post-offering memorandum and articles of association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by:

●	the chairperson of such meeting;

●	by any one shareholder present in person or by proxy for the time being entitled to vote at the meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our post-offering memorandum and articles of association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we shall, if required by the Companies Act, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of not less than ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq or any other form approved by our board of directors. Notwithstanding the foregoing, ordinary shares may also be transferred in accordance with the applicable rules and regulations of Nasdaq.

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Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our post-offering memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our post-offering memorandum and articles of association have provisions that [provide our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

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Anti-Takeover Provisions.    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

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Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

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The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed. Our post-offering articles of association contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director in relation to any action or failure to take action by such director in the performance of his or her duties with or for our company, except in respect of any fraud, willful default or dishonesty of such director.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilfull default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

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In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our post-offering amended and restated articles of association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our post-offering amended and restated articles of association and may not be taken by written consent of the shareholders without a meeting.

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Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated articles of association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our post-offering amended and restated articles of association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our post-offering memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

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Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our post-offering memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

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Economic Substance Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act, (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019, onwards. As we are a Cayman Islands company, compliance obligations include filing annual notifications for the Company, which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Cayman Economic Substance Act. As it is a new regime, it is anticipated that the Substance Law will evolve and be subject to further clarification and amendments. We may need to allocate additional resources to keep updated with these developments, and may have to make changes to our operations in order to comply with all requirements under the Substance Act. Failure to satisfy these requirements may subject us to penalties under the Substance Law.

Data Protection — Privacy Notice

Scope

The legal basis for this notification is to meet the standards required in respect of, and ensure compliance with, the requirements of the Cayman Islands’ Data Protection Act, 2017 or the “DPA,” which came into effect in the Cayman Islands on September 30, 2019. This privacy notice puts investors in the Company on notice that through your investment into the Company you may provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). The Company collects, uses, discloses, retains and secures personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. The Company will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct the activities of the Company on an ongoing basis or to comply with legal and regulatory obligations to which the Company is subject. The Company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data. In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to the Company.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

What rights do individuals have in respect of personal data?

Under the DPL, individuals must be informed of the purposes for which their personal data is processed and this privacy notice fulfils the Company’s obligation in this respect.

Individuals have rights under the DPL in certain circumstances. These may include the right to request access to their personal data, the right to request rectification or correction of personal data, the right to request that processing of personal data be stopped or restricted and the right to require that the Company cease processing personal data for direct marketing purposes.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling: +1 (345) 946-6283 or by email at info@ombudsman.ky.

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Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through the address and telephone number of our principal executive office. Our principal website is www.colorstarinternational.com. The information contained in, or accessible through, our website is not incorporated into this prospectus or the registration statement of which it forms a part.

Listing

We intend to apply to list our ordinary shares on Nasdaq under the symbol “_____” The approval of our listing on Nasdaq is a condition of closing this offering.

Transfer Agent and Registrar

Upon the closing of this offering, the transfer agent and registrar for our ordinary shares in the United States will be _________. The address for ____________ is ____________________, and the telephone number is _________.

History of Securities Issuances

On June 1, 2022, the Company issued 1 ordinary share, par value $0.001 per share, to the initial subscriber, which was transferred to Yoshio Ukaji, Chief Executive Officer of the Company on the same day. On the same day, 99,999 ordinary shares, par value $0.001 per share, were issued to Yoshio Ukaji, Chief Executive Officer of the Company, at par.

On August 1, 2022, we entered into a share exchange agreement with Move Action and the shareholders of Move Action, and Yoshio Ukaji as the representative of such shareholders, pursuant to which on August 1, 2022, we acquired Move Action from the shareholders of Move Action in exchange for 10,000,000 ordinary shares, and Move Action became our wholly owned subsidiary.

On April 28, 2023, the Company repurchased 100,000 ordinary shares held by Yoshio Ukaji, Chief Executive Officer of the Company, for $0.001 per share for a total repurchase price of $100.

We believe that each of the foregoing issuance was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in this issuance of securities.

We have not issued any other securities since the inception of the Company on June 1, 2022.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have __________ ordinary shares issued and outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional ordinary shares and ________________ ordinary shares outstanding if the over-allotment option is exercised in full.

All of the ordinary shares sold in this offering by the Company will be freely transferable in the United States, without restriction or further registration under the Securities Act, by persons other than our “affiliates.” Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our Company. All of our ordinary shares issued and outstanding immediately prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 promulgated under the Securities Act, which rule is summarized below. Restricted shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our ordinary shares acquired in this offering by our affiliates.

Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares; however, our ordinary shares have been approved for listing on the Nasdaq Capital Market under the symbol “______.”

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Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our ordinary shares for more than six months but not more than one year may sell such ordinary shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our ordinary shares for more than one year may freely sell our ordinary shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our ordinary shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1.0% of the then outstanding ordinary shares; or

●	the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Lock-Up Agreements

We, all of our directors and officers and all of our shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of twelve months after the closing of this offering. See “Underwriting—No Sales of Similar Securities; Lock-Up Agreement.”

MATERIAL TAX CONSIDERATIONS

The following summary of certain Cayman Islands and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the United States. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our ordinary shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Conyers Dill & Pearman, our counsel as to Cayman Islands law.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands are a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not a party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

We have received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of 20 years from the date of the undertaking, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation shall apply to our Company or its operations; and that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (a) on or in respect of the shares, debentures or other obligations of our Company; or (b) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act of the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of our ordinary shares or on an instrument of transfer in respect of our ordinary shares.

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United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ordinary shares by U.S. Holders (as defined below) that acquire our ordinary shares in this offering and hold our ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular investors in light of their specific circumstances, including investors subject to special tax rules (for example, certain financial institutions (including banks), cooperatives, pension plans, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our shares (by vote or value), investors that will hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States tax, state or local tax, or non-income tax (such as the U.S. federal gift or estate tax) considerations, or any consequences under the alternative minimum tax or Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner as a U.S. Holder, as described above, and the activities of the partnership. Partnerships holding our ordinary shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our ordinary shares.

Dividends

The entire amount of any cash distribution paid with respect to our ordinary shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and generally will be taxed as ordinary income in the year received by such U.S. Holder. To the extent amounts paid as distributions on the ordinary shares exceed our current or accumulated earnings and profits, such distributions will not be dividends, but instead will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in the ordinary shares with respect to which the distribution is made, and thereafter as capital gain. However, we do not intend to compute (or to provide U.S. Holders with the information necessary to compute) our earnings and profits under United States federal income tax principles. Accordingly, a U.S. Holder will be unable to establish that a distribution is not out of earnings and profits and should expect to treat the full amount of each distribution as a “dividend” for United States federal income tax purposes.

Any dividends that we pay will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding any applicable treaty rate) on dividends received on our ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

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Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon a sale or other disposition of ordinary shares, in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in such ordinary shares, each amount determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations, particularly with regard to shareholders who are individuals. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under its particular circumstances.

A U.S. Holder that receives Singapore dollars or another currency other than U.S. dollars on the disposition of our ordinary shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the ordinary shares are traded on a recognized exchange and in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot market exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

Passive Foreign Investment Company Considerations

For United States federal income tax purposes, a non-United States corporation, such as our Company, will be treated as a “passive foreign investment company,” or “PFIC” if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. We believe we were not a PFIC in prior taxable year 2021 because less than 75% of our gross income was passive income and less than 50% of the average value of our assets consisted of assets that would produce passive income in 2021. Based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this offering) and the expected market price of our ordinary shares following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our ordinary shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ordinary shares (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. It is also possible that the Internal Revenue Service may challenge our classification of certain income or assets for purposes of the analysis set forth in subparagraphs (a) and (b), above or the valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or future taxable years.

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If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ordinary shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and we own any equity in a non-United States entity that is also a PFIC, or a lower-tier PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of the entities in which we may own equity.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Our ordinary shares have been approved for listing on Nasdaq under the symbol “_____”. However, we cannot guarantee that, once listed, our ordinary shares will continue to be listed and regularly traded on such exchange. U.S. Holders are advised to consult their tax advisors as to whether the ordinary shares are considered marketable for these purposes.

If an effective mark-to-market election is made with respect to our ordinary shares, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ordinary shares held at the end of the taxable year over its adjusted tax basis of such ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of its adjusted tax basis of the ordinary shares held at the end of the taxable year over the fair market value of such ordinary shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the ordinary shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election generally cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our ordinary shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

If a U.S. Holder owns our ordinary shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN THE OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR ORDINARY SHARES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Most of our directors and executive officers reside in Japan. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, the majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the United States against our company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Our agent for service of process in the United States, Cogency Global Inc., is located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168.

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UNDERWRITING

In connection with this offering, we expect to enter into an underwriting agreement with Boustead Securities, LLC, as the representative of the underwriters named in this prospectus, with respect to the ordinary shares in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the representative will agree to purchase from us on a firm commitment basis the respective number of ordinary shares at the public price less the underwriting discounts set forth on the cover page of this prospectus, and each of the underwriters has severally and not jointly agreed to purchase, and we have agreed to sell to the underwriters, at the public offering price per share less the underwriting discount set forth on the cover page of this prospectus, the number of ordinary shares listed next to its name in the following table:

Name of Underwriter	Number of Shares
Boustead Securities, LLC

The ordinary shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $________ per share. If all of the shares are not sold at the initial offering price, the representative may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts. The underwriting agreement will provide that the obligations of the underwriters to pay for and accept delivery of the ordinary shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters. The obligation of the underwriters to purchase the ordinary shares is conditioned upon our receiving approval to list the ordinary shares on Nasdaq.

Over-Allotment Option

If the underwriters sell more ordinary shares than the total number set forth in the table above, we have granted to the representative an option, exercisable one or more times in whole or in part, not later than 45 days after the date of this prospectus, to purchase from us up to an additional _________ ordinary shares (15% of the ordinary shares sold in this offering), at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

Discounts and Commissions; Expenses

The underwriting discounts and commissions are a cash fee equal to seven percent (7%) of gross proceeds from the sale of securities in this offering. We have been advised by the representative that the underwriters propose to offer the ordinary shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $_____ per share under the public offering price. After the offering, the representative may change the public offering price and other selling terms.

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The following table summarizes the public offering price and underwriting discounts and commissions payable to the underwriters assuming both no exercise and full exercise of the underwriter’s option to purchase additional ordinary shares.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Initial public offering price	$	$	$
Underwriting discounts and commissions (7%)(1)	$	$	$
Non-accountable expense allowance (1%)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Does not include (i) the warrant to purchase a number of ordinary shares equal to 7% of the number of shares sold in the offering, or (ii) amounts representing reimbursement of certain out-of-pocket expenses, each as described below.

We have agreed to pay a non-accountable expense allowance to the representative equal to 1% of the gross proceeds received at the closing of the offering.

We have agreed to reimburse the representative for reasonable out-of-pocket expenses incurred relating to the offering, regardless of whether the offering is consummated, the aggregate amount of out-of-pocket expenses being limited as follows: (i) payment of $100,000 for representative’s legal counsel fees; (ii) payment of up to $75,000 for due diligence; (iii) payment of up to $75,000 for road show, travel, platform on-boarding fees and other reasonable out of pocket expense; and (iv) payment of $5,000 for background checks. Any out-of-pocket expenses above $5,000 are to be pre-approved by the Company. We have paid $50,000 to the representative as a refundable advance, which shall be applied against actual out-of-pocket accountable expenses and such advance shall be reimbursed to us to the extent any portion of the advance is not actually incurred, in compliance with FINRA Rule 5110(g)(4)(A) in the event of the termination of the offering.

Representative’s Warrants

We have agreed to issue to the representative (or its permitted designees) warrants to purchase up to a total number of ordinary shares equal to 7% of the total number of ordinary shares sold in this offering at an exercise price of $_____ (equal to 125% of the public offering price of the ordinary shares sold in this offering). The representative’s warrants will be exercisable at any time, and from time to time, in whole or in part, for five (5) years, commencing from the closing of the offering, will have a cashless exercise provision and will terminate on the fifth anniversary of the closing of the offering. The representative’s warrants are not exercisable or convertible for more than five years from the closing of the offering. The representative’s warrants also provide for customary anti-dilution provisions and immediate “piggyback” registration rights with respect to the registration of the shares underlying the warrants for a period of seven years from commencement of sales of this offering. The registration statement of which this prospectus forms a part also registers the issuance of the ordinary shares issuable upon exercise of the representative’s warrants.

The representative’s warrants and the underlying shares are deemed to be compensation by FINRA, and therefore will be subject to a 180-day lock-up period pursuant to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the representative’s warrants nor any of our ordinary shares issued upon exercise of the representative’s warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following commencement of sales of this offering subject to certain exceptions permitted by FINRA Rule 5110(e)(2).

Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

●	Short sales involve secondary market sales by an underwriter of a greater number of shares than they are required to purchase in the offering.

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●	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the over-allotment option.

●	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the over-allotment option.

●	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

●	To close a naked short position, an underwriter must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	To close a covered short position, an underwriter must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

●	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by an underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Determination of Offering Price

In determining the initial public offering price, we and the representative have considered a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the representative;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future revenue and earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the representative and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the representative can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

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Indemnification

We have agreed to indemnify the representative and the other underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the representative and the other underwriters may be required to make for these liabilities.

Right of First Refusal

The representative has the right of first refusal for two (2) years following the consummation of this offering or the termination or expiration of the engagement with the representative to act as financial advisor or joint financial advisor on at least equal economic terms on any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of our equity or our assets, whether in conjunction with another broker-dealer or on the Company’s own volition. In the event that we engage the representative to provide such services, the representative will be compensated consistent with the engagement agreement with the representative, unless we mutually agree otherwise. To the extent we are approached by a third party to lead any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of our equity or assets, the representative will be notified of the transaction and be granted the right to participate in such transaction under any syndicate formed by such third party.

No Sales of Similar Securities; Lock-Up Agreements

We have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any ordinary shares or other securities convertible into or exercisable or exchangeable for ordinary shares at a price per share that is less than the price per share in this offering, or modify the terms of any existing securities, whether in conjunction with another broker-dealer or on our own volition for a period of twelve months following date on which our ordinary shares is trading on Nasdaq, without the prior written consent of the representative.

Our executive officers, directors and holders of our outstanding ordinary shares have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any ordinary shares for a period of twelve months following the closing of this offering, subject to certain exceptions. Notwithstanding the foregoing, the underwriters may engage in stabilization activities as described above. The representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on the websites maintained by the representative. In addition, ordinary shares may be sold by the representative to securities dealers who resell our ordinary shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the representative’s website and any information contained in any other website maintained by the representative is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the representative in its capacity as representative and should not be relied upon by investors.

Other Relationships

The representative and its respective affiliates may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions. Except for services provided in connection with this offering, the representative has not provided any financing, investment and/or advisory services to us during the 180 day period preceding the initial filing of the registration statement of which this prospectus forms a part, and as of the date of this prospectus, we do not have any agreement or arrangement with the representative to provide any of such services during the 60 day period following the effective date of such registration statement.

Tail Financing

If, during the period that is 12 months following the termination or expiration of the Engagement Letter, we consummate a financing with a party, including any investor in pre-initial public offering financings, if any, and this initial public offering, or any party who became aware of us or who became known to us prior to such termination or expiration of the Engagement Letter, we will pay the representative a fee equal to a percentage ranging from 1% – 10% of the proceeds of such financing, of which the percentage will be dependent on the aggregate consideration of the financing (e.g., less than $10 million - 10% fee, more than $100 million - 1% fee); however the representative is not entitled to the fee if the Engagement Letter is terminated for “cause,” which means a material breach by the representative of the Engagement Letter, and the material breach is not cured. The representative will only be entitled to such fee to the extent that the parties were directly introduced to the Company by the representative, in accordance with FINRA Rule 2010).

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Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters are expected to make offers and sales both in and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (the “Prospectus Directive”), as implemented in Member States of the European Economic Area (the “Relevant Member States”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

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●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of our Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by our Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1, et seq. of the General Regulation of the French Autorité des marchés financiers (the “AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societá e la Borsa (“CONSOB”)) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, as amended (“Regulation no. 11971”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

113

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a qualified investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

114

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (the “FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated. The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, such persons. Any person who is not such a person should not act or rely on this document or any of its contents.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the People’s Republic of China to legal or natural persons other than directly to “qualified domestic institutional investors.”

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

115

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, which are expected to be incurred by us in connection with the offer and sale of the ordinary shares by us and the Selling Shareholder. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq market entry and listing fee, all amounts are estimates. These expenses will be borne by us.

SEC Registration Fee	US$	2,068.00
FINRA Filing Fee	US$	3,314.00
Nasdaq Market Entry Fee	US$	50,000.00
Legal fees and expenses	US$	300,000.00
Accounting fees and expenses	US$	350,000.00
Printing and engraving expenses	US$	5,000.00
Roadshow expenses	US$	15,000.00
Transfer agent fee	US$	10,000.00
Non-accountable expenses	US$	175,000,00
Miscellaneous	US$	110,000.00
Total	US$	1,020,382.00

LEGAL MATTERS

Certain legal matters in connection with this offering with respect to United States federal securities law will be passed upon for us by Anthony L.G., PLLC, West Palm Beach, Florida. Bevilacqua PLLC, Washington, D.C., is acting as counsel for the underwriters with respect to certain U.S. legal matters related to this offering. The validity of the ordinary shares offered in this offering and certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Anthony L.G., PLLC may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law.

EXPERTS

The financial statements as of October 31, 2022 and 2021, and for the years then ended included in this prospectus have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.

The offices of BF Borgers CPA P.C. are located at 5400 W Cedar Ave, Lakewood, CO 80226. Their telephone number is (303) 953-1454.

INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or legal counsel was employed on a contingent basis, owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

116

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying ordinary shares to be sold in this offering. For the purposes of this section, the term “registration statement” means the original registration statement and any and all amendments thereto including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC, including the registration statement, can be obtained over the Internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC. Additionally, we will make these filings available, free of charge, on our website at www.zerospo.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. As we are a foreign private issuer, we will be required to file our annual report on Form 20-F within 120 days of the end of each year. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders.

117

ZEROSPO

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Zerospo.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zerospo (the “Company”) as of October 31, 2022 and 2021, the related statements of operations, shareholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Served as Auditor since 2022

Lakewood, CO

April 28, 2023

F-2

ZEROSPO

CONSOLIDATED BALANCE SHEET

	October 31,	October 31,
	2022	2021
Assets
Current assets
Cash	$1,465,075	$3,249,247
Accounts receivable, net	792,644	1,019,082
Loan receivable, net	206,411	20,080
Due from related party	50,337	1,920,347
Inventory	29,592	12,804
Prepaid expenses	132,924	-
Deposit	316,898	413,427
Deferred offering cost	726,460	-
Other current assets	311,622	54,082
Total current assets	4,031,963	6,689,069

Property and equipment	2,698,013	2,119,933
Right of use assets	13,203,224	16,073,292
Goodwill	516,717	674,113
Deferred tax assets	15,432	20,133
Other assets	1,094,253	881,057
Total Assets	$21,559,602	$26,457,597

Liabilities and Shareholder’s Equity
Current Liabilities
Accounts payable	$143,610	$361,687
Accrued liabilities	385,274	754,087
Deferred revenue	1,122,279	1,006,314
Consumption tax payable	238,825	201,216
Income tax payable	142,512	221,986
Bank loans - current portion	1,322,505	1,344,587
Operating lease liabilities - current portion	1,357,405	1,561,544
Total Current Liabilities	4,712,410	5,451,421

Bank loans non-current	3,584,687	4,527,099
Operating lease liabilities	11,845,819	14,511,748
Asset retirement obligation	409,644	442,387
Other liabilities	120,631	607,754
Total Liabilities	20,673,191	25,540,409

Shareholder’s Equity
Ordinary shares: 300,000,000 shares authorized; $0.001 par value, 10,100,000 and 10,000,000 shares issued and outstanding, respectively	10,100	10,000
Additional paid-in capital	28,240	28,340
Retained earnings	1,135,610	920,090
Accumulated other comprehensive loss	(287,539)	(41,242)
Total Shareholder’s Equity	886,411	917,188
Total Liabilities and Shareholder’s Equity	$21,559,602	$26,457,697

See the accompanying Notes, which are an integral part of these Consolidated Financial Statements

F-3

ZEROSPO

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended
	October 31,
	2022	2021

Revenue	$13,591,854	$11,977,063

Operating expenses
Product costs	383,736	238,083
General and administrative	3,028,815	2,325,270
Payroll expense	7,641,194	7,128,653
Rent and lease	1,701,595	1,500,644
Depreciation and amortization	421,429	291,207
Store closure loss	12,656	82,936
Total operating expenses	13,189,425	11,566,793

Income from operations	402,429	410,270

Other income (expense)
Other income	8,816	67,957
Subsidies	201,035	186,920
Other expense	(161,911)	(223,547)
Interest expense	(63,344)	(59,264)
Gain (loss) on disposals of assets	-	(18,680)
Total other expense	(15,404)	(46,614)

Income before income taxes	387,025	363,656
Provision for income taxes	(171,505)	(222,417)
Net income	$215,520	$141,239

Other comprehensive loss	(246,297)	(76,750)

Comprehensive Loss	$(30,777)	$64,489

Basic and diluted loss per Ordinary Share	$0.02	$0.01
Diluted Weighted average number of ordinary shares outstanding	10,041,918	10,000,000

See the accompanying Notes, which are an integral part of these Consolidated Financial Statements

F-4

ZEROSPO

CONSOLIDATED STATEMENT OF SHAREHOLDER’S EQUITY

			Additional		Accumulated Other
	Ordinary shares		Paid-In	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income (loss)	Total

Balance - October 31, 2020	10,000,000	$10,000	$28,340	$778,851	$35,508	$852,699

Net income	-	-	-	141,239	-	141,239
Currency translation	-	-	-	-	(76,750)	(76,750)
Balance - October 31, 2021	10,000,000	$10,000	$28,340	$920,090	$(41,242)	$917,188

Issuance of ordinary shares to founders	100,000	100	(100)	-	-	-
Net income	-	-	-	215,520	-	215,520
Currency translation	-	-	-	-	(246,297)	(246,297)
Balance - October 31, 2022	10,100,000	$10,100	$28,240	$1,135,610	$(287,539)	$886,411

See the accompanying Notes, which are an integral part of these Consolidated Financial Statements

F-5

ZEROSPO

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended
	October 31,
	2022	2021

Cash Flows From Operating Activities:
Net income	$215,520	$141,239
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt	-	113,823
Depreciation and amortization	421,429	291,207
Loss on store closure	-	82,936
Loss on sales of property and equipment	-	18,680
Deferred income taxes	-	(30,134)
Changes in operating assets and liabilities:
Accounts receivable	(13,519)	(27,537)
Inventory	(23,245)	(13,489)
Prepaid expenses and other assets	(768,443)	(22,858)
Accounts payable and accrued liabilities	(383,597)	590,941
Deferred revenue	412,453	290,290
Consumption tax payable	80,899	(30,246)
Income tax payable	(32,491)	232,945
Operating lease deposit	-	(88,790)
Net Cash provided by (used in) Operating Activities	(90,994)	1,549,007

Cash Flows From Investing Activities:
Deposits	-	(435,135)
Advance of loan receivable	(249,344)	(1,714,418)
Collection of loan receivable	24,833	3,391,353
Acquisition of subsidiary	(165,161)	(1,250,800)
Payment of long-term payable for acquisition of investment and property	(29,583)	(20,398)
Purchases of property and equipment	(1,778,867)	(756,903)
Sales of property and equipment	-	488,724
Payments to related party	(59,163)	(480,232)
Collection from related party	1,519,056	-
Net Cash used in Investing Activities	(738,229)	(777,809)

Cash Flows From Financing Activities:
Payment of stock issuance costs	(853,833)	-
Proceeds from bank loans	1,898,400	1,665,000
Repayments of bank loans	(1,420,676)	(1,631,302)
Net Cash provided by (used in) Financing Activities	(376,109)	33,698

Effect of Exchange Rate Changes on Cash	(578,840)	(261,685)

Net change in cash	(1,784,172)	543,211
Cash, beginning of period	3,249,247	2,706,036
Cash, end of period	$1,465,075	$3,249,247

Supplemental cash flow information
Cash paid for interest	$63,365	$61,834
Cash paid for taxes	$105,892	$18,681

Non-cash Investing and Financing transactions:
Initial recognition of right of use assets and lease liability	$3,017,653	$3,238,224
Initial recognition of asset retirement obligation	$80,734	$57,762
Ordinary shares issued to founders	$100	$-

See the accompanying Notes, which are an integral part of these Consolidated Financial Statements

F-6

ZEROSPO

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2022

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

ZEROSPO (“we”, “our”, “us” or collectively known as the “Company”) was incorporated on June 1, 2022 in the Cayman Islands as a company limited by shares. On June 1, 2022, the Company issued 1 ordinary share, par value $0.001 per share, to the initial subscriber, which was transferred to Yoshio Ukaji, Chief Executive Officer of the Company on the same day. On the same day, 99,999 ordinary shares, par value $0.001 per share, were issued to Yoshio Ukaji, Chief Executive Officer of the Company, at par. Move Action Co. Ltd. (“Move Action”) was incorporated on March 3, 2001 as Cori Fresh Limited company, a Japanese corporation. On July 27, 2012, the Company changed its name from Cori Fresh Limited company to Move Action Co. Ltd. Move Begins Co., Ltd. (“Move Begins”), our wholly-owned subsidiary of Move Action, is an onshore holding company established in Japan on May 2021, principally for holding nine (9) relaxation salons acquired from Begins Co., Ltd.

ZEROSPO is one of the leading medical relaxation service providers in Japan. We utilize judo therapists and acupuncture and moxibustion therapists to treat our clients, who primarily consist of professional and non-professional athletes. Our principal business is to own, develop, operate, manage, and support medical and relaxation salons through direct ownership of such salons throughout Japan. We seek to be the leading provider of medical relaxation services in the markets we serve and to become the most recognized brand in our industry through the steady and focused expansion of medical and relaxation salons in key markets throughout Japan and potentially abroad.

Securities Exchange Agreement and Reorganization

On August 1, 2022 (the “Effective Date”), the Company and Move Action Co. Ltd., executed a Share Exchange Agreement (“SEA”). We entered into a share exchange agreement with Move Action and the sole shareholder of Move Action, pursuant to which on August 1, 2022, we acquired Move Action from such shareholder in exchange for 10,000,000 ordinary shares, and Move Action became our wholly owned subsidiary.

Upon the SEA between the ZEROSPO and Move Action, the transaction is considered as a merger of entities under common control. Under the guidance in ASC 805-50, for transactions between entities under common control, the assets, liabilities and results of operations, are recognized at their carrying amounts on the date of the SEA, which required retrospective combination of ZEROSPO and Move Action for all periods presented. The consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods. This includes a retrospective presentation for all equity related disclosures, including issued shares and earnings per share, which have been revised to reflect the effects of the reorganization, as of October 31, 2022.

Basis of Presentation and Principles of Consolidation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

F-7

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks.

Accounts Receivable

Accounts receivable are recorded in accordance with ASC 310, “Receivables.” Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable.

Inventory

Inventory consists of products, such as supplements. All inventory is valued at the lower of cost or net realizable value. Cost is determined using a first-in first out method.

Property and equipment

Property and equipment are stated at cost.

	Useful life	Depreciation method
Buildings	6 - 39 years	Straight-line
Leasehold improvements	12 - 15 years	Straight-line / Declining balance method
Office equipment	7 years	Declining balance method
Vehicles	2 – 5 years	Declining balance method
Software	3 -6 years	Straight-line

Maintenance and repairs are charged to expense as incurred. Improvements of a major nature are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any gains or losses are reflected in income.

The long-lived assets of the Company are reviewed for impairment in accordance with ASC No. 360, “Property, Plant and Equipment” (“ASC No. 360”), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment losses were recorded during the year ended October 31, 2022 and 2021.

Asset Retirement Obligations

Accrued closure costs represent our estimated environmental liability to clean up our facilities, as required by our permits, in the event of closure. ASC 410, “Asset Retirement and Environmental Obligations” requires that the discounted fair value of a liability for an asset retirement obligations (“ARO”) be recognized in the period in which it is incurred with the associated ARO capitalized as part of the carrying cost of the asset. The recognition of an ARO requires that management make numerous estimates, assumptions and judgments regarding such factors as estimated probabilities, timing of settlements, material and service costs, current technology, laws and regulations, and credit adjusted risk-free rate to be used. This estimate is inflated, using an inflation rate, to the expected time at which the closure will occur, and then discounted back, using a credit adjusted risk free rate, to the present value. ARO’s are included within buildings as part of property and equipment and are depreciated over the estimated useful life of the property. In periods subsequent to initial measurement of the ARO, the Company must recognize period-to-period changes in the liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. Increases in the ARO liability due to passage of time impact net income as accretion expense, which is included in cost of goods sold. Changes in costs resulting from changes or expansion at the facilities require adjustment to the ARO liability and are capitalized and charged as depreciation expense, in accordance with the Company’s depreciation policy.

F-8

Marketable Securities

Our investments in equity securities are carried at fair value and classified as either trading or available-for-sale. Investments in debt securities that are not classified as held-to-maturity are carried at fair value and classified as either trading or available-for-sale. Realized and unrealized gains and losses on trading debt securities are recorded in profit or loss and unrealized gains and losses on available-for-sale debt securities are included in other comprehensive income.

Fair Value Measurements

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The Company’s financial instruments, including cash, accounts receivable, prepaid expense and other assets, security deposit, accounts payable and accrued liabilities, deferred revenue, consumption tax payable, and loans payable, are carried at historical cost. At October 31, 2022, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Revenue Recognition

The Company adopted ASC 606 – Revenue from Contracts with Customers using the modified retrospective transition approach. The core principle of ASC 606 is that revenue should be recognized in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled for exchange of those goods or services. The Company’s updated accounting policies and related disclosures are set forth below, including the disclosure for disaggregated revenue. The impact of adopting ASC 606 was not material to the Consolidated Financial Statements.

The Company recognizes revenue from the sale of medical relaxation services and sale of products when the services are rendered at our stores and from the sale of products at the time products are purchased at the Company’s stores. Medical relaxation services covered by government health insurance are collected on credit, whereas services and products not covered by insurance are paid by cash or credit card, net of discounts and applicable sales taxes at time of service. Accordingly, the Company recognizes revenue for the Company’s single performance obligation related to in-store at the point at which the service has been performed or the control of the merchandise has passed to the customer.

The Company receives the majority of payment for services under medical relaxation services from government insurance. Health insurance in Japan is operated by the government, regardless of the plan, enrollees can receive care from any medical provider as frequently as they would like. and copayments are the same across all plans. Cost-sharing varies according to age and the government insurance covers 70% – 90%, with the customer responsible for the balance. Estimates for settlements with government insurance coverage for retroactive adjustments from estimated reimbursements due to audits, reviews, or investigations are included in the determination of the estimated transaction price for providing services. The Company estimates the transaction price based on the terms of the insurance coverage, correspondence with the historical payment trends. Changes to these estimates for retroactive adjustments are recognized in the period the change or adjustment becomes known or when final settlements are determined.

The Company recognized revenue with government insurance coverage of 17.6% and 20.1% of total revenue, respectively, for the years ended October 31, 2022 and 2021.

F-9

Franchise

The Company has a franchise agreement with an unaffiliated franchisee to operate medical relaxation services. Under the Company’s franchising model, all initial franchising fees relate to the franchise right, which is a single performance obligation that transfers over time. Upon receipt of the non-recurring, non-refundable initial franchise fee, management records a deferred revenue liability and recognizes revenue on a straight-line basis over the life of the franchise agreement. During the year ended October 31, 2021, the Company did not receive any franchise fees.

Deferred Revenue

Unsatisfied performance obligations at the end of period relate to certain prepaid coupon for our medical relaxation services are recognized as deferred revenue when a customer purchases a coupon ticket, and the Company recognizes revenue when the service has been performed. As of October 31, 2022 and 2021, the Company recorded deferred revenue of $1,122,279 and $1,006,314, respectively.

Advertising

Advertising and marketing costs are expensed as incurred. During the year ended October 31, 2022 and 2021, advertising costs incurred by the Company totaled $507,755 and $401,167, respectively and are included in general and administrative expenses in the accompanying consolidated statements of operations.

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities - current, and operating lease liabilities - noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our balance sheet and are expensed on a straight-line basis over the lease term in our statement of operations.

Income Taxes

The Company adopted FASB ASC 740, Income Taxes, at its inception. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

F-10

Foreign Currency Translation and Re-measurement

The Company translates its foreign operations to U.S. dollars in accordance with ASC 830, “Foreign Currency Matters”.

The Company’s functional currency is Japanese Yen (“JPY”) and reporting currency is the U.S. dollar, and our subsidiaries’ functional currency is JPY.

The Company translates the foreign subsidiaries’ records into U.S. dollar as follows:

●	Assets and liabilities at the rate of exchange in effect at the balance sheet date

●	Equities at historical rate

●	Revenue and expense items at the average rate of exchange prevailing during the period

Basic and Diluted Net Loss Per Ordinary Share

Basic earnings per share (“EPS”) is computed based on the weighted average number of ordinary shares outstanding during the period. Diluted EPS is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential ordinary shares outstanding during the period using the treasury stock method and as if converted method. Dilutive potential ordinary shares include outstanding stock options, warrant and convertible notes.

As of October 31, 2022, there are no ordinary share equivalents.

Business Combinations

In accordance with ASC 805-10, “Business Combinations”, the Company accounts for all business combinations using the acquisition method of accounting. Under this method, assets and liabilities, including any remaining non-controlling interests, are recognized at fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, and non-controlling interests is recognized as goodwill. Certain adjustments to the assessed fair values of the assets, liabilities, or non-controlling interests made subsequent to the acquisition date, but within the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in income. Any cost or equity method interest that the Company holds in the acquired company prior to the acquisition is re-measured to fair value at acquisition with a resulting gain or loss recognized in income for the difference between fair value and the existing book value. Results of operations of the acquired entity are included in the Company’s results from the date of the acquisition onward and include amortization expense arising from acquired tangible and intangible assets.

Segments

Operating segments are defined as components of an enterprise engaging in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates and manages its business as one operating segment and all of the Company’s revenues and operations are currently in Japan.

For the year ended October 31, 2022 and 2021, the Company’s consolidated revenues by services are as follows:

	% of total revenue
	2022	2021
Medical Salons	75%	90%
Relaxation Salons	23%	8%
Other	2%	2%
Total	100%	100%

F-11

COVID-19

In March 2020, the World Health Organization (“WHO”) declared the novel coronavirus COVID-19 (“COVID-19”) a global pandemic. The pandemic adversely affected workforces, economies, and financial markets globally in 2020 and, until contained, is still expected to disrupt general business operations. The COVID-19 pandemic and the measures taken by many governments around the world in response could in the future meaningfully impact our business, results of operations and financial condition. The Company is currently unable to predict the duration of that impact but continues to monitor its accounting estimates of the carrying value of certain assets and liabilities relating to its leases and will continue to do so as additional information is obtained or new events occur. Actual results could differ from our estimates and judgments, and any such differences may be material to our financial statements.

Recently Issued Accounting Pronouncements

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments Credit Losses —Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected, which includes the Company’s accounts receivable. This ASU is effective for the Company for reporting periods beginning after December 15, 2022. The Company is currently assessing the potential impact that the adoption of this ASU will have on its consolidated financial statements.

NOTE 2 - ACCOUNTS RECEIVABLE

The following table summarizes the components of the Company’s accounts receivable as of the dates presented:

	October 31,	October 31,
	2022	2021
Accounts Receivable - Insurance	$441,071	$594,475
Accounts Receivable - Credit Card	310,179	374,711
Accounts Receivable - Electronic Money	60,011	74,184
	811,261	1,043,370
Allowance for doubtful account	(18,617)	(24,288)
	$792,644	$1,019,082

During the year ended October 31, 2022 and 2021, the Company recorded bad debt of $0 and $20,669, respectively, under general and administrative expense.

The Company has entered into service agreements for government insurance claims and collection with a third party whereby the third party prepares government insurance claims, collects the insurance, and rebills to customers uncovered amounts on behalf of the Company.

NOTE 3 - LOAN RECEIVABLE

The following table summarizes the components of the Company’s loans receivable as of the dates presented:

	October 31,	October 31,
	2022	2021	Interest rate	Term
Loan receivable (original amount 200 million Yen)(1)	$67,300	$87,800	15%	Due on demand
Loan receivable (original amount 30 million Yen) (2)	201,900	-	2%	Due on February 28, 2023
Employees loans	4,511	20,080	-	Due on demand
	273,711	107,880
Allowance for doubtful account	(67,300)	(87,800)
	$206,411	$20,080

(1)	During the year ended October 31, 2020, the Company loaned 200 million Yen ($1,860,000) to a third party. During the year ended October 31, 2021, the Company collected $1,683,500. The Company recorded allowance for doubtful account of $67,300 as of October 31, 2022 (see Note 4).
(2)	In August, 2022, the Company loaned $237,300 to a vendor. The Company fully collected this loan receivable in April 2023.

F-12

NOTE 4 – DEPOSIT

The deposit is refundable and held in trust by the court. The Company originally loaned 200 million Yen in 2020, which became uncollectable in 2021 (see Note 3). The Company is owed the loan receivable, accrued interest and penalties of approximately $153,318, which the loan holder (the “Loan Holder”) intended to repay from sale of property held. The Company has learned that the property was repossessed by another lender (“Lender”) having lent funds to the Loan Holder. The Loan Holder, with assistance of the Company, has applied to the court for a provisional injunction prohibiting the disposal of this property. The Company paid a deposit of approximately 47 million Yen ($316,898), on behalf of the Loan Holder, which is the amount owed to the Lender. The deposit represents the amount owed to the Lender.

The intention of the lawsuit is to have the property returned to the Loan Holder and these funds on deposit to be used to settle the amount owing to the Lender. The Company’s intention is to secure the return of the property and use it as collateral to repay the deposit and outstanding loan. As the property’s value far exceeds the amounts that would be owing, it is expected that the Company will be able to collect all of the loan, interest and deposit for the provisional disposition.

NOTE 6 – OTHER CURRENT ASSETS

The following table summarizes the components of the Company’s other current assets as of the dates presented:

	October 31,	October 31,
	2022	2021
Income tax refund	$90,095	$-
Deferred consumption taxes, etc.	20,194	53,898
Receivable from sales of assets	200,272	-
Other	1,061	184
Total	$311,622	$54,082

NOTE 6 - PROPERTY AND EQUIPMENT

The following table summarizes the components of the Company’s property and equipment as of the dates presented:

	October 31,	October 31,
	2022	2021
Building	$340,566	$347,196
Leasehold improvement	1,059,963	1,135,024
Facilities - asset retirement obligation	333,406	345,350
Vehicles	104,603	136,465
Tools, Furniture, and Fixtures	711,166	492,004
Software	740,153	851,193
Land	634,866	-
Construction in progress	22,882	-
	3,947,605	3,307,232
Accumulated depreciation	(1,249,592)	(1,187,299)
Property and equipment, net of accumulated depreciation	$2,698,013	$2,119,933

F-13

Depreciation and amortization expense for the years ended October 31, 2022 and 2021 was $421,429 and $291,207, respectively.

During the years ended October 31, 2022 and 2021, the Company purchased property and equipment of $1,778,867 and $756,903, sold property and equipment of $59,163 and $488,724, and recorded loss on sales of property and equipment of $0 and $18,860.

During the years ended October 31, 2022 and 2021, the Company recorded store closure loss of $12,656 and $89,936, respectively.

Asset Retirement Obligations

An asset retirement obligation is recognized in the period in which sufficient information exists to determine the fair value of the liability along with a corresponding increase to the carrying amount of the related property, plant and equipment, which is then depreciated over its useful life. As of October 31, 2022 and 2021, our asset retirement obligations relate to our stores in Japan, that have government imposed or other legal remediation obligations. The following is a summary of our asset retirement obligation activity.

	October 31,	October 31,
	2022	2021
Asset Retirement Obligation at Beginning	$442,387	$419,683
Obligations Incurred	2,184	2,232
Acquisition	80,734	57,762
Foreign Exchange & Other Adjustments	(115,661)	(37,290)
Asset retirement obligation at end of period	$409,644	$442,387

NOTE 7 - BUSINESS COMBINATION

On August 1, 2021 (the “Acquisition Date”), the Company completed the acquisition of 100% of the stock of Fubic, Inc., which was renamed as Move Begins Co., Ltd. The acquisition added nine salons under the “Begins” brand to the relaxation salon.

The following table summarizes the fair value of the consideration paid by the Company and the fair value amounts assigned to the assets acquired on the Acquisition Date:

Fair Value of Consideration:
Cash for business	$1,128,627
Cash for security deposit	340,340
Total purchase price	$1,468,967

We recognized the assets for this acquisition based on our estimates of their acquisition date fair values. Based on the allocation of the fair value of the acquisition price, goodwill represents the excess of the acquisition price fair value over the fair values of the tangible and identifiable intangible assets acquired, which is essentially the forward earnings potential of the acquired entities. Goodwill will not be amortized but will be tested at least annually for impairment.

F-14

The following table summarizes the identifiable assets acquired assumed upon acquisition of subsidiary and the calculation of goodwill on acquisition date:

Total purchase price	$1,468,967
Buildings	250,759
Tools, Furniture, and Fixtures	2,950
Leasehold improvements	72,943
Security deposit	340,340
Total identifiable assets	666,992

Consumption tax	102,602
Goodwill	$699,373

During the years ended October 31, 2022 and 2021, the Company has paid $249,344 and $1,250,800 toward this acquisition and recorded an amount owing of $34,752 and $228,664 as other liabilities as of October 31, 2022 and 2021, respectively.

From the date of acquisition until October 31, 2021, the acquired business contributed revenues of approximately $935,000 and income from operations of $41,000, which are included in our consolidated statement of operations for the year ended October 31, 2021. The seller has not maintained historical U.S. GAAP financial data and it is impracticable to prepare them, therefore, we could not provide supplemental pro forma information of the combined entities.

NOTE 8 – LONG-TERM OTHER ASSETS

The following table summarizes the components of the Company’s other assets as of the dates presented:

	October 31,	October 31,
	2022	2021
Security deposit - leases	$591,583	$661,942
Golf and resort memberships	92,538	120,724
Long-Term Prepaid Expenses	33,214	40,732
Deposit for deferred revenue (1)	336,500	-
Other	40,418	57,659
	$1,094,253	$881,057

(1)	The Deposit is a legal requirement by the government to require funds held in trust, with the Tokyo Legal Affairs Bureau, for security against coupons issued.

NOTE 9 - ACCRUED LIABILITIES

The following table summarizes the components of the Company’s accrued liabilities as of the dates presented:

	October 31,	October 31,
	2022	2021
Accrued payroll and bonus	330,945	704,181
Payroll taxes	51,359	46,031
Accrued interest	2,970	3,875
	$385,274	$754,087

NOTE 10 - LEASES

We have a noncancelable operating lease for various store facilities in Japan, and office and medical equipment, which were classified as operating leases. Additionally, the Company leases its corporate office in Tokyo, Japan. The store facilities have renewal options and the Company intends to exercise renewal options and estimate the reasonable lease term to calculate right-of-use assets and lease liabilities.

F-15

The following is a summary of the activity in the Company’s current and long-term operating lease liabilities for the year ended October 31, 2022 and 2021:

	October 31,	October 31,
	2022	2021
Lease cost
Operating lease cost	$1,676,961	$1,544,734

Other information
Cash paid for operating cash flows from operating leases	$1,676,961	$1,544,734
Right-of-use assets obtained in exchange for new operating lease liability	$3,017,653	$3,588,696

Weighted-average remaining lease term — operating leases (year)	11.67	10.67
Weighted-average discount rate — operating leases	1.32%	1.37%

As of October 31, 2022 and 2021, the Company recorded security deposit of $591,583 and $661,942, respectively. We entered into our operating lease in January 2019.

At October 31, 2022 and 2021, right of use assets consisted of the following:

	October 31,	October 31,
	2022	2021
Store lease	$12,338,050	$14,885,417
Equipment lease	865,174	1,187,875
	$13,203,224	$16,073,292

Future minimum lease payments under operating leases that have initial noncancelable lease terms in excess of one year at October 31, 2022 were as follows:

Total
Year Ended December 31,
2023	$1,535,945
2024	1,492,652
2025	1,323,702
2026	1,263,517
2027	1,209,430
Thereafter	7,639,678
14,464,924
Less: Imputed interest	(1,261,700)
Operating lease liabilities	13,203,224

Operating lease liability - current	1,357,405
Operating lease liability - non-current	$11,845,819

F-16

NOTE 11 - BANK LOANS

The following table summarizes the components of the Company’s unsecured bank loans as of the dates presented:

	October 31,	October 31,
	2022	2021	Interest rate	Term
Issued in FY 2016	$4,031	$25,822	1.40 - 1.48%	5 - 7 years
Issued in FY 2017	148,471	259,423	1.45 - 1.8%	5 - 10 years
Issued in FY 2018	10,970	52,434	1.48%	5 years
Issued in FY 2019	565,280	1,166,651	1.27 - 1.40%	5 years
Issued in FY 2020	1,383,062	2,816,282	1.08 - 1.75%	5 - 10 years
Issued in FY 2021	1,299,745	1,551,074	0.71 - 1.4%	5 - 10 years
Issued in FY 2022	1,495,635	-	1.10 - 1.40%	5 - 18 years
	4,907,194	5,871,686
Current portion	1,322,505	1,344,587
Non-current	$3,584,687	$4,527,099

During the years ended October 31, 2022 and 2021, the Company borrowed $1,898,400 and $1,665,000 and repaid $1,420,676 and $1,631,302, respectively.

During the years ended October 31, 2022 and 2021, the Company recorded interest expense of $63,344 and $59,284, respectively.

The following table outlines maturities of our long-term loans, including the current portion, as of October 31, 2022:

2023	$1,322,506
2024	1,064,538
2025	765,484
2026	582,374
2027	383,623
Thereafter	788,669
$4,907,194

NOTE 12 - INCOME TAX

Cayman Islands

The Company is a holding company in the Cayman Islands and has reconciled to the Japan statutory tax rate of 29.6% to reflect the location of the Company’s operating activities and rather than reconciling to Cayman Islands’ statutory tax rate of 0%.

Japan

The Company operates in Japan and is subject to tax in this jurisdiction. During the year ended October 31, 2021, all taxable income (loss) of the Company is generated in Japan. As a result of its business activities, the Company files tax returns that are subject to examination by the local tax authority. Income taxes in Japan applicable to the Company are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in an effective statutory rate of approximately 29.6% for the year ended October 31, 2022 and 2021.

F-17

The following table sets forth the Company’s income tax and a reconciliation of the effective income taxes for the year ended October 31, 2022 and 2021:

	Years ended
	October 31,
	2022	2021
Income tax expense (credit) at statutory rate	$114,560	$107,642
Effect of
Deferred revenue	(262,930)	95,591
Deprecation	(15,985)	(12,072)
Amortization	(35,953)	-
Offering cost	(252,735)	-
Entertainment expense	7,755	27,406
Other reconciling items	85,143	3,850
Valuation allowance	531,650	-
Income tax expense	$171,505	$222,417

The realization of deferred tax assets is dependent upon the generation of sufficient taxable income of the appropriate character in future periods. The Company regularly assesses the ability to realize its deferred tax assets and establish a valuation allowance if it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The Company weighs all available positive and negative evidence, including its earnings history and results of recent operations, projected future taxable income, and tax planning strategies.

The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as the Company’s projections for growth. The adjustments of a valuation allowance against deferred tax assets may cause greater volatility in the effective tax rate in the periods in which the valuation allowance is adjusted.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of October 31, 2022, the management considered the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest or penalties tax for the year ended October 31, 2022. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from October 31, 2022.

NOTE 13 - RELATED PARTY TRANSACTIONS

As of October 31, 2022 and 2021, the Company had advance to our CEO of $46,820 and $1,920,347. The Company had also advanced to CAO of $3,517 as of October 31, 2022. These are unsecured, non-interest bearing and due on demand. In September 2022, the Company collected all amounts owing from our CEO at October 31, 2021. As of the filing date, the Company has fully collected outstanding balance at October 31, 2022.

NOTE 14 - SUBSEQUENT EVENTS

Except as provided below, management evaluated all additional events subsequent to the balance sheet date through April 28, 2023, the date the financial statements were available to be issued, and determined that there are no material subsequent events that require disclosure.

On April 28, 2023, the Company repurchased 100,000 ordinary shares held by Yoshio Ukaji, Chief Executive Officer of the Company.

F-18

____________ Ordinary Shares

ZEROSPO

PROSPECTUS

Underwriter

BOUSTEAD SECURITIES, LLC

              , 2023

Through and including              , 2023 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices; PROVIDED THAT such indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Under the form of indemnification agreement filed as an exhibit to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification by the underwriter of us and our officers and directors for certain liabilities.

We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent sales of unregistered securities.

The following sets forth information regarding all unregistered sales of our securities since our inception on June 1, 2022.

All of these sales were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering, or were exempt from registration pursuant to Regulation S. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions and there were no investors who are citizens or residents of the United States. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable. In all cases, there was no public solicitation. The issuances of the securities described below were effected without the involvement of underwriters.

Upon our incorporation on June 1, 2022, 1 ordinary share, US $0.001 par value, was allotted and issued to Charlotte Cloete, which was transferred to Yoshio Ukaji, Chief Executive Officer of the Company on the same day. On the same day, 99,999 ordinary shares, par value $0.001 per share, were issued to Yoshio Ukaji, Chief Executive Officer of the Company, at par.

On August 1, 2022, we entered into a share exchange agreement with Move Action and the shareholders of Move Action, and Yoshio Ukaji as the representative of such shareholders, pursuant to which on August 1, 2022, we acquired Move Action from the shareholders of Move Action in exchange for 10,000,000 ordinary shares, and Move Action became our wholly owned subsidiary.

On April 28, 2023, the Company repurchased 100,000 ordinary shares held by Yoshio Ukaji, Chief Executive Officer of the Company, for $0.001 per share for a total repurchase price of $100.

We have not issued any other securities since the inception of the Company on June 1, 2022.

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Item 8. Exhibits and Financial Statement Schedules

(a)	The following documents are filed as part of this registration statement:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

3.1*	Amended and Restated Memorandum of Association and Articles of Association of the ZEROSPO

4.1*	Form of the Representative’s Warrant

5.1*	Opinion of Conyers Dill & Pearman regarding the validity of ordinary shares being registered

5.2*	Opinion of Anthony L.G., PLLC regarding the validity of Representative’s Warrants being registered.

8.1*	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters

10.1*	Share Exchange Agreement, dated as of August 1, 2022, by and among the ZEROSPO, Move Action Co., Ltd. and shareholders of Move Action Co., Ltd.

10.2†*	2023 Share Incentive Plan

10.3†*	Form of Employment Agreement between ZEROSPO and Yoshio Ukaji

10.4†*	Form of Employment Agreement between ZEROSPO and Tadao Ukaji

10.5†*	Form of Employment Agreement between ZEROSPO and Teppei Ishii.

10.6†*	Form of Employment Agreement between ZEROSPO and Daisaku Kadomae.

10.7†*	Form of Independent Director’s Agreement

10.8*	Form of Indemnification Agreement

10.9*	Audit Committee Charter

10.10*	English Translation of Franchise Agreement with Matoi Corporation.

10.11*	Headquarters Lease Agreement.

14*	Code of Ethics of ZEROSPO.

21.1*	List of Subsidiaries of the ZEROSPO.

23.1*	Consent of BF Borgers CPA P.C.

23.2*	Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.1)

23.3*	Consent of Anthony L.G., PLLC (contained in Exhibit 5.2)

24.1*	Power of Attorney (included on the signature page of this registration statement)

99.1*	Consent of Independent Director Nominee Tadachiyo Osada

107*	Filing Fee Table

*	Filed herewith.
†	Includes management contracts and compensation plans and arrangements

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(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned registrant (which we refer to as the “Registrant”) hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser:

(i) if the issuer is relying on Rule 430B:

(A) each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)	The Registrant hereby undertakes:

(1)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tokyo, Japan on this 28th day of April, 2023.

ZEROSPO

By:	/s/ Yoshio Ukaji
Yoshio Ukaji
Chief Executive Officer and Director

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POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yoshio Ukaji as his true and lawful attorney-in-fact and agent, with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Yoshio Ukaji	Chairman, Chief Executive Officer and Director	April 28, 2023
Yoshio Ukaji	(Principal Executive Officer)

/s/ Daisaku Kadomae	Chief Financial Officer	April 28, 2023
Daisaku Kadomae	(Principal Financial and Accounting Officer)

/s/ Tadao Ukaji	Chief Administrative Officer and Director	April 28, 2023
Tadao Ukaji

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of ZEROSPO, has signed this registration statement on April 28, 2023.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

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